As filed with the Securities and Exchange Commission on December 27, 2004 Registration No. 333-119106

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EYI INDUSTRIES INC.
(Name of registrant as specified in its charter)

Nevada	2833	88-0407078
(State or Other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

Jay Sargeant
3960 Howard Hughes Parkway	3960 Howard Hughes Parkway
Suite 500	Suite 500
Las Vegas, Nevada 89109	Las Vegas, Nevada 89109
(604) 502-5131	(604) 502-5131
(Address and telephone number	(Name, address, and telephone
of principal executive offices)	number of agent for service)
Copies to:
Clayton E. Parker, Esq.	Ronald S. Haligman, Esq.
Kirkpatrick & Lockhart LLP	Kirkpatrick & Lockhart LLP
201 South Biscayne Boulevard	201 South Biscayne Boulevard
Suite 2000	Suite 2000
Miami, Florida 33131	Miami, Florida 33131
Telephone:(305) 539-3300	Telephone:(305) 539-3300
Telecopier: (305) 358-7095	Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. ☐

If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 27, 2004

EYI INDUSTRIES INC.
83,646,847 SHARES OF COMMON STOCK

                    This Prospectus relates to the sale of up to 83,646,847 shares of EYI Industries’ common stock by certain persons, who are, or will become, stockholders of EYI Industries.

                    Please refer to “Selling Stockholders” beginning on page 18.

                    EYI Industries is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by us.

                    The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On December 6, 2004, the last reported sales price of our common stock was $0.11 per share.

                    Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners will pay EYI Industries 98% of the market price of our common stock. In addition, Cornell Capital Partners is entitled to retain 5% of the proceeds raised by us under the Standby Equity Distribution Agreement. Further, pursuant to an agreement between EYI Industries and Source Capital Group, Inc., EYI Industries is obligated to pay Source Capital Group from any proceeds we receive from sources introduced to us by Source Capital Group, a cash amount equal to 4.5% of such proceeds and warrants to purchase shares of our common stock equal to 6% of such proceeds. Source Capital Group introduced us to Cornell Capital Partners.

                    Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

                    Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “EYII.”

                    These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 5.

                    With the exception of Cornell Capital Partners, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

                    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 27, 2004

                    Our audited financial statements for the fiscal year December 31, 2003 are contained in our Annual Report on Amendment No. 1 to Form 10-KSB/A.

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PROSPECTUS SUMMARY

                    The following Prospectus Summary contains the most material information on EYI Industries Inc. You should read the entire Prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

OUR COMPANY

                    We are in the business of selling, marketing, and distributing a product line consisting of approximately 35 nutritional products in two categories, dietary supplements and personal care products. Currently, our product line consists of: (i) 24 dietary supplement products; and (ii) 11 personal care products consisting primarily of cosmetic and skin care products. Our products are primarily manufactured by Nutri-Diem, Inc. a related party, and sold by us under a license and distribution agreement with Nutri-Diem, Inc. Certain of our own products are manufactured for us by third party manufacturers pursuant to formulations developed for us. Our products are sold in all 50 states, the District of Columbia and Canada. Our products are marketed through a network marketing program in which independent business associates purchase products for resale to retail customers as well as for their own personal use. We have a list of over 400,000 independent business associates, of which approximately 11,000 we consider “active”. An “active” independent business associate is one who purchased our products within the preceding 12 months.

                    Our independent auditors have added an explanatory paragraph to their audit issued in connection with the financial statements for the period ended December 31, 2003, relative to our ability to continue as a going concern. We have negative working capital of approximately $562,000 and an accumulated deficit incurred through September 30, 2004, which raises substantial doubt about our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                    We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $5,521,026 as of September 30, 2004. For the nine months ended September 30, 2004 and 2003, we incurred a net loss 2,898,616 and $1,367,781, respectively. For the six months ended December 31, 2003 and for the year ended June 30, 2003, we incurred a net loss of $969,987 and $1,644,456, respectively. Consequently, we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for us to secure both debt and equity financing while pursuing acquisitions and/or joint ventures with companies in the nutritional supplement industry.

                    The independent business associates in our network are encouraged to recruit interested people to become new distributors of our products. New independent business associates are placed beneath the recruiting independent business associates in the “network” and are referred to as being in that independent business associates’ “down-line” organization. Our marketing plan is designed to provide incentives for independent business associates to build, maintain and motivate an organization of recruited distributors in their down-line organization to maximize their earning potential. Independent business associates generate income by purchasing our products at wholesale prices and reselling them at retail prices. Independent business associates also earn commissions on product purchases generated by their down-line organization.

                    We believe that our network marketing system is suited to marketing dietary supplement and personal care products, because sales of such products are strengthened by ongoing personal contact between independent business associates and their customers. Our network marketing system appeals to a broad cross-section of people, particularly those looking to supplement family income or who are seeking part-time work. Independent business associates are given the opportunity, through our sponsored events and training sessions, to network with other distributors, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition, in order to motivate independent business associates.

ABOUT US

                    Our principal place of business is located at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89109, and our telephone number at that address is (604) 502-5131.

THE OFFERING

                    This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

  Cornell Capital Partners, which intends to sell up to an aggregate amount of 81,001,701 shares of common stock, which includes 71,382,289 pursuant to a Standby Equity Distribution Agreement, 1,266,589 shares of common stock issued as a commitment fee pursuant to the Standby Equity Distribution Agreement and 8,269,295 shares underlying convertible debentures.

  Newbridge Securities Corporation, an unaffiliated broker-dealer retained by EYI Industries in connection with the Standby Equity Distribution Agreement, which intends to sell up to 33,411 shares of common stock issued as a placement agent fee.

  Other selling stockholders, who intend to sell up to 83,528 shares of common stock underlying convertible debentures.

  Other selling stockholders, who intend to sell up to 2,611,735 shares of common stock previously issued.

                    Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of our common stock for a total purchase price of $10 million. Cornell Capital Partners will purchase the shares of common stock for 98% of the lowest volume weighted average price of our common stock during the 5 trading days immediately following notice of our intent to make a draw down under the Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. In addition, pursuant to a verbal amendment to an agreement dated May 25, 2004 between EYI Industries and Source Capital Group, Inc., we are obligated to pay to Source Capital Group from any proceeds we receive from sources introduced to us by Source Capital Group, a cash amount equal to 4.5% of such proceeds received by us and warrants to purchase shares of our common stock equal to 6% of such proceeds received by us. Source Capital Group introduced us to Cornell Capital Partners.

                    Based on our recent stock price of $0.11, we would have to issue to Cornell Capital Partners 92,764,379 shares of our common stock in order to draw down the entire $10 million available to us under the Standby Equity Distribution Agreement. We are only registering 71,382,289 shares of common stock under the Standby Equity Distribution Agreement in the accompanying registering statement. As of December 14, 2004, we had 162,553,041 shares of common stock issued and outstanding.

Common Stock Offered	83,646,847

Offering Price	Market price

Common Stock Outstanding	162,553,041 shares
Before The Offering(1)

Common Stock Outstanding	242,288,153
After The Offering(2)

Use Of Proceeds
We will not receive any of the proceeds from the sale of stock by the selling stockholder. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used to finance acquisitions and general working capital purposes. See “Use of Proceeds.”

Risk Factors
The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” and “Dilution.”

Dividend Policy	We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to find future growth.

Over-The-Counter	EYII
Bulletin Board Symbol
_______________________
(1)	Based on shares outstanding as of December 14, 2004.

(2)
Assumes that all 71,382,289 shares, which are offered under this Prospectus in connection with our Standby Equity Distribution Agreement, are issued as well as the 8,352,823 shares which are offered under this Prospectus in connection with the conversion of convertible debentures, are issued.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                    The following is a summary of our Financial Statements, which are included elsewhere in this Prospectus. You should read the following data together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Prospectus as well as with our Financial Statements and the notes therewith.

	For the Nine	For the Nine		For the Six		For the Six
	Months	Months		Months		Months
	Ended	Ended		Ended		Ended
	September 30,	September 30,		December 31,		December 31,
	2004	2003		2003		2002
STATEMENT OF OPERATION DATA:	(Unaudited)	(Unaudited)		(Audited)		(Unaudited)

Revenue	$4,873,988	$9,232,642		$4,313,579		$7,472,349

Cost Of Goods Sold	2,976,005	6,455,563		2,845,800		5,676,878

Gross Profit	1,897,983	2,777,079		1,467,779		1,795,471

Operating Expenses
Consulting fees	823,989	601,232		394,200		385,500
Legal and professional	277,286	202,293		145,001		--
Customer service	303,720	864,845		488,944		663,727
Finance and administration	1,591,332	646,809		324,853		769,926
Sales and marketing	144,599	161,970		92,834		481,167
Telecommunications	378,701	420,046		231,318		--
Wages and benefits	885,110	801,820		547,076		--
Warehouse expense	417,572	429,596		221,882		381,816
Total Operating Expenses	4,822,309	4,128,612		2,446,108		2,682,136

Operating Loss	(2,924,326)	(1,351,532)		(978,329)		(886,665)

Other Income (Expenses)	(33,445)	(16,249)		(7,928)		(3,803)

Net Loss Before Taxes	(2,957,771)	(1,367,781)		(986,257)		(890,468)

Provision For Taxes	--	--		--		--

Net Loss Before Allocation To Minority Interest	(2,957,771)	(1,367,781)		(986,257)		(890,468)

Allocation Of Loss To Minority Interest	59,155	--		16,270		17,809

Net Loss	$(2,898,616)	$(1,367,781)		$(969,987)		$(872,659)

Basic And Diluted Net Loss Per Common Share	$(0.02)	$(0.01)	$	nil	$	nil

Weighted Average Number Of Common Stock
Shares Outstanding	159,022,567	118,045,603		128,090,625		118,045,603

		December 31,
	September 30,	2003	June 30,
	2004	(Audited)	2003
BALANCE SHEET DATA:	(Unaudited)	(Restated)	(Audited)

Current Assets
Cash	$43,711	$52,075	$16,184
Restricted cash	210,946	223,682	223,682
Accounts receivable	48,497	52,323	26,596
Related party receivables	4,996	5,465	6,162
Prepaid expenses	974,290	28,600	36,484
Inventory	205,274	254,367	302,604
Total Current Assets	1,487,714	616,512	611,712

Property, Plant and Equipment, Net	79,039	143,439	160,611
Deferred Offering Costs	341,250	--	--
Deposit	--	--	10,407
Intangible Assets	17,101	19,801	19,801

Total Assets	$1,925,104	$779,752	$802,531

Current Liabilities
Bank indebtedness	$13,361	$259,977	$274,880
Accounts payable and accrued liabilities	1,000,819	836,751	554,830
Accounts payable – related parties	612,193	779,367	545,075
Convertible debt-related party, net of discount	415,000	--	--
Customer deposits	8,250	6,250	46,292
Total Current Liabilities	2,049,623	1,882,345	1,421,077

Commitments And Contingencies	--	--	--

Minority Interest in Subsidiary	376,419	468,877	485,148

Stockholders’ Equity (Deficit)
Common stock	162,103	148,181	118,046
Discount on common stock	(53,598)	(53,598)	(53,598)
Additional paid-in capital	2,784,814	827,972	484,281
Stock warrants	2,141,768	128,385	--
Subscription Receivable	(15,000)	--	--
Accumulated deficit	(5,521,026)	(2,622,410)	(1,652,423)
Total Stockholders’ Equity (Deficit)	(500,938)	(1,571,470)	(1,103,694)

Total Liabilities And Stockholders’ Equity
(Deficit)	$1,925,104	$779,752	$802,531

RISK FACTORS

                    WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

We Have Historically Lost Money And Losses May Continue In The Future

                    We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $5,521,026 as of September 30, 2004. For the nine months ended September 30, 2004 and 2003, we incurred a net loss of $2,898,616 and $1,367,781, respectively. For the six months ended December 31, 2003 and for the year ended June 30, 2003, we incurred a net loss of $969,987 and $1,644,456, respectively. Consequently, we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for us to secure both debt and equity financing while pursuing acquisitions and/or joint ventures with companies in the nutritional supplement industry. Our ability to continue as a going concern will be dependent upon our ability to draw down on our Standby Equity Distribution Agreement that we have established with Cornell Capital Partners. If we incur any problems in drawing down our Standby Equity Distribution Agreement, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations, we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.

We Have Been Subject To A Going Concern Option From Our Independent Auditors

                    Our independent auditors have added an explanatory paragraph to their audit issued in connection with the financial statements for the period ended December 31, 2003, relative to our ability to continue as a going concern. We have negative working capital of approximately $562,000 and an accumulated deficit incurred through September 30, 2004, which raises substantial doubt about our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If We Are Unable To Raise Additional Capital To Finance Operations, We Will Need To Curtail Or Cease Our Business Operations

                    We have relied on significant external financing to fund our operations. As of September 30, 2004, we had $43,711 in cash and our total current assets were $1,487,174. Our current liabilities were $2,049,623 as of September 30, 2004. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure financing from external sources other than our Standby Equity Distribution Agreement with Cornell Capital Partners. As of December 6, 2004, we estimate that we will require $1,800,000 to fund our anticipated operating expenses for the next twelve months, which include, but are not limited to, payroll, sales and marketing and telecommunications expenses. In the event we do not obtain the necessary financing to fund our anticipated operating expenses, we will be forced to reduce our personnel and curtail our telecommunications and mailout expenses. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

                    Our common stock is traded on the Over-the-Counter Bulletin Board. Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock is thinly traded compared to larger, more widely known companies in the nutritional supplement industry. Thinly traded common stock can be more volatile than common stock traded in an active public market. The average daily trading volume of our common stock in October 2004 and November 2004 was 447,185 and 335,647 shares, respectively. We are registering 71,382,289 shares of our common stock in connection with our Standby Equity Distribution Agreement in the accompanying registration statement. The number of shares we are registering pursuant to this financing compared to our average daily volume will put significant downward pressure on our stock price if these shares are eventually sold in the market. The lower our stock price, the more shares we will have to issue in connection with advances we may request under our Standby Equity Distribution Agreement. The high and low bid price of our common stock for the last two years has $0.45 and $0.05, respectively. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

We Are Currently Dependent On Our Standby Equity Distribution Agreement With Cornell Capital Partners; We May Not Be Able To Access Sufficient Funds When Needed; The Price Of Our Common Stock Will Affect Our Ability To Draw Down On The Standby Equity Distribution Agreement

                    Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Standby Equity Distribution Agreement. Therefore, we are dependent on our Standby Equity Distribution Agreement with Cornell Capital Partners to fund our operations. The amount of each advance under the Standby Equity Distribution Agreement is subject to a maximum amount equal to $250,000. We may not request an advance under the Standby Equity Distribution Agreement less than six trading days after a prior advance request. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. In addition, pursuant to the Standby Equity Distribution Agreement, in order to receive advances we must have filed with the Securities and Exchange Commission in a timely manner, all reports, notices and other documents required of a “reporting company” under the Securities Exchange Act of 1934, as amended.

                    In addition, there is an inverse relationship between the price of our common stock and the number of shares of common stock which will be issued under the Standby Equity Distribution Agreement. Based on our recent stock price of $0.11, we would have to issue to Cornell Capital partners 92,764,379 shares of our common stock in order to draw down the entire $10 million available to us under the Standby Equity Distribution Agreement. We are registering 71,382,289 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement. Based on our recent stock price of $0.11 and that we are only registering 71,382,289 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration we could only draw down $7,695,011 under the Standby Equity Distribution Agreement. Our Articles of Incorporation currently authorize EYI Industries to issue 300,000,000 common shares and, as of December 14, 2004, we had [162,553,041 shares of common stock issued and outstanding. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 71,382,289 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs on the Standby Equity Distribution Agreement. As we draw down on our Standby Equity Distribution Agreement and more shares of our common stock are sold, our stock price could decrease significantly and make further advances impractical or impossible during time periods in which we may need financing. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources other than our Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

                    Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

  With a price of less than $5.00 per share;

  That are not traded on a “recognized” national exchange;

  Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

  In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

                    Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

The Issuance Of Preferred Stock May Entrench Management Or Discourage A Change Of Control

                    Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock that would have designations rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company or, alternatively, granting the holders of preferred stock such rights as to entrench management. Current members of our management that are large stockholders may have peculiar interests that are different form other stockholders. Therefore, conflicting interests of certain members of management and our stockholders may lead to stockholders desiring to replace these individuals. In the event this occurs and the holders of our common stock desired to remove current management, it is possible that our Board of Directors could issue preferred stock and grant the holders thereof such rights and preferences so as to discourage or frustrate attempts by the common stockholders to remove current management. In doing so, management would be able to severely limit the rights of common stockholders to elect the Board of Directors. In addition, by issuing preferred stock, management could prevent other shareholders from receiving a premium price for their shares as part of a tender offer.

Mr. Jay Sargeant, our President and Chief Executive Officer Controls Approximately 57% Of Our Common Stock On A Fully Diluted Basis And Such Concentration Of Ownership May Have The Effect Of Delaying Or Preventing A Change Of Control Of Our Company

                    Mr. Jay Sargeant, our President, Chief Executive Officer and a Director, beneficially owns approximately 57% of EYI Industries’ currently issued and outstanding common stock. As a result, Mr. Sargeant will have significant influence in matters requiring stockholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of EYI Industries’ assets, and the control of the board of directors and affairs of EYI Industries. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of EYI Industries, impeding a merger, consolidation, takeover or other business combination involving EYI Industries or discouraging a potential acquirer from attempting to obtain control of EYI Industries.

We May Not Be Able To Compete Effectively Against Our Competitors

                    Many of our competitors have significantly greater name recognition, financial resources and larger distribution channels. In addition, our industry is characterized by low barriers to entity, which means we may face more competitors in the future. If we are not able to compete effectively against our competitors, we will be forced to curtail or cease our business operations. Our main competitors are Usana Health Sciences, Reliv International and Mannatech Incorporated based on product offerings and sales pay structure. Our market share in the nutrition supplement industry is very small at this time.

We May Not Be Able To Identify And Successfully Consummate Any Future Acquisitions; Future Acquisitions May Disrupt Our Business And Deplete Our Financial Resources

                    We lack significant experience in identifying acquisition candidates in our industry and may not be able to identify future acquisition candidates. Further, even if we are able to identify potential acquisition candidates, we may have difficulty convincing such candidates to sell their businesses to us and consummating such acquisition transactions given our financial condition and operating history. Our failure to successfully consummate any acquisitions in the future may hinder our ability to grow our business, which could force us to curtail or cease our business operations.

Future Acquisitions May Disrupt Our Business And Deplete Our Financial Resources

                    Any future acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products and technologies. We believe that any future success of our company will depend, in part, on our ability to anticipate changes in consumer preferences and either acquire or develop new products that adequately address such changes. Therefore, we may need to consider acquisitions of businesses, products and/or technologies even though we lack experience in identifying and consummating acquisitions and face business disruption with such acquisitions. While we have no current agreements to do so, we anticipate buying businesses, products and/or technologies in the future in order to fully implement our business strategy. In the event of any future acquisitions, we may:

  issue stock that would dilute our current stockholders’ percentage ownership;

  incur debt;

  assume liabilities;

  incur amortization expenses related to goodwill and other intangible assets; or

  incur large and immediate write-offs.

                    The use of debt or leverage to finance our future acquisitions should allow us to make acquisitions with an amount of cash in excess of what may be currently available to us. If we use debt to leverage up our assets, we may not be able to meet our debt obligations if our internal projections are incorrect or if there is a market downturn. This may result in a default and the loss in foreclosure proceedings of the acquired business or the possible bankruptcy of our business.

                    Our operation of any acquired business will also involve numerous risks, including:

  integration of the operations of the acquired business and its technologies or products;

  unanticipated costs;

  diversion of management’s attention from our core business;

  adverse effects on existing business relationships with suppliers and customers;

  risks associated with entering markets in which we have limited prior experience; and

  potential loss of key employees, particularly those of the purchased organizations.

Investors Should Not Rely On An Investment In Our Stock For The Payment Of Cash Dividends

                    We have not paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the future. Investors should not make an investment in our common stock if they require dividend income. Any return on an investment in our common stock will be as a result of any appreciation, if any, in our stock price.

There Are No Conclusive Studies Regarding The Medical Benefits Of Nutritional Products

                    Many of the ingredients in our current products, and we anticipate in our future products, will be vitamins, minerals, herbs and other substances for which there is not a long history of human consumption. Although we believe all of our products to be safe when taken as directed by us, there is little experience with human consumption of certain of these product ingredients in concentrated form. In addition, we are highly dependent upon consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies, we could be adversely affected in the event any of our products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers’ failure to consume our products as we suggest or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition.

Potential Effect Of Adverse Publicity

                    In the future, scientific research and/or publicity may not be favorable to the nutritional product market or any particular product, or may be inconsistent with any earlier favorable research or publicity. Future reports of research that are unfavorable to nutritional products could force us to curtail or cease our business operations. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse effect on our operations. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Any such occurrence could have a negative effect on our operations and force us to curtail or cease our business operations.

Any Future Acquisitions Will Have To Develop New Products In Order To Keep Pace With Changing Consumer Demands

                    The dietary supplement industry is highly competitive and characterized by changing consumer preferences and continuous introduction of new products. Our goal is to expand our portfolio of dietary supplement products through acquisition of existing companies and/or products serving niche segments of the industry. New products must be introduced in a timely and regular basis to maintain distributor and consumer interest and appeal to varying consumer preferences.

                    We believe that any future success of our company will depend, in part, on our ability to anticipate changes in consumer preferences and acquire, manage, develop and introduce, in a timely manner, new products that adequately address such changes. If we are unable to develop and introduce new products or if our new products are not successful, our sales may be adversely affected as customers seek competitive products. In the past, we have engaged in very limited research and development with respect to the development of new products, as indicated by our lack of research and development expenses. Our lack of experience in developing and introducing new products combined with our limited financial resources may prevent us from successfully developing and introducing any new products in the future. Any reduction in purchases or consumption of our existing products could force us to curtail or cease our business operations.

We Are Dependent On Our IBAs For Our Product Marketing Efforts

                    Our success and growth depend upon our ability to attract, retain and motivate our network of IBAs who market our products. IBAs are independent contractors who purchase products directly from us for resale and their own use. IBAs typically offer and sell our products on a part-time basis and may engage in other business activities, possibly including the sale of products offered by our competitors. Typically, we have non-exclusive arrangements with our IBAs which may be canceled on short notice and contain no minimum purchase requirements. While we encourage IBAs to focus on the purchase and sale of our products, they may give higher priority to other products, reducing their efforts devoted to marketing our products. Also, our ability to attract and retain IBAs could be negatively affected by adverse publicity relating to us, our products or our operations. In addition, as a result of our network marketing program, the down-line organizations headed by a relatively small number of key IBAs are responsible for a significant percentage of total sales.

                    The loss of a significant number of IBAs, including any key IBA, for any reason, could adversely affect our sales and operating results, and could impair our ability to attract new IBAs. The loss of any IBAs could potentially reduce our sales and force us to curtail or cease our business operations. There is no assurance that our network marketing program will continue to be successful or that we will be able to retain or expand our current network of IBAs.

Government Regulation By The Food And Drug Administration And Other Federal And State Entities Of Our Products Can Impact Our Ability To Market Products

                    The manufacturing, processing, formulation, packaging, labeling and advertising of nutritional products are subject to regulation by one or more federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities, as well as of foreign countries, in which our products may be sold. We may incur significant costs in complying with these regulations. In the event we cannot comply with government regulations affecting our business and products, we may be forced to curtail or cease our business operations.

                    We market products that fall under two types of Food and Drug Administration regulations: dietary supplements and personal care products. In general, a dietary supplement:

  is a product (other than tobacco) that is intended to supplement the diet that bears or contains one or more of the following dietary ingredients: a vitamin, a mineral, a herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients.

  is intended for ingestion in pill, capsule, tablet, or liquid form.

  is not represented for use as a conventional food or as the sole item of a meal or diet.

  is labeled as a “dietary supplement.”

                    Personal care products are intended to be applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance without affecting the body’s structure or functions. Included in this definition are products such as skin creams, lotions, perfumes, lipsticks, fingernail polishes, eye and facial make-up preparations, shampoos, permanent waves, hair colors, toothpastes, deodorants, and any material intended for use as a component of a cosmetic product. The Food & Drug Administration has a limited ability to regulate personal care products.

                    Dietary supplements must follow labeling guidelines outlined by the FDA. Neither dietary supplements nor personal care products require FDA or other government approval or notification to market in the United States.

                    Under the Dietary Supplement Health and Education Act of 1994, companies that manufacture and distribute dietary supplements are limited in the statements that they are permitted to make about nutritional support on the product label without FDA approval. In addition, a manufacturer of a dietary supplement must have substantiation for any such statement made and must not claim to diagnose, mitigate, treat, cure or prevent a specific disease or class of disease. The product label must also contain a prominent disclaimer. These restrictions may restrict our flexibility in marketing our product.

                    We believe that all of our existing and proposed products are dietary supplements or personal care products that do not require governmental approvals to market in the United States. Our key products are classified as follows:

Dietary Supplements

  Calorad®

  Agrisept-L®

  Oxy-Up™

  Triomin

  Noni Plus™

  Iso-Greens™

  Definition® (drops)

  Essential Omega™

  Prosoteine™

Personal Care Products

  Definition ®(cream)

                    The processing, formulation, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities also are subject to regulation by various agencies of the states and localities in which our products are sold. Among other things, such regulation puts a burden on our ability to bring products to market. Any changes in the current regulatory environment could impose requirements that would make bringing new products to market more expensive or restrict the ways we can market our products.

                    No governmental agency or other third party makes a determination as to whether our products qualify as dietary supplements, personal care products or neither. We make this determination based on the ingredients contained in the products and the claims we make for the products.

If The Federal Trade Commission Or Certain States Object To Our Product Claims And Advertising We May Be Forced To Give Refunds, Pay Damages, Stop Marketing Certain Products Or Change Our Business Methods

                    The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters, including advertising of our products. In the past several years the Federal Trade Commission has instituted enforcement actions against several dietary supplement companies for false or deceptive advertising of certain products. We provide no assurance that:

  the Federal Trade Commission will not question our past or future advertising or other operations; or

  a state will not interpret product claims presumptively valid under federal law as illegal under that state’s regulations.

                    Also, our IBAs and their customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the Federal Trade Commission or state or local consumer affairs offices. These agencies may take action on their own initiative or on a referral from IBAs, consumers or others. If taken, such actions may result in:

  entries of consent decrees;

  refunds of amounts paid by the complaining IBA or consumer;

  refunds to an entire class of IBAs or customers;

  other damages; and

  changes in our method of doing business.

A Complaint Based On The Activities Of One IBA, Whether Or Not Such Activities Were Authorized By Us, Could Result In An Order Affecting Some Or All IBAs In A Particular State, And An Order In One State Could Influence Courts Or Government Agencies In Other States

                    Our IBAs act as independent sales people and are not closely supervised by EYI Industries or supervised by us at all. We have little or no control or knowledge of our IBAs’ actual sales activities and therefore, we have little or no ability to ensure that our IBAs comply with regulations and rules regarding how they market and sell our products. It is possible that we may be held liable for the actions of our IBAs. Proceedings resulting from any complaints in connection with our IBAs’ marketing and sales activities may result in significant defense costs, settlement payments or judgments and could force to curtail or cease our business operations.

                    If our network marketing program is shown to violate federal or state regulations, we may be unable to market our products. Our network marketing program is subject to a number of federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity and criminal laws prohibiting the use of “pyramid” or “endless chain” types of selling organizations. These regulations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other IBAs) and that advancement within the network marketing program is based on sales of products, rather than investment in the company or other non-retail sales related criteria.

                    The compensation structure of a network marketing organization is very complex. Compliance with all of the applicable regulations and laws is uncertain because of:

  the evolving interpretations of existing laws and regulations, and the enactment of new laws and regulations pertaining in general to network marketing organizations and product distribution.

                    We have not obtained any no-action letters or advance rulings from any federal or state securities regulator or other governmental agency concerning the legality of our operations. Also, we are not relying on a formal opinion of counsel to such effect. Accordingly there is the risk that our network marketing system could be found to be in noncompliance with applicable laws and regulations, which could have a material adverse effect on us. Such a decision could require modification of our network marketing program, result in negative publicity, or have a negative effect on IBA morale and loyalty. In addition, our network marketing system will be subject to regulations in foreign markets administered by foreign agencies should we expand our network marketing organization into such markets.

The Legality Of Our Network Marketing Program Is Subject To Challenge By Our IBAs

                    We are subject to the risk of challenges to the legality of our network marketing organization by our IBAs, both individually and as a class. Generally, such challenges would be based on claims that our network marketing program was operated as an illegal “pyramid scheme” in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. An illegal pyramid scheme is generally a marketing scheme that promotes “inventory loading” and does not encourage retail sales of the products and services to ultimate consumers.

Inventory loading occurs when distributors purchase large quantities of non-returnable inventory to obtain the full amount of compensation available under the network marketing program. In the event of challenges to the legality of our network marketing organization by our IBAs, there is no assurance that we will be able to demonstrate that:

  our network marketing policies were enforced and

  the network marketing program and IBAs’ compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.

Proceedings Resulting From Claims Could Result In Significant Defense Costs, Settlement Payments Or Judgments, And Could Have A Material Adverse Effect On Us

                    One of our competitors, Nutrition for Life International, Inc., a multi-level seller of personal care and nutritional supplements, announced in 1999 that it had settled class action litigation brought by distributors alleging fraud in connection with the operation of a pyramid scheme. Nutrition for Life International agreed to pay in excess of $3 million to settle claims brought on behalf of its distributors and certain purchasers of its stock.

                    We believe that our marketing program is significantly different from the program allegedly promoted by Nutrition for Life International and that our marketing program is not in violation of anti-pyramid laws or regulations. However, there can be no assurance that claims similar to the claims brought against Nutrition for Life International and other multi-level marketing organizations will not be made against us, or that we would prevail in the event any such claims were made. Furthermore, even if we were successful in defending against any such claims, the costs of conducting such a defense, both in dollars spent and in management time, could be material and adversely affect our operating results and financial condition. In addition, the negative publicity of such a suit could adversely affect our sales and ability to attract and retain IBAs.

A Large Portion Of Our Sales Is Attributable To Calorad

                    A significant portion of our net sales is expected to be dependent upon our Calorad product. Calorad has traditionally represented more than 90% of our net sales and, although we hope to expand and diversify our product offerings, Calorad is expected to provide a large portion of our net sales in the foreseeable future. If Calorad loses market share or loses favor in the marketplace, our financial results will suffer.

Our Products Are Subject To Obsolescence

                    The introduction by us or our competitors of new dietary supplement or personal care products offering increased functionality or enhanced results may render our existing products obsolete and unmarketable. Therefore, our ability to successfully introduce new products into the market on a timely basis and achieve acceptable levels of sales has and will continue to be a significant factor in our ability to grow and remain competitive and profitable. In addition, the nature and mix of our products are important factors in attracting and maintaining our network of IBAs, which consequently affects demand for our products. Although we seek to introduce additional products, the success of new products is subject to a number of conditions, including customer acceptance. There can be no assurance that our efforts to develop innovative new products will be successful or that customers will accept new products.

                    In addition, no assurance can be given that new products currently experiencing strong popularity will maintain their sales over time. In the event we are unable to successfully increase the product mix and maintain competitive product replacements or enhancements in a timely manner in response to the introduction of new products, competitive or otherwise, our sales and earnings will be materially and adversely affected.

We Have No Manufacturing Capabilities And We Are Dependent Upon Nutri-Diem, Inc. And Other Companies To Manufacture Our Products

                    We have no manufacturing facilities and have no present intention to manufacture any of our dietary supplement and personal care products. We are dependent upon relationships with independent manufacturers to fulfill our product needs. Nutri-Diem, Inc., a related party, manufactures and supplies more than 70% of our products. We have contracts with Nutri-

Diem that require us to purchase set amounts of its manufactured products for at least the next five years and possibly the next ten years. It is possible that these contracts with Nutri-Diem, Inc. could become unfavorable, and we may not be able to use other manufacturers to provide us with these services if our terms with Nutri-Diem, Inc. become unfavorable. In addition, we must be able to obtain our dietary supplement and personal care products at a cost that permits us to charge a price acceptable to the customer, while also accommodating distribution costs and third party sales compensation. Competitors who do own their own manufacturing may have an advantage over us with respect to pricing, availability of product and in other areas through their control of the manufacturing process. In addition, because our agreement with Nutri-Diem, Inc. requires us to mandatory purchase minimums, we face that risk that we may receive purchase orders for sufficient amounts of product that will enable us to sell the quantities that we are required to purchase. In the event that this occurs, we will be forced to hold larger quantities of inventory, which could adversely affect our cash flow and our ability to pay our operating expenses. In addition, if we are forced to hold longer quantities of inventory, we face the risk that our inventory becomes obsolete with the passage of large amounts of time.

                    We may not be able to deliver various products to our customers if third party providers fail to provide necessary ingredients to us. We are dependent on various third parties for various ingredients for our products. Some of the third parties that provide ingredients to us have a limited operating history and are themselves dependent on reliable delivery of products from others. As a result, our ability to deliver various products to our users may be adversely affected by the failure of these third parties to provide reliable various ingredients for our products.

We Are Materially Dependent Upon Our Key Personnel And The Loss Of Such Key Personnel Could Result In Delays In The Implementation Of Our Business Plan Or Business Failure

                    We depend upon the continued involvement of Jay Sargeant, our President, Chief Executive Officer and Director, and Dori O’Neill, our Executive Vice President, Chief Operations Officer, Secretary, Treasurer and Director. As we are a developing company, the further implementation of our business plan is dependent on the entrepreneurial skills and direction of management. Mr. Sargeant and Mr. O’Neill guide and direct our activity and vision. This direction requires an awareness of the market, the competition, current and future markets and technologies that would allow us to continue our operations. The loss or lack of availability of these individuals could materially adversely affect our business and operations. We do not carry “key person” life insurance for these officers and directors, and we would be adversely affected by the loss of these two key consultants.

We Face Substantial Competition In The Dietary Supplement And Personal Care Industry, Including Products That Compete Directly With Calorad

                    The dietary supplement and personal care industry is highly competitive. It is relatively easy for new companies to enter the industry due to the availability of numerous contract manufacturers, a ready availability of natural ingredients and a relatively relaxed regulatory environment. Numerous companies compete with us in the development, manufacture and marketing of supplements as their sole or principal business. Generally, these companies are well funded and sophisticated in their marketing approaches.

Depending On The Product Category, Our Competition Varies

                    Calorad competes directly with Colvera, a product with different ingredients but a similar concept. Additionally, Calorad competes indirectly with food plans such as Weight Watchers and meal replacement products such as Slim Fast. Our Noni Plus product competes with Morinda and others. Our other products have similar well-funded and sophisticated competitors. Increased competitive activity from such companies could make it more difficult for us to increase or keep market share, since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities.

We May Be Subject To Products Liability Claims And May Not Have Adequate Insurance To Cover Such Claims. As With Other Retailers, Distributors And Manufacturers Of Products That Are Designed To Be Ingested, We Face An Inherent Risk Of Exposure To Product Liability Claims In The Event That The Use Of Our Products Results In Injury

                    We, like any other retailers and distributors of products that are designed to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. With respect to product liability claims, we have coverage of $5,000,000 per occurrence and $5,000,000 in the aggregate. Because our policies are purchased on a year-to-year basis, industry conditions or our own claims experience could make it difficult for us to secure the necessary insurance at a reasonable cost. In addition, we may not be able to secure insurance that will be adequate to cover liabilities. We generally do not obtain contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification is limited by its terms and, as a practical matter, to the creditworthiness of the other party. In the event that we do not have adequate insurance or contractual indemnification, liabilities relating to defective products could require us to pay the injured parties’ damages which are significant compared to our net worth or revenues.

We May Be Adversely Affected By Unfavorable Publicity Relating To Our Product Or Similar Products Manufactured By Our Competitors

                    We believe that the dietary supplement products market is affected by national media attention regarding the consumption of these products. Future scientific research or publicity may be unfavorable to the dietary supplement products market generally or to any particular product and may be inconsistent with earlier favorable research or publicity. Adverse publicity associated with illness or other adverse effects resulting from the consumption of products distributed by other companies, which are similar to our products, could reduce consumer demand for our products and consequently our revenues. This may occur even if the publicity did not relate to our products. Adverse publicity directly concerning our products could be expected to have an immediate negative effect on the market for that product.

Because We Have Few Proprietary Rights, Others Can Provide Products And Services Substantially Equivalent To Ours

                    We hold no patents. We believe that most of the technology used by us in the design and implementation of our products may be known and available to others. Consequently, others may be able to formulate products equivalent to ours. We rely on confidentiality agreements and trade secret laws to protect our confidential information. In addition, we restrict access to confidential information on a “need to know” basis. However, there can be no assurance that we will be able to maintain the confidentiality of our proprietary information. If our pending trademark or other proprietary rights are violated, or if a third party claims that we violate its trademark or other proprietary rights, we may be required to engage in litigation. Proprietary rights litigation tends to be costly and time consuming. Bringing or defending claims related to our proprietary rights may require us to redirect our human and monetary resources to address those claims.

We Often Use Our Securities As Consideration In Contracts Related To Our Operations

                    We often issue our securities as consideration in contracts related to our operations. We issued our securities in these transactions primarily because historically we have had insufficient cash to fund our operations. Over the past two years, we have issued 5,876,190 shares of our common stock and 2,700,000 stock options other than in connection with financing transactions. As a result of such issuances, existing shareholders of EYI have experienced a dilutive impact o their ownership of our company. We may be forced to issue additional securities of EYI in the future transactions in lieu for cash and shareholders would experience additional dilution.

RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

                    Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Some of our shareholders, including officers and directors are the holders of “restricted securities”. These restricted securities may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. As of December 14, 2004, approximately 137,000,000shares of our common stock are deemed restricted.

                    Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 79,735,112 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

                    The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. At a recent stock price of $0.11, we would have to issue 92,764,379 shares of common stock to draw down the entire $10 million available to us under the Standby Equity Distribution Agreement. These shares would represent approximately 36.5% of our outstanding common stock upon issuance.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

                    The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 83,646,847 shares of common stock, the number of shares being registered in this offering may be sold. Such sales may cause our stock price to decline.

The Sale Of Material Amounts Of Common Stock Under The Accompanying Registration Statement Could Encourage Short Sales By Third Parties

                    The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Standby Equity Distribution Agreement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock. Cornell Capital Partners can cover any short positions only with shares received from us under the Standby Equity Distribution Agreement.

If Cornell Capital Partners Does Not Honor Its Commitments Under The Standby Equity Distribution Agreement, We Could Be Forced To Curtail Or Cease Our Business Operations

                    Cornell Capital Partners was founded in February 2000 as a Delaware limited partnership and, therefore, has a short history to evaluate it as a business. Cornell Capital Partners is not a registered broker-dealer. In the event that Cornell Capital Partners has insufficient capital to fund our requested advances under the Standby Equity Distribution Agreement, any recourse we may have against Cornell Capital Partners may not adequately compensate us for damages we may incur due to this breach. Any failure by Cornell Capital Partners to fail to honor its commitment to fund EYI Industries could force us to curtail or cease our business operations.

The Price You Pay In This Offering Will Fluctuate

                    The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

The Issuance Of Shares Of Common Stock Under This Offering Could Result In A Change Of Control

                    We are registering 83,646,847 shares of common stock in this offering. These shares represent 27.9% of our authorized capital stock and would upon issuance represent approximately 34.5% of the then-issued and outstanding common stock and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on EYI Industries.

FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

                    This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

                    The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will retain the acquiree’s customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

                    Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

SELLING STOCKHOLDERS

                    The following table presents information regarding the selling stockholders. A description of each selling shareholder’s relationship to EYI Industries and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

				Percentage of
				Outstanding		Percentage
			Shares to be	Shares to be		of
		Percentage of	Acquired	Acquired		Outstanding
		Outstanding	Under the	Under the		Shares
	Shares	Shares	Standby	Standby		Beneficially
	Beneficially	Beneficially	Equity	Equity	Shares	Owned
	Owned Before	Owned Before	Distribution	Distribution	to be Sold in	After
Selling Stockholder	Offering	Offering(1)	Agreement	Agreement	the Offering	Offering
Cornell Capital Partners, L.P.	8,486,589(2)	4.99%	71,382,289(3)	30.67%	81,001,701	0%
Newbridge Securities Corporation	33,411	*	--	--	33,411	0%
Kent Chou	83,528	*	--	--	83,528	0%
Lloyd and Alberta Sargeant	4,781,774(4)	2.94	--	--	478,177(6)	2.65%
Bayonne Holdings, Inc.	4,605,240	2.83	--	--	460,524(6)	2.55%
Winslow Drive Corp.	4,605,240	2.83	--	--	460,524(6)	2.55%
Dartmouth Productions	4,605,240	2.83	--	--	460,524(6)	2.55%
649645 BC Ltd.	4,605,240	2.83	--	--	460,524(6)	2.55%
Good Companion Broadcasting	767,540	*	--	--	76,754(6)	*
Thomas Diehl	383,770	*	--	--	38,377(6)	*
W. Donald Diehl	383,770	*	--	--	38,377(6)	*
Michel Grise	17,971,748(5)	*	--	--	26,864(6)	*
Louise Desmarais	268,639	*	--	--	26,864(6)	*
Health Inc.	204,680	*	--	--	20,468(6)	*
Patrick Grise	153,508	*	--	--	15,351(6)	*
Herbert Keay	107,456	*	--	--	10,746(6)	*
Doug Moore	102,359	*	--	--	10,236(6)	*
Frank Shaw	69,815	*	--	--	6,982(6)	*
Gregg Trigg	66,776	*	--	--	6,678(6)	*
Daniel Boisvert	46,052	*	--	--	4,605(6)	*
Deacon & Traill Innovations	34,539	*	--	--	3,454(6)	*
Gerry Nehra	25,590	*	--	--	2,559(6)	*
Steven Petrosino	15,351	*	--	--	1,535(6)	*
Healthy Solutions	8,443	*	--	--	844(6)	*
Ruby Miller-Lyman	7,675	*	--	--	768(6)	*
_____________

*	Less than 1%.

(1)
Applicable percentage of ownership is based on 162,553,041 shares of common stock outstanding as of December 14, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 14, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 14, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(2)
The 8,486,589 shares of common stock represent: (a) 1,266,589 shares that represent the number of shares was issued as a commitment fee under the Standby Equity Distribution Agreement and (b) 7,220,000 shares that represent the approximate number of shares underlying the Secured Convertible Debentures that may be converted by Cornell Capital Partners. Please note that the terms of the Secured Convertible Debentures held by Cornell Capital Partners provide that in no event shall Cornell Capital Partners be entitled to convert the Secured Convertible Debentures for a number of shares which, upon giving effect to the conversion, would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the outstanding shares of EYI Industries following such conversion. Please note that for the debenture conversions, we are assuming a market price of $0.088 (i.e., 80% of $0.11) per share for the Secured Convertible Debentures. Because the conversion price may fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debentures may be higher or lower. We are registering 8,269,295 shares to cover such conversions for all convertible debenture holders. We are registering 71,382,289 shares of common stock to be resold by Cornell Capital Partners under the Standby Equity Distribution Agreement. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 71,382,289 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs under the Standby Equity Distribution Agreement.

(3)	Represents up to 71,382,289 shares, which are being registered for issuance under the Standby Equity Distribution Agreement.

(4)	Lloyd and Alberta Sargeant are the brother and sister-in-law to Mr. Jay Sargeant, our President, Chief Executive Officer and a Director.

(5)
Michel Grise is a named beneficiary of the Jay Sargeant Trust and is, therefore, an indirect owner, with respect to the 17,195,966 shares. Under the trust, Mr. Grise has the right to receive any cash distributions on the shares, but Jay Sargeant, as the settlor of the Trust, has retained the right to vote and dispose of the shares and to revoke or amend the trust at any time.

(6)
We are registering 10% of this shareholder’s holdings pursuant to “piggy-back” registration rights that we granted in connection with obtaining this shareholder’s consent to the shares exchange transaction with Safe ID Corporation dated December 31, 2003.

                    The following information contains a description of each selling shareholder’s relationship to EYI Industries and how each selling shareholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with EYI Industries, except as follows:

Shares Acquired In Financing Transactions With EYI Industries

                    Cornell Capital Partners. Cornell Capital Partners is the investor under the Standby Equity Distribution Agreement and a holder of secured convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with EYI Industries. These transactions are explained below:

                    Standby Equity Distribution Agreement. On June 22, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $10.0 million. The maximum amount of each advance is $250,000. Cornell Capital Partners will purchase shares of our common stock for a 2% discount to the lowest volume weighted average price of our common stock for the 5 days immediately following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement and received a one-time commitment fee of 1,266,589 shares of our common stock. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price.

                    Secured Convertible Debentures. On June 22, 2004, we entered into a secured convertible debenture transaction with Cornell Capital Partners in the principal amount of $500,000. The sale of these Secured Convertible Debentures is complete. EYI Industries received $250,000 from the issuance of the first Secured Convertible Debenture on June 22, 2004, and we received $250,000 five business days following the filing of the accompanying registration statement. The Secured Convertible Debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance, or (ii) 80% of the average of the lowest daily volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. At maturity, the remaining unpaid principal and accrued interest under the debentures shall be, at our option, either paid or converted into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The Secured Convertible Debenture is secured by all of EYI Industries’ assets. The Secured Convertible Debentures accrue interest at a rate of 5% per year and have a term of 3 years. In the event the Secured Convertible Debentures are redeemed, then EYI Industries will issue to the holders a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of 120% of the closing bid price as of June 22, 2004. The holders purchased the Secured Convertible Debentures from EYI Industries in a private placement on June 22, 2004. On September 24, 2004, we issued the second secured convertible debenture in the principal amount of $250,000 to Cornell Capital Partners on the same terms and conditions as the secured convertible debenture described above.

EYI Industries is registering in this offering 8,352,823 shares of common stock underlying the Secured Convertible Debentures.

                    There are certain risks related to sales by Cornell Capital Partners, including:

  The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price, the greater number of shares that will be issued to Cornell Capital Partners. This could result in substantial dilution to the interests of other holders of common stock.

  To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

  The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by others. This could place further downward pressure on the price of the common stock.

                    Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge Securities Corporation received a fee of $10,000, which we paid by the issuance of 33,411 shares of common stock of EYI Industries. These shares are being registered in this offering. All investment decisions of Newbridge Securities Corporation are made by its President, Guy Amico.

Other Selling Shareholders

                    649645 B.C. Ltd. received its shares pursuant to a Share Exchange Agreement, dated December 31, 2003, by and among Safe ID Corporation, EYI Industries and the shareholders of EYI Industries. All investment decisions of 649645 B.C Ltd. are made by Clifford and Clara O’Neill. Mr. and Mrs. O’Neill are the parents to Mr. Dori O’Neill, Secretary, Chief Operations Officer and a Director.

                    Bayonne Holdings, Inc. received its shares pursuant to a Share Exchange Agreement, dated December 31, 2003, by and among Safe ID Corporation, EYI Industries and the shareholders of EYI Industries. All investment decisions of Bayonne Holdings are made by Evan Wryde.

                    Winslow Drive Corp. received its shares pursuant to a Share Exchange Agreement, dated December 31, 2003, by and among Safe ID Corporation, EYI Industries and the shareholders of EYI Industries. All investment decisions of Winslow Drive Corp. are made by Gladys Sargeant. Mrs. Sargeant is the mother to Mr. Jay Sargeant, our President, Chief Executive Officer and a Director.

                    Dartmouth Productions received its shares pursuant to a Share Exchange Agreement, dated December 31, 2003, by and among Safe ID Corporation, EYI Industries and the shareholders of EYI Industries. All investment decisions of Dartmouth Productions are made by Robert Katz. Mr. Katz is the son-in-law to Mr. Jay Sargeant, our President, Chief Executive Officer and a Director.

                    Good Companion Broadcasting received its shares pursuant to a Share Exchange Agreement, dated December 31, 2003, by and among Safe ID Corporation, EYI Industries and the shareholders of EYI Industries. All investment decisions of Good Companion Broadcasting are made by Jerry Jacobs. Mr. Jacobs has a Distribution Agreement with our subsidiary.

                    Health Inc. received its shares pursuant to a Share Exchange Agreement, dated December 31, 2003, by and among Safe ID Corporation, EYI Industries and the shareholders of EYI Industries. All investment decisions of Health Inc. are made by Jack and Barbara Herd. Mr. and Mrs. Herd are Independent Business Associates of our subsidiary.

                    Deacon & Traill Innovations received its shares pursuant to a Share Exchange Agreement, dated December 31, 2003, by and among Safe ID Corporation, EYI Industries and the shareholders of EYI Industries. All investment decisions of Deacon & Traill Innovations are made by Tim and Cathy Deacon.

                    Healthy Solutions received its shares pursuant to a Share Exchange Agreement, dated December 31, 2003, by and among Safe ID Corporation, EYI Industries and the shareholders of EYI Industries. All investment decisions of Healthy Solutions are made by Lorey Torrieri. Ms. Torrieri has a Distribution Agreement with our subsidiary.

USE OF PROCEEDS

                    This Prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement, which we intend to use for general working capital purposes, including, among other things, sales and marketing, product development and debt retirement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the 5 consecutive trading days immediately following an advance date. Cornell Capital Partners will retain 5% of each advance pursuant to the terms of our Standby Equity Distribution Agreement

Determination Of Offering Price

                    The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale by Cornell Capital Partners.

                    For illustrative purposes, EYI Industries has set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus the 5% retainage. In addition, pursuant to a verbal amendment to an agreement dated May 25, 2004 between EYI Industries and Source Capital Group, Inc., we are obligated to pay to Source Capital Group from any proceeds we receive from sources introduced to us by Source Capital Group, a cash amount equal to 4.5% of such proceeds received by us and warrants to purchase shares of our common stock equal to 6% of such proceeds received by us. Source Capital Group introduced us to Cornell Capital Partners.

GROSS PROCEEDS	$1,000,000	$5,000,000	$10,000,000

NET PROCEEDS (reflects deductions of Cornell Capital Partners’
5% retainage per each advance and $85,000 for offering expenses)	825,000	4,465,000	9,015,0000

USE OF PROCEEDS:

General and working capital	$825,000	$1,600,000	$2,600,000
Debt retirement	--	$500,000	$1,250,000
Equipment
Computer equipment	--	$250,000	$365,000
Phone equipment	--	$50,000	$50,000
Sales and Marketing
Direct mail campaign	--	$300,000	$500,000
Affiliate program/ Eyewonder	--	$150,000	$750,000
Network Marketing Support	--	$600,000	$1,250,000
Spanish Network Marketing Support	--	$150,000	$250,000
TV & Radio promotion	--	$100,000	$350,000
“Win Back” campaign	--	$50,000	$150,000
Other			$250,000
Product Development	--	$500,000	$1,000,000
Hispanic buyers club	--	$215,000	$250,000
Total	$825,000	$4,465,000	$9,015,000

DILUTION

                    The net tangible book value of EYI Industries as of September 30, 2004 was $(518,039) or $(0.0032) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of EYI Industries (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to EYI Industries, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.1078 per share.

                    If we assume that EYI Industries had issued 92,764,379 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.1078 per share (i.e., the maximum number of shares needed in order to raise a total of $10 million available under the Standby Equity Distribution Agreement), less a retention fee of $500,000 and offering expenses of $85,000, our net tangible book value as of September 30, 2004 would have been $8,896,961 or $.0350 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $.0382 per share and an immediate dilution to new stockholders of $0.0728 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.1078
Net tangible book value per share before this offering	$(0.0032)
Increase attributable to new investors	$0.0382
Net tangible book value per share after this offering		$0.0350
Dilution per share to new stockholders		$0.0728

                    The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

			DILUTION PER
	ASSUMED	NO. OF SHARES	SHARE TO NEW
	OFFERING PRICE	TO BE ISSUED(1)	INVESTORS
	$0.1078	92,764,378	$0.0728
	$0.0809	123,685,838	$0.0496
	$0.0539	185,528,757	$0.0282
	$0.0270	371,057,514	$0.0102
______________	_________

(1)	EYI Industries is registering 71,382,289 shares of common stock pursuant to the Standby Equity Distribution Agreement.

STANDBY EQUITY DISTRIBUTION AGREEMENT

                    Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell shares of our common stock for a total purchase price of $10 million. We are registering 71,382,289 shares to be issued pursuant to the Standby Equity Distribution Agreement in the accompanying registration statement. If we request advances under the Standby Equity Distribution Agreement, Cornell Capital Partners will purchase shares of common stock of EYI Industries for 98% of the lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the market price. This Prospectus relates to the shares of common stock to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement, as well as shares of our common stock issued to Cornell Capital Partners as a commitment fee under the Standby Equity Distribution Agreement and shares of our common stock that may be issued to Cornell Capital Partners pursuant to the conversion of a secured convertible debenture and the exercise of warrants. Cornell Capital Partners cannot transfer its interest in the Standby Equity Distribution Agreement to any other person.

                    We will not receive any advances pursuant to the Standby Equity Distribution Agreement until the accompanying registration statement is declared effective by the Securities and Exchange Commission. In addition, pursuant to the Standby Equity Distribution Agreement, in order to receive advances we must have filed with the Securities and Exchange Commission in a timely manner, all reports, notices and other documents required of a “reporting company” under the Securities Exchange Act of 1934, as amended. Based on a recent stock price of $0.11, we would have to issue 92,764,379 shares of our common stock to draw down the entire $10 million available to us under the Standby Equity Distribution Agreement. Based on our recent stock price of $0.11 and that we are registering 71,382,289 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement, we could only draw down $7,695,011 under the Standby Equity Distribution Agreement. Our current Articles of Incorporation authorize us to issue 300,000,000 shares of common stock. We are registering 71,382,289 shares of our common stock in the accompanying registration statement to be issued pursuant to the Standby Equity Distribution Agreement. As a result, if we need to issue more than 71,382,289 shares to draw down the entire $10 million available under the Standby Equity Distribution Agreement, we will have to file a new registration statement covering any additional shares.

                    Advances. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may not request an advance fewer than six trading days from the previous advance request. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement.

                    Mechanics. We may, at our discretion, request advances from Cornell Capital Partners by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 5 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

                    Commitment Period. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners has made advances totaling $10 million or (ii) two years after the effective date of the accompanying registration statement. Cornell Capital Partners’ obligations under the Standby Equity Distribution Agreement terminate in the event a registration statement covering shares underlying the Standby Equity Distribution Agreement does not remain effective.

                    Maximum Advance Amount. We may not request advances in excess of a total of $10 million. The maximum amount of each advance is equal to $250,000. We may not request an advance under the Standby Equity Distribution Agreement less than six trading days after a price advance request. In addition, in no event shall the number of shares issuable to Cornell Capital Partners cause it to own in excess of 9.9% of the then outstanding shares of common stock of EYI Industries.

                    Number Of Shares To Be Issued. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Based upon a recent price of our common stock of $0.11, we would have to issue 92,764,379 shares of our common stock to draw down the entire $10 million available to us under the Standby Equity Distribution Agreement. Based on our recent stock price of $0.11 and that we are registering 71,382,289 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement, we could only draw down $7,695,011 under the Standby Equity Distribution Agreement. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, under the Standby Equity Distribution Agreement, at various prices.

Market Price:	$0.1100	$0.08250	$0.0550	$0.02750
Purchase Price:	$0.1078	$0.08085	$0.0539	$0.02695
Number Of Shares Required To Draw Down the
$10 Million Under The Standby Equity
Distribution Agreement:	92,764,379	123,685,838	185,528,757	371,057,514
Total Outstanding(2):	255,317,420	286,238,879	348,081,798	533,510,555
Percent Outstanding(3):	36.33%	43.21%	53.30%	69.54%

(1)	Our current Articles of Incorporation do not permit us to issue more than 300,000,000 shares of common stock.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners.

(3)
Represents the numbers shares of common stock to be issued to fully draw down on the $10 million available under the Standby Equity Distribution Agreement as a percentage of the total number shares outstanding.

                    In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Standby Equity Distribution Agreement may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence of EYI Industries.

                    Registration Rights. We granted to Cornell Capital Partners certain registration rights. The registration statement accompanying this Prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

                    Net Proceeds. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $85,000 consisting primarily of professional fees incurred in connection with registering 83,646,847 shares in this offering. In addition, we are obligated to pay an underwriting discount to Cornell Capital Partners equal to 5% of each advance.

                    Use Of Proceeds. We intend to use the net proceeds received under the Standby Equity Distribution Agreement for general corporate purposes, as well as any future acquisitions. Please see “Use of Proceeds.”

                    Source Capital Group, Inc. On May 25, 2004 we entered into an agreement with Source Capital Group, Inc. pursuant to which we are obligated to pay to Source Capital Group from any proceeds we receive from sources introduced to us by Source Capital Group a cash amount equal to 4.5% of such proceeds received by us and warrants to purchase shares of our common stock equal to 6% of such proceeds received by us.

PLAN OF DISTRIBUTION

                    The selling stockholders have advised us that the sale or distribution of EYI Industries’ common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of EYI Industries’ shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of EYI Industries’ shares of common stock are quoted. Any transferees and pledges will be identified by a post-effective amendment to the accompanying registration statement. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by a selling stockholder or by agreement between a selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of EYI Industries’ common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

                    Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay EYI Industries 98% of the lowest volume weighted average price of EYI Industries’ common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by EYI Industries under the Standby Equity Distribution Agreement, plus a one-time commitment fee of 1,266,589 shares of common stock to be issued to Cornell Capital Partners. The 5% retainage and the commitment fee are underwriting discounts. In addition, EYI Industries engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 33,411 shares of EYI Industries’ common stock.

                    Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in EYI Industries’ stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing EYI Industries’ common stock.

                    Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                    Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a “recognized” national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

                    Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                    We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 5% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, EYI Industries engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 33,411 shares of EYI Industries’ common stock. The estimated offering expenses consist of: a SEC registration fee of $1,500, printing expenses of $5,000, accounting fees of $20,000, legal fees of $50,000 and miscellaneous expenses of $8,500. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

                    The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of EYI Industries while such selling stockholder is distributing shares covered by this Prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from EYI Industries under the Standby Equity Distribution Agreement. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                    THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF EYI AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE “FORWARD-LOOKING STATEMENTS.”

Overview

                    We are in the business of selling, marketing, and distributing a product line consisting of approximately 35 nutritional products in two categories, dietary supplements and personal care products. Our most successful product is Calorad, a liquid collagen-based dietary supplement presently available on the market. These products are marketed through a network marketing program in which IBAs (Independent Business Associates) purchase products for resale to retail customers as well as for their own personal use. We have a list of over 400,000 IBAs, of which approximately 11,000 we consider “active”. An “active” IBA is one who purchased our products within the preceding 12 months. Over 1,600 of these IBAs are “very active”, and are on our automatic Auto-ship Program.

                    The IBAs in our network are encouraged to recruit interested people to become new distributors of our products. New IBAs are placed beneath the recruiting IBA in the “network” and are referred to as being in that IBA’s “down-line” organization. Our marketing plan is designed to provide incentives for IBAs to build, maintain and motivate an organization of recruited distributors in their down-line organization to maximize their earning potential. IBAs generate income by purchasing our products at wholesale prices and reselling them at retail prices. IBAs also earn commissions on product purchases generated by their down-line organization.

                    On an ongoing basis we review our product line for duplication and sales trends and make adjustments accordingly. As of September 30, 2004, our product line consisted of: (i) 24 dietary supplement products; and (ii) 11 personal care products consisting primarily of cosmetic and skin care products. Our products are primarily manufactured by Nutri-Diem, Inc., a related party, and sold by us under a license and distribution agreement with Nutri-Diem Inc. Certain of our own products are manufactured for us by third party manufacturers pursuant to formulations developed for us. Our products are sold to our IBAs located in all 50 states, the District of Columbia and Canada.

                    We believe that our network marketing system is suited to marketing dietary supplement and personal care products, because sales of such products are strengthened by ongoing personal contact between IBAs and their customers. Our network marketing system appeals to a broad cross-section of people, particularly those looking to supplement family income or who are seeking part-time work. IBAs are given the opportunity, through our sponsored events and training sessions, to network with other distributors, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition, in order to motivate IBAs.

Recent Corporate Developments

                    On August 9, 2004, we entered into a non-binding letter of intent with Venevision Continental LLC, a distribution, production and entertainment company that is part of the Cisneros Group of Companies, for the purpose of creating an extensive media campaign throughout the Latin America market to promote and sell EYI Industries’ flagship product, Calorad. It is intended that the campaign would run on the Venevision Continental media network that serves Latin America from Mexico to Argentina.

                    In July, 2004 we entered into a letter of intent with a private Canadian company for the purpose of acquiring all of its assets including a worldwide marketing and distribution license of certain products manufactured by Kawahara Co. Ltd. Of Japan. The letter of intent is subject to the consummation of a definitive agreement between the parties by November 1, 2004, and the completion of our due diligence review of the company’s Assets. The parties to the letter of intent extended the date of consummation of a definitive agreement to January 5, 2005. The letter of intent provides that the purchase price for the assets will be mutually agreed upon by the parties upon completion of our due diligence inspections.

                    During the quarter ended June 30, 2004, we constructed and completed our first video-streaming ads and developed a Calorad customer training series of video-streams. We are prepared to share this video-streaming training model with our core Network channel. Additionally, both Eyewonder, Inc. and our internet web-marketing division have begun to test the ads in real time. In the next phase we intend to commence a sales initiative to capture sales, create brand awareness and support sales campaigns.

                    On May 4, 2004 we entered into a letter agreement with Eyewonder, Inc., pursuant to which Eyewonder agreed to manage an advertising and lead generation campaign to promote and sell our products utilizing Eyewonder’s proprietary audio-video streaming technology. In consideration of the services provided by Eyewonder under the agreement, we agreed to pay the following fees: a fee of $100,000 for product promotions, a fee of $770,000 for the implementation of a communications component for the campaign, and a fee of $140,000 for each consumer application. Under the terms of the agreement we have the option to pay fees to Eyewonder through the issuance to Eyewonder of units of our stock, each consisting one share at a price of $0.21 per share and one share purchase warrant exercisable at a price of $0.30 per share for a period of five years from the date of issuance. Eyewonder is also entitled to a fee of 8% of the gross revenue generated through all sales of products that result from responses to advertising by Eyewonder. In addition, on execution of the agreement, we agreed to issue options to purchase 1,100,000 shares of our common stock at a price of $0.22 per share to certain individuals designated by Eyewonder.

                    On April 30, 2004 we entered into an amendment to our License and Distribution Agreement with Nutri-Diem, lowering the amount of expenditures we are required to make under the agreement. Pursuant to the term of the original License and Distribution Agreement, we were required to expend the following amounts on purchasing the products of Nutri-Diem over the term of the Agreement: (i) from June 1, 2003 to May 31, 2004, the minimum amount of 7,000,000 Cdn, (ii) from June 1, 2004 to May 31, 2005 the minimum amount of 20,000,000cdn and (iii) for each year thereafter, 50,000,000 Cdn. Pursuant to the terms of the amendment to the License and Distribution Agreement we are presently required to expend the following amounts on purchasing the products of Nutri-Diem over the term of the License and Distribution Agreement: (i) from June 1, 2003 to May 31, 2004, $1,530,000, from June 1, 2004 to May 31, 2005, $3,825,000, and (iii) for each year thereafter, $5,355,000. We reduced the minimum purchase amounts as management did not believe that those amounts were achievable in the respective time period. We did not give any consideration or concession for this reduction.

                    Our core business is in network marketing development and sales. In 2004 we implemented some critical changes to our network marketing development and sales strategy. We analyzed our compensation structure and realized that although the plan paid the sales force more than industry standard, it was still not encouraging sales, growth, duplication or retention. After months of study, outside consulting, field leader’s focus groups and senior management discussion, we made key adjustments during our first fiscal quarter in 2004 that are intended to cap the sales commission expense while at the same time promote increased network sales. We anticipate retaining a higher percentage of both customers and distributors with this new plan.

                    To further facilitate growth and benefit from certain competitive advantages conferred by the new commission plan, we have upgraded our Internet support sites, created a trainer field certification program, developed a regional training program and increased our face to face training capability. These support tools are intended to ensure compliance, mature team and territory development and assist sales growth.

                    We see international sales as a key component for our growth in the next 5 years. During our second quarter of fiscal 2004, we entered into a joint venture agreement with World Wide Buyers’ Club Inc. and Supra Group, Inc., dated as of May 28, 2004, for the purpose of jointly marketing and distributing our products through the existing Supra Group distribution system in the Latin American countries identified in the Joint Venture Agreement and the products of Supra Group using the existing EYI distribution system to residents in the U.S. We believe Supra Group has significant international experience, expertise and contacts and that this alliance will assist in our ability to expand into Spanish-speaking countries.

                    Our plan of operations over the next twelve months is to expand the marketing of our Calorad product by internet direct and the distribution network.

Critical Accounting Policies

                    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

                    Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified certain accounting policies, described below, that are the most important to the portrayal of our current financial condition and results of operations.

Accounts Receivable And Bad Debts

                    EYI Industries estimates bad debts utilizing the allowance method, based upon past experience and current market conditions. At December 31, 2003 and September 30, 2004, EYI determined that no allowance was required, as most sales are transacted via credit card or electronic transfer and therefore are considered immediately collectible.

Cash and Cash Equivalents

                    For purposes of the statement of cash flows, EYI Industries considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents.

Restricted Cash

                    Restricted cash includes deposits held in a reserve account in the amount of $223,682 at December 31, 2003 and in the amount of $210,946 at September 30, 2004. Such deposits are required by the bank as protection against unfunded charge backs and returns of credit card transactions.

Compensated Absences

                    Employees of EYI Industries are entitled to paid vacation, and sick days, depending on job classification, length of service, and other factors. EYI Industries accrued vacation pay in the amounts of $38,000 and $56,500 at December 31, 2003 and September 30, 2004, respectively.

Cost of Sales

Cost of sales consist of the purchase price of products sold, commissions, inbound shipping charges, net of freight recovered from customers, and packaging supplies. The company considers the cost of services of the IBA’s as part of Cost of Goods Sold in accordance with Regulation S-X. The company recognized commission expenses of $545,747 and $1,177,009 for the three months ended September 30, 2004 and September 30, 2003, respectively.

Derivative Instruments

                    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

                    If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

                    At December 31, 2003 and September 30, 2004, EYI Industries has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings Per Share

                    EYI Industries has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted loss per share were the same, at the reporting dates, as there were no common stock equivalents outstanding.

Fair Value Of Financial Instruments

                    EYI Industries’ financial instruments as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, trade accounts receivable, and accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2003 and September 30, 2004.

Foreign Currency Translation And Other Comprehensive Income

                    EYI Industries has adopted Financial Accounting Standard No. 52. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Gains or losses are included in income for the year. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

                    As EYI Industries’ functional currency is the U.S. dollar, and all translation gains and losses are transactional, EYI Industries has no assets with value recorded in Canadian dollar and there is no recognition of other comprehensive income in the financial statements.

Foreign Currency Valuation And Risk Exposure

                    While EYI Industries’ functional currency is the U.S. dollar and the majority of its operations are in the United States, EYI Industries maintains its main operations office in Surrey, British Columbia. The assets and liabilities relating to the Canadian operations are exposed to exchange rate fluctuations. Assets and liabilities of EYI Industries’ foreign operations are translated into U.S. dollars at the year-end exchange rates, and revenue and expenses are translated at the average exchange rate during the period. The net effect of exchange difference arising from currency translation is disclosed as a separate component of stockholders’ equity. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Income Taxes

                    EYI Industries accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. This statement requires the recognition of deferred tax liabilities and assets for the future consequences of events that have been recognized in EYI Industries consolidated financial statement or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of EYI Industries assets and liabilities results in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such an asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Inventories

                    EYI Industries records inventories at the lower of cost or market on a first-in, first-out basis.

Long-Lived Assets

                    In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations, and requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Accordingly, EYI Industries reviews the carrying amount of long-lived assets for impairment where events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of any impairment would include a comparison of estimated future cash flows anticipated to be generated during the remaining life of the assets to the net carrying value of the assets. For the years ended December 31, 2003 and September 30, 2004, no impairments have been identified.

Property And Equipment

                    Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

Principles Of Consolidation

                    The consolidated financial statements include the accounts of EYI Industries and its wholly owned subsidiaries. All significant transactions and balances among the companies included in the consolidated financial statements have been eliminated.

Revenue Recognition

The Company is in the business of selling nutritional products in two categories; dietary supplements and personal care products. Sales of personal care products represent less than 5% of the overall revenue and therefore is not classified separately in the financial statements. The Company recognized revenue for product sales when the products are shipped and title passes to customer. Administrative fees charged to the Independent Business Associates are included in the gross sales and amounted to $156,920 and $280,840 at September 30, 2004 and September 30, 2003, respectively.

Use Of Estimates

                    The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Segment Information

                    EYI Industries adopted Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (hereafter “SFAS No. 131”) which supersedes SFAS No. 14, “Financial Reporting for

Segments of a Business Enterprise,” replacing the “industry segment” approach with the “management” approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of EYI Industries reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect EYI Industries results of operations or financial position.

Recent Accounting Pronouncements

                    New accounting pronouncements that have a current or future potential impact on our financial statements are as follows:

                    In May 2003, the Financial Account Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We have determined that there was no impact on us from the adoption of the statement.

Results Of Operations

Results Of Operations For The Three And Nine Month Periods Ended September 30, 2004, As Compared To The Three And Nine Month Periods Ended September 30, 2003.

	Third Quarter Ended September 30			Nine Months Ended September 30
	2004	2003	Percentage	2004	2003	Percentage
			Increase /			Increase /
			(Decrease)			(Decrease)

Revenue	$1,379,056	$2,257,932	38.9%	$4,873,988	$9,232,642	47.2%
Cost of Goods Sold	$799,991	$1,693,639	52.8%	$2,976,005	$6,455,563	53.9%
Gross Profit	$579,065	$564,293	(2.6%)	$1,897,983	$2,777,079	31.7%
Gross Profit Margin	42.0%	25.0%	17%	38.9%	30.1%	8.8%

Net Sales

                    The decrease in our net sales is attributed to our inability to attract new IBAs into our sales force, and the changes made to our commission plan in January 2004. The decline in cost of goods sold during the period ended September 30, 2004 is attributed to the implementation of our new compensation plan for our IBAs.

Operating Expenses

	Third Quarter Ended September 30			Nine Months Ended September 30
	2004	2003	Percentage	2004	2003	Percentage
			Increase /			Increase /
			(Decrease)			(Decrease)

Operating Expenses	$2,402,226	$1,128,351	112.9%	$4,822,309	$4,128,612	16.8%

                    The increase of our operating expenses during the three months ended September 30, 2004 was primarily due to the expense recognized to services and consulting of $1,206,527 as a result of the granting of 24,639,000 shares of common stock to our employees, directors, and consultants.

Net Loss

	Third Quarter Ended September 30			Nine Months Ended September 30
	2004	2003	Percentage	2004	2003	Percentage
			Increase /			Increase /
			(Decrease)			(Decrease)

Net Loss	($1,788,367)	($557,970)	220.5%	($2,898,616)	($1,367,781)	111.9%

                    The increased net loss for the period ended September 30, 2004 is the combined result of lower revenue and the $1,206,527 in expenses recognized as the value of stock options issued during the period.

Results of Operations For The Six Month Period Ended December 31, 2003 As Compared To The Twelve Month Period Ended June 30, 2003

                    During the six-month period ended December 31, 2003 we had total revenues of $4,313,579 and gross profits of $1,467,779 compared to revenues of $14,390,049 and gross profits of $3,878,343 during the year ended June 30, 2003.

                    We incurred operating expenses in the amount of $2,446,108 for the six months ended December 31, 2003, compared to $5,523,775 for the year ended June 30, 2003. Our operating expenses consist principally of salaries and other personnel costs for our administrative staff, rent, legal and professional fees, consulting fees, sales and marketing expenses and warehouse expenses. As a percentage of revenues, operating expenses increased from 38.3% during the year ended June 30, 2003 to 56.7% during the six months ended December 31, 2003, primarily as a result of lower revenues.

                    We incurred professional fees in the amount of $145,001 during the six months ended December 31, 2003, compared to $354,356 for the year ended June 30, 2003. These professional fees were primarily attributable to our filing a registration statement under the Securities Act of 1933, the reorganization of our company and our becoming reporting company under the Securities Exchange Act of 1934.

                    Net Loss

                    We incurred a loss before other items of $969,987 for the six months ended December 31, 2003, compared to a loss before other items of $1,644,456 for the year ended June 30, 2003. Our loss before other items was attributable entirely to operating expenses.

Liquidity And Capital Resources

                    Cash and Working Capital

			Percentage
	At September 30, 2004	At December 31, 2003	Increase / (Decrease)

Current Assets	$1,487,714	$616,512	141.3%
Current Liabilities	$2,049,623	$1,882,345	8.9%
Working Capital (Deficit)	($561,909)	($1,265,833)	(55.6%)

                    We had cash of $43,711 as at September 30, 2004, compared with cash of $52,075 as at December 31, 2003. The decrease in our working capital deficit was primarily attributed to our agreement with Eyewonder, pursuant to which we prepaid $770,000 towards the communications component of the agreement. The largest components of our working capital deficit are accounts payable, accrued liabilities, and convertible debt in the amount of $2,028,012 as at September 30, 2004 including amounts payable to related parties, compared to $1,616,118 as at December 31, 2003.

                    Liabilities

			Percentage
	At September 30, 2004	At December 31, 2003	Increase / (Decrease)
Accounts Payable and
Accrued Liabilities	$1,000,819	$836,751	19.6%
Convertible Debt-Related
Party, Net of Discount	$415,000	$0	100%

                    We had an increase of 19.6% in Accounts Payable and Accrued Liabilities during the nine months which represents the increase in unpaid trade payables. The increase in convertible debt relates to our loan agreement with Cornell entered into on June 2, 2004, pursuant to which we received a net of $415,000 in exchange for convertible securities.

                    Cash Used In Operating Activities

                    Cash used in operating activities for the nine months ended September 30, 2004 was $682,512 compared to $1,008,260 for the comparative period in 2003, representing a decrease of $325,748 or 32%.

                    Cash Provided By Financing Activities

                    We have continued to finance our business primarily through private placement sales of our common stock, exercises of stock options, short term loans, conversion of accrued liabilities into stock and through increases in our accrued liabilities and accounts payable. Cash provided by financing activities for the nine months ended September 30, 2004 was $660,701, compared to $30,239 for the nine months ended September 30, 2003.

                    Financing activities included the issuance of common stock for aggregate proceeds of $492,317 during the nine months ended September 30, 2004 in private placement and other financing transactions. The private placement transactions during the nine months ended September 30, 2004 included the issue of an aggregate of 566,833 shares of our common stock and associated share purchase warrants, representing an average price of $0.25 per share. During the nine months ended September 30, 2004 we issued 4,200,000 and 300,000 shares upon exercise of options with an exercise price of $0.165 per share and $0.21 per share, respectively. All shares issued pursuant to stock option exercises during our first quarter were registered on Form S-8 registration statements that we filed with the SEC. During the nine months ended September 30, 2004 we made the following issuances: 50,000 restricted shares of our common stock at a price of $0.22 per share in payment of consulting fees to a consultant; 1,266,589 restricted shares of our common stock to Cornell in payment of certain fees owed to Cornell under the terms of the Standby Equity Agreement; and 33,411 restricted shares of our common stock to Newbridge under the terms of the Placement Agent Agreement.

                    On June 22, 2004, we issued a secured convertible debenture to Cornell Capital Partners in the principal amount of $250,000. The secured convertible debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance, or (ii) 80% of the average of the lowest daily volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. At maturity, the remaining unpaid principal and accrued interest under the debentures shall be, at our option, either paid or converted into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The secured convertible debenture is secured by all of EYI Industries’ assets. The secured convertible debentures accrues interest at a rate of 5% per year and has a term of 3 years. In the event the secured convertible debentures are redeemed, then EYI Industries will issue to Cornell Capital Partners a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of 120% of the closing bid price as of June 22, 2004. Cornell Capital Partners purchased the secured convertible debentures from EYI Industries in a private placement on June 22, 2004. EYI Industries is registering in this offering 8,352,823 shares of common stock underlying the secured convertible debentures.

                    On September 24, 2004, we issued a secured convertible debenture to Cornell Capital Partners in the principal amount of $250,000. The secured convertible debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of: (i) 120% of the closing bid price of the common stock as of the date of issuance, or (ii) 80% of the average of the lowest daily volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. At maturity, the remaining unpaid principal and accrued interest under the debentures must be, at our option, either paid or converted into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance, or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The secured convertible debenture is secured by all of our assets. The secured convertible debenture accrues interest at a rate of 5% per year and has a term of 3 years. In the event the secured convertible debentures are redeemed, then we will issue to Cornell Capital Partners a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of 120% of the closing bid price as of September 24, 2004.

Financing Requirements

                    We currently have minimal cash and working capital resources. We do not have adequate financial resources in order to enable us to continue our business operations without additional financing. Our current sources of working capital are sufficient to satisfy our anticipated working capital needs for approximately the next twenty-two weeks, which does not include any proceeds we may receive under the Standby Equity Distribution Agreement with Cornell Capital Partners. As of December 6, 2004, we estimate that we will require $1,800,000 to fund our operating expenses for the next twelve months. In the event that we do not obtain the necessary financing to fund our anticipated operating expenses, we will be forced to reduce our personnel and curtail our telecommunications and mailout expenses. We may not be able to obtain additional working capital on acceptable terms, or at all. Accordingly, there is substantial doubt about our ability to continue as a going concern.

                    We will require additional financing if we are to continue as a going concern and to finance our business operations. We anticipate that any additional financing would be through the sales of our common or preferred stock or placement of convertible debt. In the event that we are unable to raise additional financing on acceptable terms, then we may have to scale back our plan of operations and operating expenditures. We anticipate that we will continue to incur losses until such time as the revenues we are able to generate from sales and licensing of our products exceed our increased operating expenses. We base this expectation in part on the expectation that we will incur increased operating expenses in completing our stated plan of operations and there is no assurance that we will generate revenues that exceed these expenses.

                    On June 22, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell shares of our common stock for a total purchase price of $10 million. If we request advances under the Standby Equity Distribution Agreement, Cornell Capital partners will purchase shares of common stock of EYI Industries for 98% of the lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. We may not request advances in excess of a total of $10 million. The maximum of each advance is equal to $250,000.

DESCRIPTION OF BUSINESS

Overview

                    We are in the business of selling, marketing, and distributing a product line consisting of approximately 35 nutritional products in two categories, dietary supplements and personal care products. Our most successful product is Calorad, a liquid collagen-based dietary supplement presently available on the market. Our sole supplier of Calorad is Nutri-Diem, Inc. These products are marketed through a network marketing program in which independent distributors called “IBAs” (Independent Business Associates) purchase products for resale to retail customers as well as for their own personal use. We have a list of over 400,000 IBAs, of which approximately 11,000 we consider “active.” An “active” IBA is one who purchased our products within the preceding 12 months. Over 1,600 of these IBAs are “very active,” and are on our automatic Auto-ship Program. We consider a “very active” IBA as someone that is current with the administrative fee and on Autoship. See “Distribution and Marketing” below.

                    The IBAs in our network are encouraged to recruit interested people to become new distributors of our products. New IBAs are placed beneath the recruiting IBA in the “network” and are referred to as being in that IBA’s “down-line” organization. Our marketing plan is designed to provide incentives for IBAs to build, maintain and motivate an organization of recruited distributors in their down-line organization to maximize their earning potential. IBAs generate income by purchasing our products at wholesale prices and reselling them at retail prices. IBAs also earn commissions on product purchases generated by their down-line organization.

                    On an ongoing basis we review our product line for duplication and sales trends and make adjustments accordingly. As of September 30, 2004, our product line consisted of: (i) 24 dietary supplement products; and (ii) 11 personal care products consisting primarily of cosmetic and skin care products. Our products are primarily manufactured by Nutri-Diem, Inc., a related party, and sold by us under a license and distribution agreement with Nutri-Diem, Inc. Certain of our own products are manufactured for us by third party manufacturers pursuant to formulations developed for us. Our products are sold to our IBAs located in all 50 states, the District of Columbia and Canada.

                    We believe that our network marketing system is suited to marketing dietary supplement and personal care products, because sales of such products are strengthened by ongoing personal contact between IBAs and their customers. IBAs are given the opportunity, through our sponsored events and training sessions, to network with other distributors, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition, in order to motivate IBAs.

Corporate Organization

                    We were incorporated under the laws of the State of Nevada on June 27, 1996, under the name of “Inter N. Corporation”. In August of 1999, we changed the name of our company to “Safe ID Corporation” to reflect our new business focus at the time. From 1999 to 2002, our business plan was to create a product line of miniaturized microchip technology for insertion into inanimate objects or injection under the skin of animals. The microchips were also intended to provide positive identification of personal possessions such as cameras, bicycles, boats, cars, skis, paintings and clothes using unique codes with many available combinations. From 1999 to 2002, we were not able to raise the funds required for the micro-chip manufacturing and sales. As a result, we again changed the focus of our business, to oil and gas opportunities in 2002. From 1999 to 2003 we were a non-operating company with limited assets and were not able to raise sufficient funds to fund our business operations.

                    On December 31, 2003, we completed a share exchange (the “Exchange”) with certain of the shareholders (the “EYI Shareholders”) of Essentially Yours Industries, Inc. a Nevada Corporation (“EYI Nevada”), under a Share Exchange Agreement, dated November 4, 2003, (the “Exchange Agreement”).

                    Under the terms of the Exchange Agreement, we issued 117,991,875 shares of our common stock, representing approximately 79.9% of our then-outstanding common stock, to the EYI Shareholders in exchange for 15,372,733 shares of EYI Nevada common stock held by them. As a result, we underwent a change of control. Following completion of the Exchange the EYI shareholders controlled approximately 79.9% of our outstanding common stock, and we owned approximately 97.9% of EYI Nevada’s issued and outstanding capital stock. As a result of the transaction we acquired the business of EYI Nevada and EYI Nevada became our majority-owned subsidiary.

                    Prior to the Exchange we were a non-operating public company with limited assets, the substance of the acquisition transaction with EYI Nevada was a capital transaction, rather than a business combination. The transaction is equivalent to the issuance of stock by EYI Nevada for our net assets, accompanied by a recapitalization. EYI Nevada is the successor corporation for accounting purposes. Accordingly, concurrent with the acquisition, we changed our name to “EYI Industries, Inc.” and our officers and directors resigned, and nominees of the EYI Shareholders were elected as successors.

                    Our present business operations are conducted through our majority owned subsidiary EYI Nevada.

Subsidiaries And Affiliates

                    We presently have six subsidiaries through which we conduct our operations, described as follows:

  Essentially Yours Industries, Inc., a Nevada Corporation (Majority Owned). EYI Nevada was organized on June 20, 2002 upon the completion of a merger between Burrard Capital Corp., a Nevada Corporation, and Essentially Yours Industries, Inc., a Nevada Corporation. The resulting merged entity continued under the name Essentially Yours Industries, Inc. EYI Nevada is our majority owned subsidiary which presently conducts our US business operations.

  642706 B.C. Ltd., located in Surrey, British Columbia (Wholly Owned), provides accounting, customer service, marketing and financial advisory services to us. 642706 B.C. Ltd. is our wholly owned subsidiary and has experience in marketing health and wellness products and experience in financial reporting for the United States and Canada.

  Halo Distribution LLC, 7109 Global Drive, Louisville, Kentucky (Wholly Owned). Halo was organized on January 15, 1999 in the state of Kentucky. Halo is owned 99% by Essentially Yours Industries, Inc. and 1% by RGM International, Inc. Halo Distribution LLC is our wholly-owned subsidiary and is located in Louisville, Kentucky. Halo Distribution LLC has 33,750 square feet of warehouse, and includes a computerized pick and pack carousel system. Halo Distribution LLC serves as a fulfillment center for orders of our products, which provides us with full and complete control of this crucial part of the business of marketing, selling, and distributing those products to the IBAs and customers within the United States. In February 1999, Halo entered into a lease with Business Centers LLC with respect to the premises located at 7109 Global Drive, Louisville, Kentucky. The premises consists of approximately 33,750 square feet of office and warehouse space. The lease was renewed on January 15, 2004 and extended the term of the lease until April 30, 2007.

  Essentially Yours Industries (Canada), Inc. (Wholly Owned), a Canadian Federal Corporation, was incorporated in September 2002 and is located in Surrey, British Columbia, and handles Canadian sales, Canadian sales taxes and Canadian reporting.

  RGM International, Inc., a Kentucky Corporation (Wholly Owned). RGM was incorporated in July 1997. RGM is a dormant investment company which holds 1% of Halo.

  World Wide Buyers’ Club Inc., a Nevada Corporation (51% Owned). World Wide Buyers’ Club Inc. was organized by a joint venture agreement effective May 6, 2004.

                    The following are our affiliates who are controlled by certain of our directors and majority shareholders, as described below:

  Nutri-Diem, Inc., 1421 Nobel Street, Sainte-Julie, Quebec, Canada. Nutri-Diem, Inc. is the manufacturing facility in Quebec that supplies 70% of our products. EYI Nevada negotiated with Nutri-Diem Inc. an exclusive Distribution and Licensing Agreement where by EYI Nevada will sell the products of Nutri-Diem Inc., such as Calorad and Agrisept-L, in the United States and Canada, and elsewhere in the world, subject to suitable arrangements. Michel Grise, former President of Nutri-Diem is one of our shareholders and a director of our subsidiary. Mr. Patrick Grise is the current President of Nutri-Diem Inc. and is a current shareholder of EYI.

  Essentially Yours Industries Corp., located at #201 8322 130th Street, Surrey, British Columbia V3W 8J9, provides services to EYI Nevada under a management agreement. These services consist of computer and management information systems and support. Payments due under the management agreement are at cost of services plus a mark-up of approximately 5%. Essentially Yours Industries Corp. is controlled by certain of our shareholders including Jay Sargeant, our President and Chief Executive Officer.

Key Operating Strengths

                    We believe the source of our success is our support of and compensation program for our IBAs. We provide our IBAs with quality products and a competitive commission program, along with training and motivational events and services. We believe that we have established a strong operating platform to support IBAs and facilitate future growth. The key components of this platform include the following:

  quality dietary supplement and personal care products that appeal to consumer demand for products that contribute to a healthy lifestyle;

  a compensation program that permits IBAs to earn income from profits on the resale of products and residual income from product purchases within a IBAs’ down-line organization, as well as to participate in various non- cash awards, such as promotional programs for computers and other electronic equipment;

  a communications program that seeks to effectively and efficiently communicate with IBAs by utilizing new technologies and marketing techniques, as well as motivational events and training seminars;

  a continual expansion and improvement of our product line and marketing plan;

  an in-house marketing department; and

  employment of computer technology to provide timely and accurate product order processing, weekly commission payment processing and detailed IBA earnings statements.

Growth Strategy

                    Our growth strategy is expansion of our product line and network of IBAs to increase sales. An increase in the number of distributors generally results in increased sales volume, and new products create enthusiasm among distributors, serve as a promotional tool in selling other products, and attracting new distributors.

                    We will also seek to increase sales through initiatives designed to enhance sales in our existing markets. Such initiatives will include increasing the number of our training and motivational events and teleconferences, hiring additional IBA support personnel and establishing more convenient consignment centers in targeted geographic markets.

                    Our growth strategy will require expanded IBA services and support, increased personnel, expanded operational and financial systems, the implementation of additional control procedures an expanded in-house marketing department and marketing program as well as an increased presence on the Internet. There is no assurance that we will be able to manage expanded operations effectively. Furthermore, failure to implement financial, information management, and other systems and to add control procedures could have a material adverse effect on our results of operations and financial condition.

Industry Overview

                    Over the past several years, widely publicized reports and medical research findings have suggested a correlation between the consumption of dietary supplements and the reduced incidence of certain diseases. Thousands of such reports and research findings can be found on the International Bibliographic Information on Dietary Supplements (IBIDS) database produced by the Office of Dietary Supplements. In 1995, US Congress established the Office of Dietary Supplements, a division of the National Institutes of Health, to conduct and coordinate research into the role of dietary supplements in maintaining health and preventing disease. In addition, Congress has established the Office of Alternative Medicine within the National Institutes of Health to foster research into alternative medical treatments, which may include natural remedies.

Products

                    Our product line consists of products in the categories of dietary supplements and personal care. We currently market approximately 35 products, exclusive of variations in product size, colors or similar variations of our basic product line. For the year ended December 31, 2003, Calorad, sales represented over 90% of our net sales and is expected to provide a large portion of our net sales in the foreseeable future.

Dietary Supplements

                    We offer 24 products in the dietary supplement category which contain herbs, vitamins, minerals and other natural ingredients. As stated above, the dietary supplement product Calorad is expected to provide a large portion of our net sales in the foreseeable future. The following products represent the majority of our product sales in the dietary supplement category:

  Calorad®: Calorad is a liquid collagen-based dietary supplement. Calorad is available in three formulas: beef, fish, and AM.

  Agrisept-L®: Agrisept-L is a dietary supplement of citrus extracts used as a germicide.

  Oxy-Up™: Oxy-Up is a liquid stabilized oxygen supplement.

  Triomin: Triomin is a liquid trace mineral dietary supplement.

  Noni Plus™: Noni fruit has been around for centuries, used by natives and ancient healers of many countries during the last several thousand years to treat many ailments. We have combined this fruit with our own Dead Sea ionic minerals.

  Iso-Greens™: Iso-Greens is a nutrient-rich green food supplement. The vegetables in Iso-Greens combine to supply 39 of the vitamins, minerals and amino acids found in food, including Vitamin B-12.

  Definition® (drops): Definition is an all-natural herbal product designed to feed and nurture the female breast. This product is available in both cream and drop formulations.

  Essential Omega™: Essential Omega is a dietary supplement that provides essential fatty acids, including CLA and GLA. This product may also be a support for weight loss and exercise programs.

  Prosoteine™: Prosoteine is a plant based, natural, stimulant-free liquid protein supplement.

Personal Care Products

                    We offer 11 personal care products. The following product represents the majority of our product sales in the personal care category:

  Definition® (cream): Definition is an all-natural herbal product designed to feed and nurture the female breast.

                    Promotional Materials. We will also derive revenues from the sale of various educational and promotional materials designed to aid our distributors in maintaining and building their businesses. Such materials include various sales aids, informational videotapes and cassette recordings, and product and marketing brochures. We produce many of our promotional material in-house and have the capability to create just-in-time marketing pieces as needed and constantly update our marketing material.

                    New Product Identification. We expand our product line through the development of new products. New product ideas are derived from a number of sources, including trade publications, scientific and health journals, consultants, distributors and other third parties. Prior to introducing new products, we investigate product formulation as it relates to regulatory compliance and other issues.

                    We rely upon Nutri-Diem, Inc. and other manufacturers, independent researchers, vendor research departments for product development services. When a new product concept is identified or when an existing product must be reformulated, the new product concept or reformulation project is generally submitted to Nutri-Diem, Inc. or other manufacturers for technical development and implementation. Nutri-Diem owns all of the rights to the products that they produce. We do not incur any expense for the development of any products by Nutri-Diem. We continually review our existing products for potential enhancements to improve their effectiveness and marketability. While we consider our product formulations to be proprietary trade secrets, such formulations are not patented. Accordingly, there is no assurance that another company will not replicate one or more of our products.

                    Product Procurement and Distribution; Insurance. More than 70% of our product line in the dietary supplement category is manufactured by Nutri-Diem, Inc., a related party, utilizing theirs and our product formulations, as well as product formulations it licenses to us. A majority of our product line in the personal care category is also manufactured by Nutri-Diem, Inc.

                    We have contracts with Nutri-Diem, Inc. that grant to us the exclusive license and right to market, sale and distribute in Canada and the United States and a non-exclusive right to market on the Internet certain products owned by Michel Grise Consultant, Inc., a Quebec corporation, which is controlled by Michel Grise. To maintain the license and distribution rights granted by those contracts, we are obligated to purchase from Nutri-Diem, Inc. during that period commencing on June 1, 2003, and continuing through and including May 31, 2004, products totaling $1,530,000. Those contracts also specify that for the period from June 1, 2004 to May 31, 2005, we are required to purchase from Nutri-Diem, Inc. products totaling $3,825,000 Additionally, those contracts specify that for each year commencing on June 1, and ending on May 31 thereafter during the term of that agreement we are required to purchase products totaling $5,355,000 The provisions of those contracts specify that Nutri-Diem, Inc. will offer us the right to sell, market and distribute in those territories any new product developed by Nutri-Diem, Inc.

                    If we are not in default at the expiration of the initial five year period, those contracts will be automatically renewed for another five year period. In the event we fail to make the minimum purchase during any year, Nutri-Diem, Inc. has the option, to require us to pay Nutri-Diem, Inc. an amount equal to 15% of the difference between the minimum amount for the respective year and the amount of actual purchases during that year. Additionally, in the event that we do not purchase the minimum amount during any particular year and do not pay Nutri-Diem, Inc. that 15%, Nutri-Diem, Inc. in its sole discretion, may terminate the respective contract or cause the license granted in the contract to be non-exclusive.

                    We have not entered into long-term supply agreements with the other manufacturers of our product line or the third-party providers of our consumer benefit services. In the event the relationship with any of our manufacturers becomes impaired, we will be required to obtain alternative manufacturing sources for our products. In such event, there is no assurance that the manufacturing processes of our current manufacturers can be replicated by another manufacturer. We believe that we would be able to obtain alternative sources of our dietary supplement and personal care products. A significant delay or reduction in availability of products, however, could have a material adverse effect on our business, operating results and financial condition. We, as with other marketers of products that are intended to be ingested, face the inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We maintain product liability insurance coverage with coverage limits of $5,000,000 per occurrence and $5,000,000 aggregate. We have agreed to maintain, at our sole cost and expense, standard Product Liability Advertiser Liability Insurance naming Nutri-Diem, Inc. and its officers, directors, agents and employees, as additional insured parties in the amount of $1,000,000. We generally do not obtain contractual indemnification from other parties manufacturing our products. Although we have not experienced any successful product liability claims, such claims could result in material losses.

                    All of the items in our product line include a customer satisfaction guarantee. Within 30 days of purchase, any retail customer or IBA who is not satisfied with our product for any reason may return it or any unused portion to the distributor from whom it was purchased or to us for a full refund or credit toward the purchase of another product. IBAs may obtain replacements from us for products returned to them by retail customers, if they return such products on a timely basis. Furthermore, in most jurisdictions, we maintain a buy-back program. Under this program, we will repurchase products sold to a distributor (subject to a 10% restocking charge), provided that the distributor resigns as a distributor and returns the product in marketable condition within one year of original purchase, or longer where required by applicable state law or regulations. We believe this buy-back program addresses a number of the regulatory compliance issues pertaining to network marketing systems. We expect that the cost of products returned to us will be less than 1% of gross sales. Below is a summary of return information for the nine month period ended September 30, 2004:

Month	Deposit	Sales	Returns	Chargebacks	Adj./Disc.	Net Deposit

January-04	$550,388	$559,960	$3,828	$1,316	$16,739	$538,077
February-04	$521,588	$534,060	$1,702	$145	$17,084	$515,129
March-04	$641,032	$662,110	$4,100	$664	$19,470	$637,876
April-04	$580,831	$601,847	$2,807	$292	$18,699	$580,049
May-04	$539,220	$559,528	$2,820	$523	$17,950	$538,235
June-04	$499,944	$520,412	$3,991	$1,081	$16,113	$499,227
July-04	$447,353	$451,937	$4,263	$221	$14,423	$433,029
August-04	$462,986	$474,415	$10,923	$359	$15,231	$447,902
September-04	$412,139	$429,322	$17,740	$159	$13,158	$398,265

	$4,739,034	$4,793,592	$52,175	$4,760	$148,868	$4,587,789
		100.00%	-1.09%	-0.10%	-3.11%	95.71%

                    Our specific refund policies are as follows:

Retail Customer Guarantee

                    (a) A retail customer may return defective, unused product (at least 50%) to his/her IBA within thirty (30) days of purchase for exchange or full refund.

                    (b) A written statement must be obtained from the customer stating the reason for dissatisfaction.

                    (c) The original retail receipt showing the date of purchase must accompany a written request for a return.

                    (d) A copy of the Customer Refund Form must be completed in full and returned to EYI with the aforementioned documentation and product (when product is requested).

                    (e) Upon receipt of the statement, retail receipt and the returned product, EYI will promptly replace any returned product to the IBA.

                    (f) IBAs failure to comply with this guarantee policy may be reason for termination.

                    (g) On product purchases of more than a one- (1) month supply, the thirty- (30) day rule applies to the purchase (unless otherwise promised by IBA to his/her retail customer. In this instance, the IBA is responsible to uphold his/her retail guarantee to the customer not EYI)

Refund To Independent Business Associates

                    If an IBA is not satisfied with a given EYI product, EYI will replace the product with a product of same or like value, less shipping and handling charges. If requested EYI will issue a credit for the purchase less shipping and handling. This credit must be used within thirty (30) days of being issued. The request for a replacement must occur within thirty (30) days of receipt of the product by the IBA and the product must be in re-sale condition upon return. IBAs must provide proof of purchase and cover the cost of the product return.

                    If an IBA wishes to resign and return product then the above procedures must be followed and the IBA must also provide a letter of resignation. A cash refund, less any commissions paid on these said products that are being returned, will be issued only in this circumstance.

                    Note the following condition for refunds:

                    Please keep in mind that EYI will not issue any refunds for product(s) previously certified as sold under the 70% rule. (Please refer to point ten (10) in Independent Business Association Regulations in Policies & Procedures for details). As well, your refund will be less commission paid on the returned product.

                    Our product line is distributed principally from our facilities in Louisville, Kentucky and Surrey, British Columbia or from our consignment centers. Products are warehoused in Louisville and Surrey and at selected consignment centers.

Distribution And Marketing

                    We distribute our product line through our network marketing system where Independent Business Associates (“IBAs”) purchase product at wholesale and through person-to-person contact, re-sell the product at retail prices. At June 30, 2004, we had approximately 11,000 “active” IBAs. To be considered “active” a distributor must have purchased our products within the preceding 12 months. Our IBAs are independent contractors who purchase products directly from us for resale to retail consumers. IBAs may elect to work on a full-time or part-time basis. We believe our network marketing system appeals to a broad cross-section of people, particularly those seeking to:

  supplement family income,

  start a home business, or

  pursue employment opportunities other than conventional, full-time employment.

                    A majority of our IBAs sell our products on a part-time basis.

                    We believe that our network marketing system is ideally suited to marketing our product line, because sales of our products are strengthened by ongoing personal contact between retail consumers and IBAs, many of whom use our products themselves. Sales are made through direct personal sales presentations, as well as presentations made to groups. These sales methods are designed to encourage individuals to purchase our products by informing potential customers and IBAs of our product line and results of personal use, and the potential financial benefits of becoming a distributor. Our marketing efforts are typically focused on middle-income families and individuals.

                    Our network marketing program encourages individuals to develop their own down-line network marketing organizations. Each new IBA is either linked to:

  the existing distributor that personally enrolled the new distributor into our network marketing program, or the existing distributor in the enrolling distributor’s down-line as specified by the enrolling distributor at the time of enrollment.

                    Growth of a IBAs’ down-line organization is dependent on the recruiting and enrollment of additional IBAs by the distributor or the IBAs within such distributor’s down-line organization.

                    IBAs are encouraged to assume responsibility for training and motivation of other IBAs within their down-line organization and to conduct opportunity meetings as soon as they are appropriately trained. We strive to maintain a high level of motivation, morale, enthusiasm and integrity among the members of our network marketing organization. We believe this result is achieved through a combination of products, sales incentives, personal recognition of outstanding achievement, and quality promotional materials. Under our network marketing program, IBAs purchase sales aids from us and assume the costs of advertising and marketing our product line to their customers, as well as the direct cost of recruiting new IBAs. We believe that this form of sales organization is cost efficient, because our direct sales expenses are primarily limited to the payment of commissions, which are only incurred when products are sold.

                    We continually strive to improve our marketing strategies, including the compensation structure within our network marketing program and the variety and mix of products in our line, to attract and motivate IBAs. These efforts are designed to increase IBAs’ monthly product sales and the recruiting of new IBAs.

                    We are attempting to achieve growth in our network marketing program by our incentive structure. IBAs earn profits by purchasing from our product line at wholesale prices and selling our product line to their customers at retail.

                    Additionally, we have a commission structure which provides for payment of commissions on product purchases made by other IBAs in a distributor’s down-line organization. IBAs derive this commission income mainly through their Business Volume, as described below.

                    Business Volume is assigned to most of our products and is used to calculate sales commission. The Business Volume, in most instances, is 50% of the wholesale cost of a product. Commissions are based on the total Business Volume which has been generated both personally and through the IBAs’ down-line activity. Therefore, as a down-line grows, it is possible for greater commissions to be earned. During the twelve month period starting on July 1, 2003 and ending on June 30, 2004, the top 5 IBAs generated $727,659 in revenues and the top 10 IBAs generated $994,909 in revenues. None of our IBAs has derived $1 million per year or greater for the years ended 2004, 2003, or 2002.

                    In order for an IBA to earn commissions, there are four requirements:

  an IBA needs to create a Business Center by filling out our IBA Application and Agreement Form;

  an IBA needs to qualify his Business Center with a 100 Business Volume order of our products;

  an IBA needs to activate his Business Center by making two personal sales to two people who become qualified IBAs within one year of entry into the business; and

  to be eligible for commission, an IBA needs to pay a yearly administration fee of $40.

                    The average commission earned by our IBAs during the twelve month period starting on July 1, 2003 and ending June 30, 2004 was $1,164.88.

                    To aid IBAs in easily meeting the monthly personal product purchase requirement to qualify for commission, we developed the “Auto-ship Program.” Under the Auto-ship Program purchasing arrangement, each Business Center establishes a standing product order (20 Business Volume minimum) which is automatically charged to a credit card or deducted from a bank account each month prior to shipment of the ordered products. As of June 30, 2004 we had over 1,600 IBAs participating in the Auto-ship Program.

                    Under our Consignment Center Program, we designate IBAs to operate consignment centers. Each Consignment Center functions as our product distribution center, carrying our products. As of June 30, 2004, we had 11 consignment centers. Consignment centers provide hubs of local product and business training. They sell to customers at the point of purchase, teach sales and marketing techniques, distribute literature about our products and business while lowering our shipping and data-entry costs.

                    We maintain a computerized system for processing distributor orders and calculating commission payments, which enables us to remit such payments promptly to IBAs. We believe that prompt and accurate remittance of commissions is vital to recruiting and maintaining IBAs, as well as increasing their motivation and loyalty to us. We calculate the commissions weekly and pay commissions biweekly.

                    We are committed to providing the best possible support to our IBAs. IBAs in our network marketing program are provided training guides and are given the opportunity to participate in our training programs. We sponsor weekly conference calls for our IBAs, which include testimonials from successful IBAs and satisfied customers, as well as current product and promotional information. We produce weekly newsletters, which provide information on us, our products and network marketing system. The newsletter is designed to help recruit new IBAs, by answering commonly asked questions and includes product information and business building information. The newsletter also provides a forum for us to give additional recognition to our IBAs for outstanding performance. In addition, we regularly sponsor training sessions for our IBAs across the United States and Canada. At these training sessions IBAs are provided the opportunity to learn more about our product line and selling techniques, so that they can build their businesses more rapidly.

                    We also maintain an Internet site, www.eyicom.com , which is an integral part of our product sales, customer retention, IBA recruitment and IBA development efforts. Approximately 8,800 of our IBAs are networked electronically, allowing them access to marketing information and sales leads. Further, we provide IBAs with a free, e-commerce Internet “home page” to aid their marketing efforts.

Government Regulation

                    In the United States (as well as in any foreign markets in which we may sell our products), we are subject to laws, regulations, administrative determinations, court decisions and similar constraints (as applicable, at the federal, state and local levels) (hereinafter “regulations”). These regulations include and pertain to, among others:

  the formulation, manufacture, packaging, labeling, distribution, importation, sale and storage of our products,

  our product claims and advertising (including direct claims and advertising as well as claims and advertising by distributors, for which we may be held responsible), and our network marketing organization.

                    We have always met and passed any inspection by the United States and Food and Drug Department. October 7, 2002, we had a Food and Drug label inspection. Notice to re-label on Calorad was submitted on October 9, 2002. A panel was added to our Calorad product to round the calories to be in compliance with the DSHEA Act of 1994. The “may proceed” release was issued on November 6, 2002. On February 2, 2004, a notice to redeliver from the Department of the Treasury/United States Customs Service in Detroit, Michigan was issued, requesting an inspection and import permit, along with an original CFI A certificate (Canadian Food Inspection Agency Certificate). The entry number was 336-0214262-5. We met all requirements and the shipment was released on February 27th, 2004.

                    Formulations: We are reliant on our manufacturer’s knowledge and expertise as they develop our formulas. We do investigate the individual ingredients to ensure they fall under the 1994 DSHEA Act definitions as well as the FDA cosmetic regulations. We also receive confirmation that all preservatives are GRAS (generally recognized as safe)

                    Manufacturing: We are reliant on our manufacturers that they are compliant with GMP regulations and safety regulations put forth by the Food and Drug Administration.

                    Packaging: We are reliant on our manufacturers that our packaging is in compliance with FDA regulations.

                    Labeling: We consult with our FDA attorneys on a need to know basis regarding labeling and have an in house labeling specialist that is experienced in the 1994 DSHEA Act.

                    Distribution: Our facility has Food Grade Certification within the State of Kentucky and is also registered with the FDA (Food and Drug Administration) as a Food Grade Facility.

                    Sale and Storage: We have an in house General Manager/expert that over sees shipping, import and export as well ensures our distribution facility is compliant with all applicable laws in this area.

                    Importation: We have an in house purchasing agent that works with all applicable laws with respect to NAFTA, Bio-terrorism and agricultural requirements as well as a brokerage firm that works for us. We have always successfully imported product to the United States with very few inspections or violations.

Products

                    The formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of our products are subject to regulation by federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the Environmental Protection Agency, and the United States Postal Service. Our activities are also regulated by various agencies of the states, localities and foreign countries in which our products are or may be manufactured, distributed and sold. The Food and Drug Administration, in particular, regulates the formulation, manufacture and labeling of dietary supplements, cosmetics and skin care products, including some of our products. Food and Drug Administration regulations require us and our suppliers to meet relevant regulatory good manufacturing practices for the preparation, packaging and storage of these products. Good manufacturing practices for dietary supplements have yet to be promulgated, but are expected to be proposed. The Dietary Supplement Health and Education Act of 1994 revised the provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements, which we believe is generally favorable to the dietary supplement industry. The Dietary Supplement Health and Education Act created a new statutory class of “dietary supplements.” This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet. In general, a dietary supplement is a product (other than tobacco) that is intended to supplement the diet that bears or contains one or more of the following dietary ingredients: a vitamin, a mineral, a herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients; is intended for ingestion in pill, capsule, tablet, or liquid form; is not represented for use as a conventional food or as the sole item of a meal or diet; and is labeled as a “dietary supplement.” However, the Dietary Supplement Health and Education Act grand fathered, with certain limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement containing a new dietary ingredient and placed on the market on or after October 15, 1994 must have a history of use or other evidence establishing a basis for expected safety. Manufacturers of dietary supplements having a “structure-function” statement must have substantiation that the statement is truthful and not misleading.

                    The majority of our sales come from products that are classified as dietary supplements under the Federal Food, Drug and Cosmetic Act. The labeling requirements for dietary supplements have been set forth in final regulations with respect to labels affixed to containers beginning after March 23, 1999. These regulations include how to declare nutrient content information, and the proper detail and format required for the “supplemental facts” box. We revise our product labels in compliance with these regulations. The costs of product re-labeling were immaterial. Many states have also recently become active in the regulation of dietary supplement products. These states may require modification of labeling or formulation of certain of our products sold in these states.

                    In addition, on April 29, 1998, the US Food and Drug Administration published a proposed regulation offering guidance and providing limitations on permissible structure/function statements to be placed on labels and in brochures. Structure/function statements are claims of the benefit or effect of a product or an ingredient on the body’s structure or function. The proposed regulation has not been finalized. We anticipate that some of the regulation as proposed will become final, but this new regulation will not significantly change the way that the Food and Drug Administration currently interprets structure/function statements. Thus, we do not expect to make any substantial label revisions based on this proposed regulation regarding any of our structure/function product statements.

                    Personal care products are intended to be applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance without affecting the body’s structure or functions. Included in this definition are products such as skin creams, lotions, perfumes, lipsticks, fingernail polishes, eye and facial make-up preparations, shampoos, permanent waves, hair colors, toothpastes, deodorants, and any material intended for use as a component of a cosmetic product. The Food & Drug Administration has a limited ability to regulate personal care products. The Food & Drug Administration can regulate personal care products after they are introduced into the market and can review personal care products and their ingredients after they are sold to the public.

                    As a marketer of products that are ingested by consumers, we are subject to the risk that one or more of the ingredients in our products may become the subject of adverse regulatory action.

                    Most of our products sold in Canada have separate labels or combination labels to satisfy Canadian compliance organizations, such as the Food Inspection Agency and Health Canada. Health Canada is moving towards stricter compliance guidelines for dietary supplement products through its recently created Office of Natural Health Products. New compliance guidelines through the Office of Natural Health Products may affect the formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of our products in Canada. We plan to comply with all regulations promulgated by Office of Natural Health Products. Quebec has different label requirements than the rest of Canada, however, a portion of our Canadian labels or combination labels are compliant and sufficient for the sale in Quebec. Due to the small percentage of sales in Canada, we do not hold separate Canadian labels for our complete product line.

                    In foreign markets, prior to commencing operations and prior to making or permitting sales of our products, we may be required to obtain an approval, license or certification from the country’s ministry of health or comparable agency. Prior to entering a new market in which a formal approval, license or certificate is required, we will be required to work extensively with local authorities to obtain the requisite approvals. The approval process generally will require us to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. Such approvals may be conditioned on reformulation of our products or may be unavailable with respect to certain products or ingredients.

Product Claims and Advertising

                    The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters, including advertising of our products. All advertising, promotional and solicitation materials used by distributors require our approval prior to use. The Federal Trade Commission has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. In addition, the Federal Trade Commission has increased its scrutiny of the use of testimonials. We have not been the target of Federal Trade Commission enforcement action. There is no assurance that:

  the Federal Trade Commission will not question our advertising or other operations in the future,

  a state will not interpret product claims presumptively valid under federal law as illegal under that state’s regulations, or future Federal Trade Commission regulations or decisions will not restrict the permissible scope of such claims.

                    We are also subject to the risk of claims by distributors and their customers who may file actions on their own behalf, as a class or otherwise, and may file complaints with the Federal Trade Commission or state or local consumer affairs offices. These agencies may take action on their own initiative against us for alleged advertising or product claim violations or on a referral from distributors, consumers or others. Remedies sought in such actions may include consent decrees and the refund of amounts paid by the complaining distributor or consumer, refunds to an entire class of distributors or customers, or other damages, as well as changes in our method of doing business. A complaint based on the practice of one distributor, whether or not we authorized the practice, could result in an order affecting some or all distributors in a particular state. Also, an order in one state could influence courts or government agencies in other states considering similar matters. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on us.

Compliance Efforts

                    We attempt to remain in full compliance with all applicable laws and regulations governing the manufacture, labeling, sale, distribution, and advertising of our dietary supplements. We retain special legal counsel for advice on both US Food and Drug Administration and US Federal Trade Commission legal issues.

Network Marketing System

                    Our network marketing system is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies. These regulations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within an organization be based on sales of the organization’s products, rather than investment in the organization or other non-retail sales related criteria. For instance, in certain markets there are limits on the extent to which distributors may earn royalties on sales generated by distributors that were not directly sponsored by the distributor.

                    Our network marketing program and activities are subject to scrutiny by various state and federal governmental regulatory agencies, to ensure compliance with various types of laws and regulations. These laws and regulations include securities, franchise investment, business opportunity and criminal laws prohibiting the use of “pyramid” or “endless chain” types of selling organizations. The compensation structure of such selling organizations is very complex, and compliance with all of the applicable laws is uncertain in light of evolving interpretation of existing laws and the enactment of new laws and regulations pertaining to this type of product distribution. We have an ongoing compliance program with assistance from legal counsel experienced in the laws and regulations pertaining to network sales organizations. We are not aware of any legal actions pending or threatened by any governmental authority against us regarding the legality of our network marketing operations.

                    We currently have IBAs in all 50 states, the District of Columbia and Canada. We review the requirements of various states, as well as seek legal advice regarding the structure and operation of our selling organization to ensure that it complies with all of the applicable laws and regulations pertaining to network sales organizations. On the basis of these efforts and the experience of our management, we believe that we are in compliance with all applicable federal and state regulatory requirements. We have not obtained any no-action letters or advance rulings from any federal or state security regulator or other governmental agency concerning the legality of our operations, nor are we relying on a formal opinion of counsel to such effect. We, accordingly, are subject to the risk that, in one or more of our markets, our marketing system could be found to not comply with applicable laws and regulations. Our failure to comply with these regulations could have a material adverse effect on us in a particular market or in general.

                    We are subject to the risk of challenges to the legality of our network marketing organization, including claims by our distributors, both individually and as a class. Most likely these claims would be based on our network marketing program allegedly being operated as an illegal “pyramid scheme” in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act.

                    We believe that our network marketing system is not classified as a pyramid scheme under the standards set forth in applicable law. In particular, in most jurisdictions, we maintain an inventory buy-back program to address the problem of “inventory loading.” Pursuant to this program, we repurchase products sold to a distributor (subject to a 10% restocking charge) provided that:

  the distributor resigns as a distributor, and

  returns the product in marketable condition within one year of original purchase, or longer where required by applicable state law or regulations.

                    Our literature provided to distributors describes our buy-back program. However, as is the case with other network marketing companies, the commissions paid by us to our distributors are based on product purchases, including purchases of products that are personally consumed by the down-line distributors. Basing commissions on sales of personally consumed products may be considered an inventory loading purchase. Furthermore, distributors’ commissions are based on the wholesale prices received by us on product purchases or, in some cases, based upon the particular product purchased, on prices less than the wholesale prices.

                    To further address the problem of “inventory loading,” our IBAs must sell at least 70% of their inventory before they can reorder.

                    In the event of challenges to the legality of our network marketing organization by distributors, we would be required to:

  demonstrate that our network marketing policies are enforced, and demonstrate that the network marketing program and distributors’ compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.

                    Nutrition for Life International, Inc., one of our competitors and a multi-level seller of personal care and nutritional supplements, announced in 1999 that it had settled class action litigation brought by distributors alleging fraud in connection with the operation of a pyramid scheme. Nutrition for Life agreed to pay in excess of $3 million to settle claims brought on behalf of its distributors, and related securities fraud claims brought on behalf of certain purchasers of its stock. We believe that our marketing program is significantly different from the program allegedly promoted by Nutrition for Life and that our marketing program is not in violation of anti-pyramid laws or regulations. Two issues in the Nutrition for Life matter were a $1,000 buy-in urged on new recruits, and the paying of commissions on product vouchers prior to the actual delivery of product. By design, our marketing program offers no incentive to anyone to make a large personal purchase nor do we use product vouchers. However, there is no assurance that claims similar to the claims brought against Nutrition for Life and other multi-level marketing organizations will not be brought against us, or that we will prevail in the event any such claims were made. Furthermore, even if we were successful in defending against any such claims, the costs of conducting such a defense, both in dollars spent and in management time, could be material and adversely affect our operating results and financial condition. In addition, the negative publicity of such a suit could adversely affect our sales and ability to attract and retain distributors.

Competition

                    We are subject to significant competition in recruiting IBAs from other network marketing organizations, including those that market products in the dietary supplement and personal care categories, as well as other types of products. There are more than 300 companies worldwide that utilize network marketing techniques, many of which are substantially larger, offer a greater variety of products, and have available considerably greater financial resources than us. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining IBAs through an attractive commission plan and other incentives. We believe that our commission plan and incentive programs provide our IBAs with significant income potential. However, there can be no assurance that our programs for recruitment and retention of IBAs will continue to be successful.

                    In addition, the business of marketing products in the dietary supplement and personal care categories is highly competitive. This market segment includes numerous manufacturers, other network marketing companies, catalog companies, distributors, marketers, retailers and physicians that actively compete in the sale of such products. We also compete with other providers of such products, especially retail outlets, based upon convenience of purchase and immediate availability of the purchased product. The market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends, in part, upon the successful introduction and addition of new products to our line.

                    Depending on the product category, our competition varies. Calorad competes directly with Colvera, a product with different ingredients but a similar concept. Additionally, Calorad competes indirectly with food plans such as Weight Watchers and meal replacement products such as Slim Fast. Our Noni Plus product competes with Morinda and others. Our other products have similar well funded and sophisticated competitors. Increased competitive activity from such companies could make it more difficult for us to increase or keep market share, since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities.

                    Our network marketing competitors include small, privately held companies, as well as larger, publicly held companies with greater financial resources and greater product and market diversification and distribution. Our competitors include Reliv International, Mannatech Incorporated and Usana Health Sciences.

Employees

                    As at September 30, 2004 we had 42 employees. Of these employees, 3 are executive officers, 4 are accounting, 1 is in investor relations, 17 are in operations, 7 are in sales and marketing, 4 are in information systems, 1 is in product development, 6 are in our warehouse, and 1 is in administration. We consider our employee relations to be good. None of our employees is a member of a trade union and we have not experienced any business interruption as a result of any labor disputes.

Research And Development Expenditures

                    We have not incurred any research or development expenditures during our last two fiscal years.

Intellectual Property

                    We use several trademarks and trade names in connection with our products and operations, as further described below. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide with the same level of protection as afforded by a United States federal registration of a trademark. Also, common law trademark rights are limited to the geographic area in which the trademark is actually used. In addition, our product formulations are not protected by patents and are not patentable. Therefore, there can be no assurance that another company will not replicate one or more of our products.

                    We have a License Agreement with Nutri-Diem that gives EYI the exclusive right to use the trademarks solely in connection with the sale, marketing and distribution of the products. Our agreement states that we have non-exclusive rights to use the trademarks on the Internet. The Agreement is based on a five year term, with automatic renewal for another five year period. We also have license agreement with EYI Corp which gives EYI the exclusive right to the trademarks for the purpose of sales and marketing activities. The Agreement is based on a 50 year term with a yearly renewal each year thereafter.

                    On June 30, 2002, the following Nutri-Diem trademarks were licensed to EYI Nevada pursuant to the Marketing and Distribution Agreement in place between Nutri-Diem and EYI Nevada. The owner of the trademarks set out in the table below is Michel Grise Consultants Inc., an associated company of Nutri-Diem and is controlled by Michel Grise, one of the directors of EYI Nevada:

Product	Status
Sea Krit®	Registered trademark
Melan Plus®	Registered trademark
Golden Treat®	Registered trademark
Definition®	Registered trademark
Emulgent®	Registered trademark

Product	Status
Agrisept-L®	Registered trademark
Citrex®	Registered trademark
Calorad®	Registered trademark
Bellaffina™	Registered trademark
Parablast™	Registered trademark
Ultra Form™	Registered trademark
Citrio™	Registered trademark
Vita-Balance™	Registered trademark
Calo Plus ™	Registered trademark
Livocare™	Registered trademark

                    On June 30, 2002, EYI Nevada acquired a license from Essentially Yours Industries Corp., an affiliated company, to use the below trademarks and formulas for a term of 50 years, renewable at the option of EYI Nevada on a yearly basis thereafter at the same yearly rate of $1.00 per year, from year to year:

Copyright/Trademark	Status of Application

Products
Essential Marine®	Registered trademark
Essential Omega™	Registered trademark
Iso greens™	Registered trademark
Noni Plus™	Registered trademark
Oxy Up™	Registered trademark
Citri-plus®	Registered trademark
Prosoteine™	Registered trademark
Essentially Yours®	Registered trademark
Essentially Yours Industries®	Registered trademark
EYI	Registered trademark

MANAGEMENT

Directors And Executive Officers

                    Our directors, executive officers and key employees as of December 14, 2004 are as follows:

Name	Age	Position with the Company	Date First Elected or Appointed

Jay Sargeant	57	President, Chief Executive Officer and	Director, Chief Executive Officer and President
		Director	since December 31, 2003

Dori O’Neill	45	Executive Vice-President, Treasurer, Chief	Executive Vice-President, Treasurer, Chief
		Operations Officer, Secretary and Director	Operations Officer, Secretary and Director
			since December 31, 2003

Rajesh Raniga	38	Chief Financial Officer	Chief Financial Officer since January 1, 2004

Bruce Nants	53	Director	Director since March 1, 2004

                    Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years:

                     Jay Sargeant. Mr. Sargeant has been our President, Chief Executive Officer and a member of our Board of Directors since December 31, 2003. Mr. Sargeant graduated from Boston State College in 1979 with a Bachelors Degree in English Literature and Psychology. From 1995 until June 30, 2002, the date of our merger with Essentially Yours Industries, Inc., Mr. Sargeant was a director of Essentially Yours Industries, Corp. a Canadian Federal corporation. Mr. Sargeant has resigned as a member of the Board of Directors of Essentially Yours Industries, Corp. to concentrate on our sales and marketing efforts. Mr. Sargeant was a founder of Essentially Yours Industries, Corp.

                    Dori O’Neill. Mr. O’Neill has been our Executive Vice President, Chief Operations Officer and a member of our Board of Directors since December 31, 2003. From 1997 to June 2002, Mr. O’Neill served as a Vice President and a member of the Board of Directors of Essentially Yours Industries Corp., a Canadian Federal corporation, from December 2001 to June 2002. From 1994 through 1998 Mr. O’Neill was a self-employed consultant.

                    Bruce Nants. Mr. Nants has been a member of our Board of Directors since March 1, 2004. Mr. Nants is an attorney and has practiced since 1978 as a sole practitioner.

                    Rajesh Raniga. Mr. Raniga has been our Chief Financial Officer since January 1, 2004. Mr. Raniga is a Certified General Accountant. From 1989 to present Mr. Raniga has practiced with Delves Freer Anderson Raniga Caine as a general partner. In his private practice, prior to joining us, he specialized in auditing publicly-listed companies as well as acquisitions and mergers. He has also sat on the Board of Directors and served as the Chief Financial Officer of Uniserve Communications Services Inc., an internet service provider listed on the TSX Venture Exchange in Canada.

Family Relationships

                    There is no family relationship between any of our officers or directors.

Directors

                    Our Board of Directors consists of 3 (three) seats. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

Term Of Office

                    Our directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. Our officers hold office until their death, or until they shall resign or have been removed from office.

Committees Of The Board Of Directors

                    We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, or any other committees. However, our board of directors is considering establish various committees during the current fiscal year.

Audit Committee Financial Expert

                    We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive.

Code Of Ethics

                    We adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and certain other finance executives, which is a “code of ethics” as defined by applicable rules of the SEC. Our Code of Ethics is attached to our Annual Report on Form 10-KSB filed with the SEC on April 14, 2004. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our chief executive officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

Compliance With Section 16(a) Of The Securities Exchange Act

                    Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2003 all such filing requirements applicable to our officers and directors were complied with.

ITEM 10. EXECUTIVE COMPENSATION

                    The following table shows all the cash compensation paid by EYI Industries, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2003 and 2002 to EYI Industries’ named executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation
									All Other
					Other Annual	Restricted	Options/*	LTIP	Compen-
Name	Title	Year	Salary	Bonus	Compensation	Stock Awarded	SARs (#)	payouts ($)	sation

Jay Sargeant(1)	President,	2003	--	--	$240,000(2)	--	--	--	--
	CEO and	2002	--	--	$40,000(2)	--	--	--
	Director	2001	--	--	--	--	--	--

Dori O’Neill(3)	Chief	2003	--	--	$180,000(4)	--	--	--	--
	Operations	2002	--	--	$30,000(4)	--	--	--	--
	Officer,	2001	--	--	--	--	--	--	--
	Secretary,
	Treasurer
	And Director

Maurizio	Former	2003	--	--	--	--	--	--	--
Forigo(5)	President and	2002	--	--	--	--	--	--	--
	CEO	2001	--	--	--	--	--	--	--

(1)	Mr. Sargeant was appointed as our President and Chief Executive Officer on December 31, 2003.

(2)
We paid management consulting fees to Flaming Gorge, Inc., a private company controlled by Mr. Sargeant, our President, CEO and director, for his management of the operation of the company and our subsidiaries, reporting to the Board of Directors, and appointing managers to oversee certain departments. Mr. Sargeant is compensated at the rate of $20,000 per month, on a month to month basis commencing November 5, 2002. The agreement is for an initial five-year term, which is automatically renewable upon expiry of the five-year period on a year-to-year basis.

(3)	Mr. O’Neill was appointed as our Executive Vice-President, Chief Operations Officer, Secretary, Treasurer on December 31, 2003.

(4)
We paid management consulting fees to O’Neill Enterprises Inc., a private company controlled by Mr. O’Neill, our Executive Vice-President, COO, Secretary, Treasurer and director, for the management of day to day activities and operations of the company and our subsidiaries. Mr. O’Neill is compensated at the rate of $15,000 per month, on a month to month basis commencing November 5, 2002. The agreement is for an initial five-year term, which is automatically renewable upon expiry of the five-year period on a year-to-year basis. Effective January 1, 2004, we increased the consulting fees payable to O’Neill to $20,000 per month, and extended the term by five years.

(5)	Mr. Forigo resigned as our President and CEO on December 31, 2003.

                    The following table contains information regarding options granted during the year ended December 31, 2003 to EYI Industries’ named executive officer.

OPTION/SAR GRANTS TABLE

% Total
Options/SARs
Granted to
	No. of Securities	Employees in year
	Underlying	ended December 31
	Options/SARs Granted	2003	Exercise or Base Price
Name	(#)	(%)	($ per Share)	Expiration Date

Jay Sargeant	--	--	--	--
President, Chief Executive Officer
and Director

Dori O’Neill
Secretary, Treasurer and Director	--	--	--	--

                    The following table contains information regarding options exercised in the year ended December 31, 2003, and the number of shares of common stock underlying options held as of December 31, 2003, by EYI Industries’ named executive officer.

AGGREGATED OPTIONS/SAR EXERCISES
IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTIONS/SAR VALUES

			Number of Securities Underlying		Value of Unexercised
	Shares		Unexercised Options/SARs		In-the-Money Options/SARs
	Acquired on	Value	at FY-End		at FY-End
	Exercise	Realized	(#)		($)
Name	(#)	($)	Exercisable	Unexcersiable	Exercisable	Unexercsiable

Jay Sargeant	--	--	--	--	--	--
President,
Chief Executive Officer and
Director

Dori O’Neill
Secretary, Treasurer and Director	--	--	--	--	--	--

Stock Option Grants In The Past Fiscal Year

                    We have not issued any grants of stock options in the past fiscal year to any officer or director.

DESCRIPTION OF PROPERTY

                    Our principal offices are located at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89109. We rent these premises at a rate of $400 per month. The office rental is on a month-to-month basis without a formal contract.

                    Other property lease commitments include our warehouse, office, and distribution centers in Louisville, Kentucky and Surrey, British Columbia, as described in the table below.

Location	Term of Lease	Square Feet	Monthly Lease Commitment
Louisville, Kentucky	Three years, commencing	33,750	$10,419 per month from May 1, 2004 to
	April 30, 2007		April 30, 2005; $11,719 per month from May 1,
			2005 to April 30, 2005; and $13,019 per month
			from May 1, 2006 to April 30, 2007
Surrey, B.C.	Two years, commencing May 1, 2003	21,730	$156,000 per year

LEGAL PROCEEDINGS

                    Other than as described below, we are not a party to any material legal proceedings and to our knowledge, no such proceedings are threatened or contemplated.

                    1.                     Oppression Action by Lavorato/Heyman

                    In 2002, an oppression action was commenced in the Supreme Court of British Columbia by the plaintiffs Brian Lavorato, Geraldine Heyman and their respective holding companies, alleging that Essentially Yours Industries Corp., our affiliate, had improperly vended assets into Essentially Yours Industries, Inc., our wholly owned subsidiary, as part of a corporate restructuring alleged to be oppressive to the plaintiffs. As of April 4, 2003, the lawsuit has been settled and was subsequently dismissed by the plaintiffs by consent, with the exception of claims asserted by the plaintiffs against Thomas K. Viccars, a former in-house counsel of Essentially Yours Industries, Corp., who may potentially assert a third party claim against Essentially Yours Industries, Inc. The Settlement of the Oppression Action was consented to by the Plaintiffs pursuant to a written agreement between the Plaintiffs and, inter alia, EYI Inc., dated as of April 4th, 2003, under which EYI Inc. agreed as follows, inter alia:

                                        (i)                     In consideration of 468058 B.C. Ltd. leasing to 642706 B.C. Ltd. (a company related to EYI Inc.) EYI’s business premises at 8310 and 8322, 130th Street, Surrey, B.C., EYI Inc. and Essentially Yours Industries Corp. jointly and severally agreed to indemnify the landlord in respect of the tenant’s lease obligations till May 2005.

                                        (ii)                    EYI Inc. agreed to enter into a mutual release of all claims with all parties (except Thomas Viccars). The mutual release was executed by all parties (except Thomas Viccars) as of April 4th, 2003.

                    2.                     Action By Suhl, Harris and Babich

                    In 2003 a consolidated action was brought by the plaintiffs Wolf Suhl, Christine Harris and Edward Babich in the Supreme Court of British Columbia pursuant to an order pronounced in the New Westminster Registry under Action No. S061589 on May 7, 2003, which allowed the plaintiffs to proceed with an action against Essentially Yours Industries, Inc. The plaintiffs allege that Essentially Yours Industries, Inc. holds certain of its products or revenues derived therefrom as trust property for the benefit of the plaintiffs.

                    The claim is for an aggregate of 4.9% of the wholesale volume of sales generated by Essentially Yours Industries, Inc. from the alleged trust property, and for damages and costs. A consolidated statement of defense has been filed by Essentially Yours Industries, Inc., and interrogatories have been responded to. Management believes this claim to be without merit and intends to vigorously defend against this claim.

                    To the best of our knowledge, we are not subject to any other active or pending legal proceedings or claims against us or our subsidiaries or any of our properties that will have a material effect on our business or results of operations. However, from time to time, we may become subject to claims and litigation generally associated with any business venture.

PRINCIPAL SHAREHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

                    The following table sets forth information about the beneficial ownership of our common stock as of December 14, 2004 by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors or those nominated to be directors, and executive officers, and (iii) all of our directors and executive officers as a group.

	Name and Address	Amount and Nature	Percentage
Title of Class	of Beneficial Owner	of Beneficial Ownership	of Common Stock(1)

Common Stock	Jay Sargeant	91,972,157	56.6%
	3324 Military Avenue	Direct and Indirect(2)
Los Angeles, California

Common Stock	Dori O’Neill	10,434,884	6.4%
	6520 Walker Avenue	Indirect and Direct (3)
Burnaby, British Columbia
Canada

Common Stock	Bruce Nants	60,000 shares	*
	1999 West Colonial Drive	Direct
Suite 211
Orlando, Florida

Common Stock	Rajesh Raniga	250,000 shares	*
	13357-56 Avenue	Direct
Surrey, British Columbia
Canada

Common Stock	Barry Larose	23,643,302 shares	14.5%
	20080 84th Avenue	Indirect (4)
Langley, British Columbia
Canada

Common Stock	Michel Grise	17,971,748	11.1%
	489 Rue Du Massif	Direct and Indirect (5)
Mont St-Hilaire QC

Common Stock	All Directors and Executive Officers	102,717,041	63.2%
	as a Group (Four Persons)	Direct and Indirect
________________

*	Represents less than 1%.

(1)
Applicable percentage of ownership is based on 162,553,041shares of common stock outstanding as of December 14 2004 together with securities exercisable or convertible into shares of common stock within 60 days of December 14, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 14, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The shares are held as follows: (i) 50,000 shares are held by Northern Colorado, Inc., a company controlled by Mr. Sargeant; (ii) 65,477,302 shares are held in the Jay Sargeant Trust, of which Mr. Sargeant is the Trustee. Mr. Sargeant has granted to the beneficiaries named in the trust the right to receive any cash distributions on the shares and has agreed to add to the trust corpus any stock dividends or shares granted in respect of, or in exchange for, the shares currently held in the trust. Mr. Sargeant retains the right to vote and dispose of the shares or amend the trust at any time; and (iii) 26,397,236 shares are held by Mr. Sargeant beneficially as a named beneficiary under the trust. Mr. Sargeant acquired 47,619 shares as an investor in the Rule 506 Private Placement. Mr. Sargeant purchased each share at a price of $0.21 with a warrant at $0.30.

(3)
Dori O’Neill is a named beneficiary of the Jay Sargeant Trust, and is therefore an indirect beneficial owner, with respect to 7,368,384 shares. Under the trust, Mr. O’Neill has the right to receive any cash distributions on the shares, but Jay Sargeant, as the settlor of the Trust, has retained the right to vote and dispose of the shares, and to revoke or amend the trust at any time.

(4)
Barry LaRose is a named beneficiary of the Jay Sargeant Trust, and is therefore an indirect beneficial owner, with respect to 23,643,302 shares. Under the Trust, Mr. LaRose has the right to receive any cash distributions on the shares, but Jay Sargeant, as the settlor of the Trust, has retained the right to vote and dispose of the shares and to revoke or amend the trust at any time.

(5)
Michel Grise is a named beneficiary of the Jay Sargeant Trust, and is therefore an indirect owner, with respect to 17,195,966 shares. Under the trust, Mr. Grise has the right to receive any cash distributions on the shares, but Jay Sargeant, as the settlor of the Trust, has retained the right to vote and dispose of the shares and to revoke or amend the trust at any time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                    Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

  Any of our promoters; and

  Any relative or spouse of any of the foregoing persons who has the same house as such person.

                    In November 2002, we entered into a consulting agreement with Flaming Gorge, Inc., a company controlled by Mr. Sargeant. Pursuant to this agreement, we agreed to pay Flaming Gorge, Inc. $20,000 per month in consideration of management consulting services provided by Mr. Sargeant to us. The agreement automatically renews on a year-to-year basis at the end of the initial five (5) year term.

                    In November 2002, we entered into a consulting agreement with O’Neill Enterprises, Inc., a company controlled by Dori O’Neill, our Executive Vice President, Chief Operations Officer, Secretary, Treasurer and a member of our Board of Directors. Pursuant to the agreement, we agreed to pay $15,000 per month in consideration of management consulting services provided by Mr. O’Neill to us. This agreement automatically renews on a year-to-year basis at the end of the initial five (5) year term. Effective January 1, 2004, we increased the consulting fee payable to Mr. O’Neill to $20,000 per month with a five (5) year extension.

                    On May 27, 2002, pursuant to a Declaration of Trust and the revised First Amendment to Trust Agreement dated December 23, 2003, Jay Sargeant, our President, Chief Executive Officer and a member of our Board of Directors, agreed that in the event he becomes the owner of stock in EYI Nevada, and/or RGM International, Inc., a Nevada corporation, he will hold stock in trust for the below listed persons. As at December 14, 2004 Mr. Sargeant held 11,970,000 shares of common stock of EYI Nevada, allocated as follows:

Name	Number of Shares	Number of Shares after Exchange
Jay Sargeant	3,439,200	26,397,236
Barry LaRose	3,080,400	23,643,302
Michel Grise	2,240,400	17,195,966
Dori O’Neill	960,000	7,368,384
Thomas Viccars	960,000	7,368,384
Kristan Sargeant	480,000	3,684,192
Rena Davis	240,000	1,842,096
Donna Keay	180,000	1,381,572
Janet Carpenter	180,000	1,381,572
Shauna Browne	120,000	921,048
Harnek Chandi	90,000	690,786

                    On December 31, 2003, we completed a share exchange with certain shareholders of EYI Nevada, pursuant to which we issued shares of our common stock to the EYI shareholders in exchange for the shares of EYI Nevada common stock held by them. Mr. Sargeant, our President, Chief Executive Officer and a member of our board of directors, held shares in EYI Nevada, and, based on the conversion ratio in the share exchange, Mr. Sargeant acquired 91,874,538 shares in the exchange. Prior to the exchange, Northern Colorado, Inc., a company in which Mr. Sargeant is a principal, already owned 50,000 shares, all of which Mr. Sargeant may be deemed to be the beneficial owner. Following the exchange, the total number of shares of which Mr. Sargeant has beneficial ownership is 91,924,538. Of these shares, 65,477,302 shares are held in the Jay Sargeant Trust. Mr. Sargeant is the trustee of the trust, and he has retained the right to vote and dispose of the shares and to revoke or amend the trust at any time. Mr. Sargeant is also a named beneficiary of the Trust with respect to 26,397,236 shares.

                    Also, in connection with the Exchange we entered into the following transactions and agreements:

                    1.                     We offered to Michel Grise, an EYI Shareholder, 357,143 shares of common stock and 357,143 warrants to purchase additional shares of common stock at a price of $0.20 per share in satisfaction of a loan from Mr. Grise to EYI Nevada in the aggregate principal amount of $50,000, plus interest. Mr. Grise accepted our offer, and the shares and warrants were issued to Mr. Grise on December 31, 2003; and

                    2.                     We entered into a Registration Rights Agreement on December 31, 2003 with the EYI Shareholders, pursuant to which EYI Shareholders were granted the right to request us to register up to 10% of the shares of our common stock issued to each EYI Shareholder upon the filing of any registration statements by us (other than registration statements on Form S-8 or Form S-4 or other limited purpose).

                    During the year ended December 31, 2003, we purchased approximately 90% of our products for resale from Nutri-Diem Inc., a company owned in part by a director of our company.

                    In January 2004, we issued 250,000 shares of restricted common stock to Rajesh Raniga Inc. for prior consulting services provided to EYI. Mr. Raniga, the principal of Rajesh Raniga, Inc., became our chief financial officer on January 1, 2004.

MARKET PRICE OF AND DIVIDENDS
ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

                    Our common stock has been listed on the NASD OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol “EYI” since January 30, 2004 following completion of the Exchange Agreement among our company, certain of our shareholders and Safe ID Corporation, see “Item 1. Description of Business” above. The shares of Safe ID Corporation traded on the OTC BB under the symbol “MYID” from January 17, 2001 to January 30, 2004. The following table contains the reported high and low bid prices for the common stock as reported on the OTC BB for the periods indicated.

                    The following table sets forth the high and low bid prices for the common stock as reported on the Over-the-Counter Bulletin Board for each quarter since June 21, 2001 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

                    The following table sets forth, for the period indicated, the bid price range of our common stock.

YEAR 2001	High Bid	Low Bid
Quarter Ended March 31, 2001	$0.875	$0.150
Quarter Ended June 30, 2001	$0.875	$0.125
Quarter Ended September 30, 2001	$0.550	$0.150
Quarter Ended December 31, 2001	$0.500	$0.250

YEAR 2002	High Bid	Low Bid
Quarter Ended March 31, 2002	$0.510	$0.250
Quarter Ended June 30, 2002	$0.760	$0.200
Quarter Ended September 30, 2002	$0.450	$0.160
Quarter Ended December 31, 2002	$0.430	$0.160

YEAR 2003	High Bid	Low Bid
Quarter Ended March 31, 2003	$0.265	$0.051
Quarter Ended June 30, 2003	$0.110	$0.032
Quarter Ended September 30, 2003	$0.340	$0.050
Quarter Ended December 31, 2003	$0.335	$0.190

YEAR 2004	High Bid	Low Bid
Quarter Ended March 31, 2004	$0.300	$0.190
Quarter Ended June 30, 2004	$0.320	$0.180

                    On December 14, 2004, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.10 per share. As of December 14, 2004, we had in excess of 112 holders of common stock and 162,553,041 shares of our common stock were issued and outstanding. Many of our shares are held in brokers’ accounts, so we are unable to give an accurate statement of the number of shareholders.

Dividends

                    We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

Recent Sales Of Unregistered Securities

                    On January 1, 2004 the Company entered into an agreement with a consultant to provide services in exchange for 250,000 common shares at $0.28. During the quarter ended March 31, 2004 we issued 100,000 shares of our common stock at a price of $0.28 per share to a consultant in respect of fees owed for certain consulting services provided to us by the consultant. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that the consultant was a sophisticated investor.

                    During the quarter ended June 30, 2004 we issued 50,000 shares of our common stock at a price of $0.22 per share to a consultant in respect of fees owed for certain consulting services provided to us by the consultant. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that the consultant was a sophisticated investor.

                    During the quarter ended June 30, 2004, we issued 5,476,190 units at a price of $0.21 per unit to Eyewonder in respect of certain amounts owed to Eyewonder under our Letter Agreement with Eyewonder. Each unit was comprised of one share of our common stock and one share purchase warrant entitling Eyewonder to purchase one share of our common stock at an exercise price of $0.30 per share for a period expiring May 4, 2009. Eyewonder is a subcontractor, which provides streaming video technology to EYI. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that Eyewonder was a sophisticated investor.

                    As of June 7, 2004, we completed the sale of 136,548 units at a price of $0.21 per unit for proceeds of $28,675 to seven investors. Each unit was comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of our common stock at a price of $0.30 per share for the three year period following closing. A total of 136,548 shares and 136,548 share purchase warrants were issued. The purchasers consisted of seven “accredited investors”, as defined by Rule 501 of Regulation D of the Securities Act. The sales were completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

                    On June 22, 2004 we issued 1,266,589 and 33,411 restricted shares of our common stock to Cornell Capital Partners and Newbridge Securities Corporation, respectively in payment of certain fees owed to Cornell Capital Partners and Newbridge under the terms of the Standby Equity Distribution Agreement and a Placement Agent Agreement. All issuances were completed pursuant to Rule 506 of Regulation D of the Securities Act on the basis that Newbridge and Cornell are “accredited investors”, as defined by Rule 501 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

                    On June 22, 2004, we issued a 5% Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $250,000. Cornell Capital Partners purchased the Secured Debenture from us in a private placement on June 22, 2004. The sale of the Secured Debenture was completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities to be issued pursuant to the Secured Debenture will be endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

                    On September 24, 2004, we issued a 5% Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $250,000. Cornell Capital Partners purchased the Secured Debenture from us in a private placement on September 24, 2004. The sale of the Secured Debenture was completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities to be issued pursuant to the Secured Debenture will be endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

Share of
			Common	Reason
Year	Name of Holder	Date	Stock Sold	Shares Issued

2004	Private Placement at	January 2004	857,143	Private Placement
	$0.14 per unit: warrants			raise capital
at $0.20

			Share of
			Common	Reason
Year	Name of Holder	Date	Stock Sold	Shares Issued

	Rajesh Raniga Inc.	January 2004	250,000	Consulting Fees
				valued at $0.28 per share

	Private Placement at	March 2004	609,312	Private Placement
	$0.21 per unit; warrants			raise capital
	at $0.30

	Equis Capital Corp.	March 2004	100,000	Consulting Fees

	Eyewonder Inc.	May 2004	5,476,190	Service Fees

	Michael Hatrak	May 2004	50,000	Consulting Fees

	Private Placement at	June 2004	566,833	Private Placement to
	$0.21 per unit; warrants			raise capital
	at $0.30

	Cornell Capital Partners, LP	June 2004	1,266,589	Commitment fee
				pursuant to Standby
				Equity Distribution Agreement

	Newbridge Securities	June 2004	33,411	Placement Agent fee
	Corporation			in connection with
				Standby Equity Distribution
				Agreement

2003*	PNG Trading Co. Ltd.	February 2003	250,000	Issued in lieu of funds
				received

	Hightech International	March 2003	2,120,000	Settlement of Debt

	Private Placement at	September 2003	3,573,924	Private Placement to
	$0.14 per unit; warrants			raise capital
	at $0.20

	Michel Grise	December 2003	357,143	Private Placement to
				raise capital

2002*	Turret Holdings, Inc.	August 2002	333,333	Issued to settle debt of
				$40,000.00

	Microtech Industries	August 2002	916,667	Funds received by
				Company and shares
				issued at $0.18

2001*	-	-	-

                    With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding EYI so as to make an informed investment decision. More specifically, EYI had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in EYI’s common stock.

___________________

*
Current management of EYI Industries has limited information with respect to the issuances of unregistered securities prior to the Share Exchange transaction consummated on December 31, 2003 between our company and certain shareholders of Essentially Yours Industries, Inc.

DESCRIPTION OF SECURITIES

Common Stock

                    Our Articles of Incorporation authorize the issuance of 300,000,000 shares of common stock, $0.001 par value per share. As of December 14, 2004, 162,553,041shares of common stock were issued and outstanding. The following description is a summary of the capital stock of EYI Industries and contains the material terms of the capital stock. Additional information can be found in EYI Industries’ Articles of Incorporation and Bylaws.

                    Each holder of our common stock is entitled to one vote per share of common stock standing in such holder’s name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Preferred Stock

                    Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our Board of Directors. As of December 14, 2004, no shares of preferred stock were issued and outstanding.

                    Our Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financing and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in our Articles of Incorporation would avoid the possible delay and expense of a shareholder’s meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. Our Board of Directors may issue additional preferred stock in future financing, but has no current plans to do so at this time.

                    The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We intend to furnish holders of our common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Convertible Debentures

                    On June 22, 2004, we issued a Secured Convertible Debenture in the principal amount of $250,000. The secured convertible debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance, or (ii) 80% of the average of the lowest daily volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date.

At maturity, the remaining unpaid principal and accrued interest under the debentures shall be, at our option, either paid or converted into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The secured convertible debenture is secured by all of EYI Industries’ assets. The secured convertible debentures accrues interest at a rate of 5% per year and has a term of 3 years. In the event the secured convertible debentures are redeemed, then EYI Industries will issue to Cornell Capital Partners a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of 120% of the closing bid price as of June 22, 2004. Cornell Capital Partners purchased the secured convertible debentures from EYI Industries in a private placement on June 22, 2004. EYI Industries is registering in this offering 8,352,823 shares of common stock underlying the secured convertible debentures. EYI Industries received $250,000 from the issuance of the first secured convertible debenture on June 22, 2004, and we will receive $250,000 5 business days following the filing of the accompanying registration statement.

Summary of Warrants Outstanding

Period	Issued	Purchase	Aggregate
Issued	Warrants	Price	Value	Details of Issuance

4th Quarter 2003	3,668,413	-	-	Balance of Safe ID warrants
1st Quarter 2004	857,143	$0.20	$171,429	Private Placement $0.14 per unit; warrants exercise price is $0.30
	609,312	$0.30	$182,794	Private Placement $0.21 per unit; warrants exercise price is $0.30
	916,667	$0.24		Balance of reverse acq/share exchange not properly determined December 31, 2003(expired)
2nd Quarter 2004	5,476,190	$0.21	$1,150,000	Pursuant to an Agreement with Eyewonder dated May 4, 2004
	566,833	$0.30	$170,050	Private Placement $0.21 per unit; warrants exercise price is $0.30
	26,129	$0.31	$8,100	Pursuant to an agreement dated May 25, 2004 with Source Capital Group, Inc.

Total	12,120,687		$1,682,372

Summary of the Grant of Options

	Number of	Exercise	Options
Date of Grant	Options	Price (US)	Exercised	Vesting Period	Capacity of Grant
March 30, 2004	3,200,000	$0.165	3,200,000	March 30, 2004	Consultant
	1,000,000	$0.165	1,000,000	March 30,2004	Employee

April 5, 2004	1,439,000	$0.20	0	50% August 5, 2004 and	Canadian Consultants and
				50% August 5, 2005	Employees
April 5, 2004	2,990,000	$0.20	336,360	Fully vested upon issuance	Senior Management and
					Executives
April 30, 2004	6,400,000	$0.19	0	Fully vested upon issuance	Consultants (Executive
					Officers)
April 30, 2004	2,910,000	$0.19	0	50% October 1, 2004 and	US Consultants providing
				50% October 1, 2005	services in various to EYI

	Number of	Exercise	Options
Date of Grant	Options	Price (US)	Exercised	Vesting Period	Capacity of Grant

April 30, 2004	2,000,000	$0.19	0	Vesting on October 1,	Consultant working with
				2004	EYI with respect to
					products in Latin
					Countries

June 1, 1004	100,000	$0.22	0	Vesting on August 1, 2004	Consultant working with
					EYI in assisting in the
					development and
					marketing of new EYI
					products

July 2, 2004	100,000	$0.26	0	50% October 4, 2004 and	Consultants providing
				50% October 4, 2005	assistance to EYI Senior
					Management

September 30,	2,650,000	$0.11	200,000	Vesting on September 30,	Senior
2004				2004	Management/Consultants

October 13, 2004	500,000	$0.08	250,000	Vesting October 13, 2004	Consultant

November 1,2004	250,000	$0.20	0	50% February 1 2005 and	Consultant
				50% February 1 2006

***
In addition under an Agreement dated May 4, 2004, EYI Industries has agreed to issue options to purchase 1,100,000 shares of common stock at a price of $0.22 per share to certain individuals designated by Eyewonder.

Transfer Agent

                    The transfer agent for our common stock is Corporate Stock Transfer of Denver, Colorado and its telephone number is (303) 282-4800.

Disclosure Of SEC Position On Indemnification For Securities Act Liabilities

                    Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the corporate laws of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of EYI Industries, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions of The Articles Of Incorporation Authorized And Unissued Stock

                    The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

EXPERTS

                    The financial statements of EYI Industries incorporated herein have been so incorporated in reliance upon the report of independent certified public accountants, Williams and Webster, P.S., given upon their authority as experts in auditing and accounting. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the 1933 Act.

LEGAL MATTERS

                    The validity of the shares of common stock offered hereby will be passed upon for us Burton Bartlett & Glogovac of Reno, Nevada.

AVAILABLE INFORMATION

                    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

INDEX TO FINANCIAL STATEMENTS

FINANCIAL SATEMENTS FOR DECEMBER 31, 2003

Report of Independent Certified Public Accounts	F-1

Consolidated Balance Sheets as of December 31, 2003 and June 30, 2003 (audited)	F-2

Consolidated Statements of Operations for the six months ended December 31, 2003, the year ended June 30, 2003 and from June 21, 2002 (Inception) to June 30, 2002 (audited)	F-3

Consolidated Statement of Stockholders’ Equity (Deficit) from June 21, 2002 through December 31, 2003 (audited)	F-4

Consolidated Statements of Cash Flows for the six months ended December 31, 2003, the year ended June 31, 2003 and from June 21, 2002 (Inception) to June 30, 2002 (audited)	F-5

Notes to Financial Statements	F-6

FINANCIAL SATEMENTS FOR SEPTEMBER 30, 2004

Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 3003 (restated)	F-20

Consolidated Statements of Operations for the three months and nine months ended September 30, 2004 and September 30, 2003 (unaudited)	F-21

Consolidated Statement of Stockholders’ Equity (Deficit) from June 21, 2003 through September 30, 2004 (unaudited)	F-22

Consolidated Statements of Cash Flows for the three months and nine months ended September 30, 2004 and September 30, 2003 (unaided)	F-23

Notes to Financial Statements	F-24

F-i

Board of Directors
EYI Industries, Inc.
Surrey, British Columbia Canada

INDEPENDENT AUDITOR’S REPORT

                    We have audited the accompanying consolidated balance sheets of EYI Industries, Inc., (a Nevada corporation) at December 31, 2003 and June 30, 2003, respectively, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the six months ended December 31, 2003 and the year ended June 30, 2003, and the period from June 21, 2002 through to June 30, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

                    We conducted our audit in accordance with standards established by the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EYI Industries, Inc. as of December 31, 2003 and June 30, 2003, respectively, and the results of its operations, stockholders’ equity (deficit) and its cash flows for the six months ended December 31, 2003 and the year ended June 30, 2003, and the period from June 21, 2002 through to June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

                    As discussed in Note 20 to the financial statements, an error resulted in the overstatement of additional paid-in capital from the recapitalization of the Company. Management discovered this issue and has corrected the understatement of warrants. This error had no effect upon net losses or accumulated deficit.

                    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit and a negative working capital position which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
April 1, 2004, except for Note 20 which is dated September 15, 2004.

EYI INDUSTRIES, INC. CONSOLIDATED BALANCE SHEETS

	December 31, 2003		December 31, 2002
	Restated	June 30, 2003	Unaudited
ASSETS

CURRENT ASSETS
Cash	$52,075	$16,184	$517,487
Restricted cash	223,682	223,682	222,725
Accounts receivable	52,323	26,596	22,458
Related party receivables	5,465	6,162	6,470
Prepaid expenses	28,600	36,484	27,617
Inventory	254,367	302,604	219,360
TOTAL CURRENT ASSETS	616,512	611,712	1,016,117

PROPERTY, PLANT AND EQUIPMENT, NET	143,439	160,611	591,719

OTHER ASSETS
Deposit	-	10,407	-

INTANGIBLE ASSETS	19,801	19,801	1

TOTAL ASSETS	$779,752	$802,531	$1,607,837

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES

CURRENT LIABILITIES
Bank indebtedness	$259,977	$274,880	$223,176
Accounts payable and accrued liabilities	836,751	554,830	427,966
Accounts payable - related parties	779,367	545,075	726,670
Customer deposits	6,250	46,292	50,832
Note payable	-	-	15,000
TOTAL CURRENT LIABILITIES	1,882,345	1,421,077	1,443,644

COMMITMENTS AND CONTINGENCIES	-	-	-

MINORITY INTEREST IN SUBSIDIARY	468,877	485,148	496,090

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value; 10,000,000 shares
authorized, no shares issued and outstanding	-	-	-
Common stock, $0.001 par value; 300,000,000 shares
authorized,148,180,670, 118,045,603 and
118,045,603 shares issued and outstanding, respectively	148,181	118,046	118,046
Discount on common stock	(53,598)	(53,598)	(53,598)
Additional paid-in capital	827,972	484,281	484,281
Stock warrants	128,385	-	-
Accumulated deficit	(2,622,410)	(1,652,423)	(880,626)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(1,571,470)	(1,103,694)	(331,897)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$779,752	$802,531	$1,607,837

The accompanying notes are an integral part of these financial statements.

EYI INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

								From
								June 21, 2002
		Six Months Ended		Year Ended		Six Months Ended		(Inception) to
		December 31, 2003		June 30, 2003		December 31, 2002		June 30, 2002

REVENUE		$4,313,579		$14,390,049		$7,472,349		$-

COST OF GOODS SOLD		2,845,800		10,511,706		5,676,878		-

GROSS PROFIT		1,467,779		3,878,343		1,795,471		-

OPERATING EXPENSES
Consulting fees		394,200		765,580		385,500		-
Legal and professional		145,001		354,356		-		-
Customer service		488,944		1,270,297		663,727		-
Finance and administration		324,853		835,008		769,926		-
Sales and marketing		92,834		506,276		481,167		-
Telecommunications		231,318		550,480		-		-
Wages and benefits		547,076		959,526		-		-
Warehouse expense		221,882		282,252		381,816		7,967
TOTAL OPERATING EXPENSES		2,446,108		5,523,775		2,682,136		7,967

OPERATING LOSS		(978,329)		(1,645,432)		(886,665)		(7,967)

OTHER INCOME (EXPENSES)
Interest and other income		4,746		1,713		1,610		-
Interest expense		(21,879)		(12,792)		(1,396)		-
Foreign currency gain/(discount)		9,205		(16,697)		(4,017)		-
TOTAL OTHER INCOME (EXPENSES)		(7,928)		(27,776)		(3,803)		-

NET LOSS BEFORE TAXES		(986,257)		(1,673,208)		(890,468)		(7,967)

PROVISION FOR TAXES		-		-		-		-

NET LOSS BEFORE ALLOCATION TO MINORITY INTEREST		(986,257)		(1,673,208)		(890,468)

ALLOCATION OF LOSS TO MINORITY INTEREST		16,270		28,752		17,809		-

NET LOSS		$(969,987)		$(1,644,456)		$(872,659)		$(7,967)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$	nil	$	nil	$	nil	$	nil

WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES OUTSTANDING		128,090,625		118,045,603		118,045,603		15,000,000

The accompanying notes are an integral part of these financial statements.

EYI INDUSTRIES, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional
	Number of		Paid-in	Discount on	Option/	Retained
	Shares	Amount	Capital	Common Stock	Warrants	Earnings	Total

Stock issued for cash on June 21, 2002	23,026,200	$23,026	$6,974	$-	$-	$-	$30,000

Contribution of assets, liabilities and
subsidiaries acquired at June 30, 2002	92,104,800	92,105	-	(53,598)	-	-	38,507

Net loss for period ended June 30, 2002	-	-	-	-	-	(7,967)	(7,967)

Balance, June 30, 2002	115,131,000	115,131	6,974	(53,598)	-	(7,967)	60,540

Shares issued for cash in private
placement for $1.50/share,
net of prorata share of private placement
fees of $61,206	2,914,603	2,915	477,307	-	-	-	480,222

Net loss for fiscal year ended
June 30, 2003	-	-	-	-	-	(1,644,456)	(1,644,456)

Balance, June 30, 2003	118,045,603	118,046	484,281	(53,598)	-	(1,652,423)	(1,103,694)

Recapitalization and share exchange	30,135,067	30,135	343,691	-	128,385	-	502,211

Net loss for fiscal year ended
December 31, 2003	-	-	-	-	-	(969,987)	(969,987)

Balance, December 31, 2003 (Restated)	148,180,670	$148,181	$827,972	$(53,598)	$128,385	$(2,622,410)	$(1,571,470)

The accompanying notes are an integral part of these financial statements.

EYI INDUSTRIES, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional
	Number of		Paid-in	Discount on	Option/	Retained
	Shares	Amount	Capital	Common Stock	Warrants	Earnings	Total

Stock issued for cash on June 21, 2002	23,026,200	$23,026	$6,974	$-	$-	$-	$30,000

Contribution of assets, liabilities and
subsidiaries acquired at June 30, 2002	92,104,800	92,105	-	(53,598)	-	-	38,507

Net loss for period ended June 30, 2002	-	-	-	-	-	(7,967)	(7,967)

Balance, June 30, 2002	115,131,000	115,131	6,974	(53,598)	-	(7,967)	60,540

Shares issued for cash in private
placement for $1.50/share,
net of prorata share of private placement
fees of $61,206	2,914,603	2,915	477,307	-	-	-	480,222

Net loss for the period ended
December 31, 2002	-	-	-	-	-	(872,659)	(872,659)

Balance, December 31, 2002	118,045,603	$118,046	$484,281	$(53,598)	$-	$(880,626)	$(331,897)

The accompanying notes are an integral part of these financial statements.

EYI INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

			Six Months	From
			Ended December31,	June 21, 2002
	Six Months Ended	Year Ended	2002	(Inception) to
	December 31, 2003	June 30, 2003	(unaudited)	June 30, 2002
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
Net loss	$(969,987)	$(1,644,456)	$(872,659)	$(7,967)
Loss allocated to minority interest	(16,270)	(28,752)	(17,809)	-
	(986,257)	(1,673,208)	(890,468)	(7,967)
Adjustments to reconcile net loss
to net cash used by operating activities:
Depreciation and amortization	36,756	52,688	21,263	-
Decrease (increase) in:
Related party receivables	697	66,565	66,257	-
Accounts receivable	(25,727)	(14,275)	(10,137)	-
Prepaid expenses	7,884	9,480	18,347	(21,500)
Inventory	48,237	(302,605)	(219,360)	-
Increase (decrease) in:
Accounts payable	273,549	342,864	216,000	11,467
Accounts payable - related parties	194,292	545,075	726,670	-
Customer deposits	(40,042)	46,292	50,830	-
Net cash used by operating activities	(490,611)	(927,124)	(20,598)	(18,000)

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
Increase in restricted cash	-	(223,682)	(222,725)	-
Purchase of property, plant and equipment	(19,584)	(82,440)	(483,923)	-
Purchase of trademarks and formulas	-	(21,600)	-	-
Increase in security deposit	10,407	(10,406)	-	-
Net cash used by investing activities	(9,177)	(338,128)	(706,648)	434

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
Decrease in bank indebtedness	(14,904)	-	223,176	-
Cash received through recapitalization	550,583	-	15,000
Issuance of stock, net of private placement costs & warrants	-	994,122	994,123	30,000
Net cash provided by financing activities	535,679	1,269,002	1,232,299	30,000

Net increase in cash and cash equivalents	35,891	3,750	505,053	12,434

CASH - Beginning of Year	16,184	12,434	$12,434	$-

CASH - End of Period	$52,075	$16,184	$517,487	$12,434

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest expense paid	$-	$-	$-	$-
Income taxes paid	$-	$-	$-	$-
			-
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Contribution of assets, liabilities and subsidiaries for stock	$-	$-	$-	$38,507

The accompanying notes are an integral part of these financial statements.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

NOTE 1 – DESCRIPTION OF BUSINESS

Essentially Yours Industries, Inc., was incorporated on June 21, 2002 in the State of Nevada. The main business activities of Essentially Yours Industries, Inc. were acquired through a merger with the former entity, Burrard Capital, Inc., and other entities described in Note 4 concerning the reorganization of Essentially Yours Industries, Inc. On December 31, 2003, Essentially Yours Industries, Inc. entered into a share exchange agreement of its stock with Safe ID Corporation (“Safe ID”). This transaction is being accounted for as a share exchange and recapitalization. See Note 3. As a result of this transaction, Safe ID has changed its name to EYI Industries, Inc. (“the Company”), and is acting as the parent holding company for the operating subsidiaries.

The principal business of the Company is the marketing of health and wellness care products. The Company sells its products through network marketing distributors, which in turn, sell the products to the end customers. The Company maintains its principal business office in Surrey, British Columbia. The Company has elected to change its year-end from June 30 to December 31.

The Company has four wholly owned subsidiaries. The first subsidiary is Halo Distributions LLC (hereinafter Halo), which was organized on January 15, 1999, in the State of Kentucky. Halo is the distribution center for the Company’s product in addition to other products. The second subsidiary is RGM International Inc., which was incorporated on July 3, 1997, in the State of Nevada. RGM International Inc. is a dormant investment company, which owns one percent of Halo. The third subsidiary is Essentially Yours Industries (Canada) Inc. (hereinafter “EYI Canada”), which was organized on September 13, 2002, in the province of British Columbia, Canada. EYI Canada markets health and wellness care products for use in Canada. The fourth subsidiary is 642706 B.C. Ltd., doing business as EYI Management, which was organized on February 22, 2002, in the province of British Columbia, Canada. EYI Management provides accounting and marketing services to the consolidated entity.

In addition, the Company owns approximately 98% of Essentially Yours Industries, Inc. (“EYII”), incorporated on June 21, 2002 in the state of Nevada. EYII markets health and wellness care products for use in USA.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of EYI Industries, Inc., is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

In May 2003, the Financial Account Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not yet determined the impact of the adoption of the statement.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative instruments and Hedging Activities: (hereinafter “SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This statement is effective for contracts entered into or modified after December 31, 2003 and for hedging relationships designated after December 31, 2003. The adoption of SFAS No. 149 is not expected to have an impact on the financial position or results of operations of the Company.

In December 2002, the Financial Accounting Standards Board issued Statement No. 148 (hereinafter “SFAS No. 148”) on “Accounting for Stock-Based Compensation—Transition and Disclosure.” This statement provides alternative methods of transition for companies that choose to switch to the fair value method of accounting for stock options. SFAS No. 148 also makes changes in the disclosure requirements for stock-based compensation, regardless of which method of accounting is chosen. Under the new standard, companies must report certain types of information more prominently and in a more understandable format in the footnotes to the financial statements, and this information must be included in interim as well as annual financial statements. Historically, the Company has not had any stock based compensation and therefore there are no disclosure requirements of SFAS No. 148 in these financial statements.

In October 2002, the Financial Accounting Standards Board issued Statement No. 147 (hereinafter “SFAS No. 147”) on “Acquisitions of Certain Financial Institutions.” This statement provides guidance on the accounting for the acquisition of a financial institution. The Company’s adoption of this standard does not have an effect on its financial statements.

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146,” Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. There is no impact on the Company’s financial position or results of operations from adopting SFAS No. 146.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

Accounts Receivable and Bad Debts

The Company estimates bad debts utilizing the allowance method, based upon past experience and current market conditions. At December 31, 2003, June 30, 2003, and December 31, 2002, the Company determined that no allowance was required, as most sales are transacted via credit card or electronic transfer and therefore are considered immediately collectible.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash includes deposits held in a reserve account in the amount of $223,682, $223,682 and $222,725 at December 31, 2003, June 30, 2003, and December 31, 2002, respectively. Such deposits are required by the bank as protection against unfunded charge backs and returns of credit card transactions.

Compensated Absences

Employees of the Company are entitled to paid vacation, and sick days, depending on job classification, length of service, and other factors. The Company accrued vacation pay in the amounts of $38,000, $39,000 and $0 at December 31, 2003, June 30, 2003, and December 31, 2002 respectively.

Cost of Sales

Cost of sales consist of the purchase price of products sold, commissions, inbound shipping charges, net of freight recovered from customers, and packaging supplies. The company considers the cost of services of the IBA’s as part of Cost of Goods Sold in accordance with Regulation S-X. The company recognized commission expenses of $6,092,100 and $5,260,173 for the year ending December 31, 2003, and six months ending December 31, 2002 respectively.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

At December 31, 2003, June 30, 2003 and December 31, 2002, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted loss per share were the same, at the reporting dates, as there were no common stock equivalents outstanding.

Fair Value of Financial Instruments

The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, and accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2003, June 30, 2003, and December 31, 2002.

Foreign Currency Translation and Other Comprehensive Income

The Company has adopted Financial Accounting Standard No. 52. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Gains or losses are included in income for the year. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

As the Company’s functional currency is the U.S. dollar, and all translation gains and losses are transactional, the Company has no assets with value recorded in Canadian dollar and there is no recognition of other comprehensive income in the financial statements.

Foreign Currency Valuation and Risk Exposure

While the Company’s functional currency is the U.S. dollar and the majority of its operations are in the United States, the Company maintains its main office in Surrey, British Columbia. The assets and liabilities relating to the Canadian operations are exposed to exchange rate fluctuations. Assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at the year-end exchange rates, and revenue and expenses are translated at the average exchange rate during the period. The net effect of exchange difference arising from currency translation is disclosed as a separate component of stockholders’ equity. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. This statement requires the recognition of deferred tax liabilities and assets for the future consequences of events that have been recognized in the Company’s consolidated financial statement or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company’s assets and liabilities results in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such an asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. See Note 12.

Inventories

The Company records inventories at the lower of cost or market on a first-in, first-out basis.

Long-lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations, and requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Accordingly, the Company reviews the carrying amount of long-lived assets for impairment where events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of any impairment would include a comparison of estimated future cash flows anticipated to be generated during the remaining life of the assets to the net carrying value of the assets. For the years ended December 31, 2003, June 30, 2003, and December 31, 2002 no impairments have been identified.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. See Note 6.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant transactions and balances among the companies included in the consolidated financial statements have been eliminated.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

Revenue Recognition

                    The Company is in the business of selling nutritional products in two categories; dietary supplements and personal care products. Sales of personal care products represent less than 5% of the overall revenue and therefore is not classified separately in the financial statements. The Company recognized revenue for product sales when the products are shipped and title passes to customer. Administrative fees charged to the Independent Business Associates are included in the gross sales and amounted to $139,910 and $348,622 for the 6 months ended December 31, 2002 and 12 months ended December 31, 2003, respectively.

Advertising Expenses

Advertising expenses consist primarily of costs incurred in the design, development, and printing of Company literature and marketing materials. The Company expenses all advertising expenditures as incurred. The Company's advertising expenses were $29,073, $75,135 and $11,662 for the periods ended December 31, 2003, June 30, 2003, and December 31, 2002, respectively.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information,” (hereafter “SFAS No. 131”) which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the Company's results of operations or financial position. See Note 17.

Going Concern

As shown in the accompanying financial statements, the Company had negative working capital of approximately $1,266,000 and an accumulated deficit incurred through December 31, 2003. The Company is currently putting technology in place which will, if successful, mitigate these factors which raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

Management has established plans designed to increase the sales of the Company’s products, and decrease debt. The Company plans on continuing to reduce expenses, and with small gains in any combination of network sales, direct sales, international sales, and warehouse sales, believe that they will eventually be able to reverse the present deficit. Management intends to seek additional capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. Management plans include negotiations to convert significant portions of existing debt into equity.

The timing and amount of capital requirements will depend on a number of factors, including demand for products and services and the availability of opportunities for international expansion through affiliations and other business relationships.

NOTE 3 – SHARE EXCHANGE AGREEMENT

On December 31, 2003, Essentially Yours Industries, Inc. completed a share exchange agreement with Safe ID Corporation (“Safe ID) and changed its name to EYI Industries, Inc. Under the terms of the agreement, the Company issued 30,153,067 shares of its common stock to the shareholders of Safe ID. In relation to this agreement and plan of recapitalization, the Company authorized a 1 for 7.6754 exchange rate of the originally issued and outstanding Essentially Yours Industries, Inc. shares. All references in the accompanying financial statements and notes to the common shares and per share amounts have been restated to reflect the reverse stock split. The Company also approved an increase in the number of its authorized common stock shares to 300,000,000 when in the months prior to the finalization of this agreement, the registrant prior to the recapitalization sold approximately $550,000 of common stock and warrants as part of private placement. These stock sales were in anticipation of this agreement and recapitalization, and as such, are reflected as financing cash flows.

As Safe ID was a non-operating public company with limited assets, the substance of the transaction with Safe ID is a capital transaction, rather than a business combination. The transaction is equivalent to the issuance of stock by the Company for the net assets of Safe ID, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangibles are recorded. The substantial asset of Safe ID that was acquired was approximately $32,500 in cash. The liabilities acquired by the Company under this agreement totaled approximately $11,800.

NOTE 4 – REORGANIZATION

On May 27, 2002, Mr. Jay Sargeant, a shareholder of Essentially Yours Industries, Corp. (“EYI Corp.”) agreed to acquire all of the shares of the Essentially Yours Industries, Inc. (“EYII”), along with the transfer agreement, license agreement, and agency appointment agreement as described below, in settlement of amounts owed to him. As part of this transaction, EYI Corp. agreed to provide to EYII the services outlined in a management agreement. These agreements became effective on June 30, 2002. EYII owns ninety-nine percent of Halo Distributions LLC (“HALO”). The other one percent of HALO is owned by RGM International, Inc. (“RGM”), another subsidiary of EYI Corp., which was transferred to Mr. Sargeant as additional consideration.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

On June 30, 2002, the shareholder of EYII exchanged all of the outstanding shares of EYII for 12,000,000 common shares of Burrard Capital Inc (“Burrard”). Concurrent with this transaction, EYII was merged into Burrard with Burrard emerging as the surviving entity. The combined entity was renamed Essentially Yours Industries, Inc. For accounting purposes, the acquisition has been treated as a recapitalization of EYII with EYII as the acquirer. Prior to this merger, EYII and RGM were considered to be dormant companies, with the activities of HALO being consolidated directly with EYII Corp. although the legal ownership was vested in EYII and RGM. Therefore, the losses from HALO operations and the other economic impacts prior to June 30, 2002 are considered to be the separate activity of EYI Corp.

On June 30, 2002, EYII took over the sales and marketing activities of its former holding company and entered into various agreements with that Company as follows:

Transfer Agreement

As part of the aforementioned transaction and for consideration of $1, EYI Corp. transferred and assigned to EYII all of its rights, title and interest in and to the contracts with its independent business associates and any other contracts that may be identified by the parties as being inherent or necessary to the sales and marketing activities to EYII.

License Agreement

EYI Corp. licensed to EYII all of the rights, title, and interest that it may have in various intellectual properties for $1 per year for a term of 50 years. The Company has the option at any time to require EYI Corp. to transfer all of its rights, title, interest in and to the intellectual properties to the Company at the sum of $1 or such greater sum as may be determined to be the fair market value of such intellectual property as determined by agreement between the parties, by arbitration or by the appropriate taxation authorities after all assessments and appeals have been concluded.

Agency Appointment Agreement

EYI Corp. appointed EYII as the sole and exclusive agent to sell its remaining inventory on hand as of June 30, 2002 at the prices previously established, and to continue to sell at such price unless and until any change is agreed upon with EYI Corp. In consideration for its efforts, the Company is entitled to a sales commission of fifteen percent on all sales of such inventory.

Management Agreement

EYI Corp. agreed to perform various services such as administration, computer support, and sales and customer support, on behalf of EYII for a term of one year commencing June 30, 2002. The services and duties to be provided and performed by EYI Corp. for EYII shall be determined and agreed upon by the parties, from time to time, as required, provided however, it is understood and agreed that such services will primarily consist of assisting EYII in the sales and marketing business. At the date of these financial statements, the agreement had expired, and EYII was operating on a month-to-month basis for management services with EYI Corp.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

The remuneration to be paid by EYII to EYI Corp. for the aforementioned services is to be negotiated by the parties from time to time, provided however, the parties agree that the remuneration to be paid shall be consistent with industry standards for the type and nature of the services or duties being provided. At the present time, EYII has agreed to pay EYI Corp. actual expenses plus a fee of 5% on these expenses.

NOTE 5 – ACCOUNTS RECEIVABLE AND CREDIT RISK

Accounts receivable at December 31, 2003, June 30, 2003 and December 31, 2002 consist primarily of amounts due from third parties for distribution services provided by Halo.

NOTE 6 – PROPERTY AND EQUIPMENT

Capital assets are recorded at cost. Depreciation is calculated using the straight-line method over three to seven years. The following is a summary of property, equipment and accumulated depreciation at December 31, 2003, June 30, 2003, and December 31, 2002:

	December 31, 2003		June 30, 2003		December 31, 2002
		Accumulated		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation	Cost	Depreciation

Warehouse
equipment	$223,927	$175,353	$223,927	$159,359	$223,927	$141,287
Furniture and
fixtures	18,698	15,453	18,527	14,074	18,698	11,224
Computer
Equipment &
Software	115,392	40,265	95,527	22,756	497,133	11,313

Office equipment	3,510	2,909	3,510	2,616	3,215	1,998
Leasehold
improvements	32,523	16,631	32,523	14,598	32,523	17,955
Total
	394,050	$250,611	374,014	$213,403	$775,496	$183,777
Less:
accumulated
depreciation	$250,611		$213,403		$183,777
Total property,
plant and
equipment, net	143,439		160,611		591,719

Depreciation expense for the periods ended December 31, 2003, June 30, 2003 and December 31, 2002 was $36,756 and $50,888, and $21,263, respectively.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

NOTE 7 – INTANGIBLE ASSETS

Intangible assets consist of rights, title, and interest in and to the contracts with the Company’s independent business associates as well as the rights and licenses to trademarks and formula for the Company’s primary products. These rights and licenses were obtained from its former holding Company pursuant to a transfer agreement, as well as from the Company’s primary shareholder. See Notes 4 and 9.

Trademarks and Formulas

Costs relating to the purchase of trademarks and formulas were capitalized and amortized using the straight-line method over ten years, representing the estimated life of the assets.

The following is a summary of the intangible assets at December 31, 2003, June 30, 2003 and December 31, 2002:

		Accumulated
	Cost	Depreciation	Net
Balance, December 31, 2002	$1	$-	$1
Activity in next six months	21,600	(1,800)	19,800
Balance, June 30, 2003	$21,601	$(1,800)	$19,801
Activity in next six months	-	-	-
Balance, December 31, 2003	$21,601	$(1,800)	$19,801

NOTE 8 – BANK INDEBTEDNESS

Bank indebtedness consists of checks written in excess of funds on deposit. The underlying bank is used as an imprest account with automatic transfers from the Company’s general account as checks are presented.

NOTE 9 – CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001. As of December 31, 2003, June 30, 2003, and December 31, 2002, the Company has not issued any preferred stock.

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In its initial capitalization in June 2002, the Company issued 23,026,200 shares of common stock for a total of $30,000 cash.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

Pursuant to the merger agreement as discussed in Note 4, an additional 92,104,800 shares of common stock were issued to the shareholder of Essentially Yours Industries, Inc. The transaction was valued at $38,507, representing the basis of Essentially Yours Industries, Inc. in the assets, liabilities and subsidiaries that it contributed to Burrard Capital, Inc. At the completion of the merger, the Company changed its name from Burrard Capital, Inc. to Essentially Yours Industries, Inc.

In August, 2002, the Company sold, under a private placement offering, 5,400,043 shares of common stock at approximately $0.18 per share for a total of $994,122 in cash, net of private placement costs of $61,206. Of these 5,400,043 shares, 2,485,440 were purchased for $513,900, and were determined to be shares related to a minority interest, and were subsequently reclassified on the balance sheet as minority interest in subsidiary. Minority shareholders hold approximately a 1.64% interest in the Company at December 31, 2003.

On December 31, 2003, the Company completed an acquisition agreement with Safe ID, and at the completion of the merger, the Company changed its name from Essentially Yours Industries, Inc. to EYI Industries, Inc. In connection with this reverse merger, the Company issued 30,153,067 shares of its common stock and warrants to the shareholders of Safe ID. This acquisition was valued at $502,211. See Note 3 and 11. This transaction resulted in a discount on common stock of $53,398. See Note 10.

NOTE 10 – DISCOUNT ON COMMON STOCK

On December 31, 2003, as a result of the share exchange agreement between Safe ID and Essentially Yours Industries, Inc., a discount on common stock was recorded in the amount of $53,598 to reflect the partial deficit in the par value of the stock received in the share exchange. This is the result of the recorded par value of the stock exceeding the original value of the assets exchanged. At the point in time when the Company’s board of directors authorizes a resolution to do so, the Company will close the discount on common stock account to the additional paid-in capital account.

NOTE 11 – COMMON STOCK WARRANTS

Warrant Adjustment

During the year ended December 31, 2003, the Company determined that an additional 916,667 warrants from the reverse acquisition and share exchange with Safe Id Corporation had not been properly determined and valued at the date of the change of control nor at December 31, 2003. A correction of an error was made and is reflected in the financial statements. The warrants were valued at $45,833. The additional paid-in-capital was reduced by $45,833 and warrants accounted for in the equity section was increased by the same. There was no effect on total stockholders equity or upon net income and accumulated deficits. (See Note 20)

During the period ended December 31, 2003, in connection with the recapitalization and reverse merger acquisition, the Company issued warrants to purchase 2,751,746 shares of common stock with an exercise price of $0.20 and term of two years. In accordance with Statement of Financial Accounting Standard No. 123, the fair value of the warrants was estimated using the Black Scholes Option Price Calculation. The following assumptions were made to value the warrants: share price at $0.11, risk free interest rate of 4%, expected life of 2 years, and expected volatility of 110% with no dividends expected to be paid. The Company recorded an expense for the value of the warrants based upon these Black Scholes assumptions of $0.03 per warrant, or $82,552.

		Weighted
		Average
	Number of	Remaining	Average
	Warrants	Life	Exercise Price
Outstanding and exercisable	2,751,746	2	$0.11

NOTE 12 – INCOME TAXES

The significant components of the deferred tax asset at December 31, 2003, June 30, 2003 and December 31, 2002 were as follows:

	December31,	June 30,	December 31,
	2003	2003	2002
Deferred tax asset:
Net operating loss carryforward	$871,590	$531,855	$302,940
Less valuation allowance for tax asset	(871,590)	(531,855)	(302,940)
Net deferred tax asset	$-	$-	$-

At December 31, 2003, June 30, 2003, and December 31, 2002, the Company has net operating loss carryforwards of approximately $2,563,000, $1,564,000, and $891,000 respectively, which expire in the years 2022 through 2023. The change in the allowance account from December 31, 2002 to December 31, 2003 was $568,650.

The Company’s subsidiaries in Canada are required to file income tax returns in British Columbia, Canada. The losses from operations are allocated to both United States and Canadian operations.

NOTE 13 – COMMITMENTS

Purchase Agreement

On June 30, 2002, the Company entered into a distribution and license agreement with a company in which one of the Company’s directors has an ownership interest. The agreement gives the Company the exclusive right to market, sell and distribute certain products for a five-year renewable term. Management estimates that 90% of the Company’s sale volume results from products supplied under this licensing agreement.

Pursuant to the agreement, the Company is required to purchase the following amounts of product during the term of the agreement:

June 1, 2003 – May 31, 2004	$5,399,152
June 1, 2004 – May 31, 2005	$15,426,147
June 1, 2005 – May 31, 2006	$38,565,368
June 1, 2006 – May 31, 2007	$38,565,368

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

In the event that the Company is unavailable to meet the minimum purchase requirements of the licensing agreement or the terms requiring it to pay 15% of the difference between the minimum purchase amount referred to above and actual purchases for that year in which there is a shortfall, then the licensor has various remedies available to it including, renegotiating the agreement, removing exclusivity rights, or terminating the agreement.

As of the date of these financial statements, the licensor has not made any additional demands of the Company.

Lease Payments

The Company has operating lease commitments for its premises, office equipment and an automobile. The minimum annual lease commitments are as follows:

Year ended December 31,	Minimum
2004	$264,634
2005	177,356
2006	151,739
2007	52,432

NOTE 14 – CONTINGENCIES

Agency Appointment Agreement

As described in Note 4, the Company effectively acquired from EYI Corp. the various rights needed to continue the sales and marketing activity of EYI Corp. Both the transfer agreement and intellectual property license agreement were not negotiated between parties on an arms length basis. The agreements contain clauses that call for fair market value price adjustments payable to EYI Corp. should either of the parties by agreement, arbitration, tax assessment or through a third party action determine the consideration be less than fair market value. The value of the property transferred was based upon an outside professional valuation report and resulted in a reduction of accumulated dividends owed to Mr. Sargeant by EYI Corp. of $360,000, which became his basis in his stock in Essentially Yours Industries, Inc.. The assets transferred by EYI Corp. to Essentially Yours Industries, Inc.. were transferred based upon their original cost less accumulated depreciation and amortization in accordance with generally accepted accounting principles.

Other Matters

The Company’s predecessor organization, Essentially Yours Industries Corp. (“EYIC”), a British Columbia corporation, has outstanding claims from the Internal Revenue Service for penalties and interest of approximately $2,000,000. Furthermore, one or more states may have claims against EYIC for unpaid state income taxes. Management believes that these claims are limited solely to EYIC and that any prospective unpaid tax claims against the Company are remote and unable to be estimated.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

NOTE 15 - LOAN PAYABLE

The Company issued a promissory note, related to consulting fees, for a total of $27,500 on December 15, 2003. The note bears interest at the rate of 10% per annum, calculated daily from January 30, 2004 should the note not be repaid by that date. The note is currently in default and interest continues to accrue.

NOTE 16 – CONCENTRATIONS

Bank Accounts

The Company maintains its cash accounts in a single commercial bank. During the year, the Company may maintain balances in excess of the federally insured amounts in the accounts that are maintained in the United States. The Company also maintains funds in commercial banks in Vancouver, British Columbia, in which funds in U.S. dollars are not insured. At December 31, 2003, June 30, 2003, and December 31, 2002 a total of $1,675, $5,000, and $9,238, respectively, was not insured.

Foreign Operations

The accompanying balance sheet includes assets of approximately $155,000, $629,000 and $822,000 at December 31, 2003, June 30, 2003, and December 31, 2002, respectively, relating to the Company’s operations in Canada. Although the country is considered politically and economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Economic Dependence

During the year, the Company purchased approximately 90% of its products for resale from one company, Nutri-Diem Inc., which is the sole supplier of the Company’s flagship product Calorad. Pursuant to a purchase agreement, the Company is subject to minimum purchases per annum. See Note 13.

NOTE 17 – SEGMENT REPORTING

The Company is organized into two reportable segments – EYI Industries, Inc. and Halo. The two segments have different strategic goals and are managed separately. EYI Industries, Inc., the first reportable segment, is a selling and marketing company. The second reportable segment, Halo, operating as a distribution center, derives approximately 90% of its activities from distributing products for the Company and its subsidiaries.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

The following tables present information about the two segments for December 31, 2003 and June 30, 2003:

	Six Months Ended December 31, 2003
	EYI Ind., Inc.	Halo	Eliminations	Consolidated
External Revenue	$4,218,961	$94,618	$-	$4,313,579
Operating Loss	$(855,762)	$(85,656)	$-	$(941,418)
Loss Before Income Taxes	$(900,601)	$(85,656)	$-	$(986,257)
Depreciation	$13,792	$22,964	$-	$-
Interest Expense	$21,879	$-	$-	$-
Identifiable Assets	$547,334	$160,542	$-	$707,876
General corporate assets				19,801
Total assets				$727,677
	Year Ended June 30, 2003
	EYI Ind., Inc.	Halo	Eliminations	Consolidated
External Revenue	$14,306,684	$83,365	$-	$14,390,049
Operating Loss	$(1,526,387)	$(119,045)	$-	$(1,645,432)
Loss Before Income Taxes	$(1,554,163)	$(119,045)	$-	$(1,673,208)
Depreciation	$9,093	$41,795	$-	$50,888
Interest Expense	$11,272	$1,520	$-	$12,792
Identifiable Assets	$584,655	$198,075	$-	$782,730
General corporate assets				19,801
Total assets				$802,531

The accounting policies for the two reportable segments are the same as those described in the summary of significant accounting policies. The Company allocates resources to and evaluates performance of its operating segments based on operating income.

NOTE 18 – RELATED PARTY TRANSACTIONS

Information related to related party transactions regarding the reorganization can be found in Note 4. Related party information on intangibles is located in Note 7. Related party commitments are located in Note 13.

Accounts payable to related parties represents amounts due to the president and chief executive officer for services preformed during the last year. These payables are non-interest bearing and non-collateralized.

EYI INDUSTRIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

During the year, the Company purchased approximately 90% of its products for resale from one company, Nutri-Diem Inc., which is owned in part by a director of the Company. See Note 13 and 15.

From time to time, the Company receives funds from related parties in the form of loans. These are recorded as unsecured, non-interest bearing, short-term loans, payable upon demand. At December 31, 2003, there was one related party loan in the amount of $50,000.

NOTE 19 - SUBSEQUENT EVENTS

On March 24, 2004, the Company entered into a promissory note for monies received in the amount of $10,000. The note is due on demand and interest accrues at the rate of 5% per annum.

NOTE 20 – CORRECTION OF AN ERROR

Subsequent to the issuance of the original financial statements for the year ended December 31, 2003, management discovered that certain accounting positions and information were not correct.

During the year ended December 31, 2003, the Company determined that additional 916,667 warrants from the reverse acquisition and share exchange with Safe Id Corporation had not been properly determined and valued at the date of the change of control nor at December 31, 2003. Management determined that this transaction had not been properly stated and had the effect of the overstatement of additional paid in capital of $45,833 and the understatement of warrants of $45,833. This restatement had no effect on the net loss for the year.

This correction and restatement had the no cumulative effect on the net loss or accumulated deficit for the year, and had no effect on the losses per share for the year ending December 31, 2003.

	December 31, 2003
	Orginally
Financial Position:	Reported	Restated
Additional paid in capital	$873,805	$827,972
Stock warrants	$82,552	$128,385

Net Loss per Share	nil	nil

EYI INDUSTRIES, INC.
FINANCIAL STATEMENTS FOR
SEPTEMBER 30, 2004

EYI INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(Unaudited)	(Restated)
ASSETS

CURRENT ASSETS
Cash	$43,711	$52,075
Restricted cash	210,946	223,682
Accounts receivable, net of allowance	48,497	52,323
Related party receivables	4,996	5,465
Prepaid expenses	974,290	28,600
Inventory	205,274	254,367
TOTAL CURRENT ASSETS	1,487,714	616,512

OTHER ASSETS
Property, plant and equipment, net	79,039	143,439
Deferred offering costs, net	341,250	-
TOTAL OTHER ASSETS	420,289	143,439

INTANGIBLE ASSETS	17,101	19,801

TOTAL ASSETS	$1,925,104	$779,752

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Bank indebtedness	$13,361	$259,977
Accounts payable and accrued liabilities	1,000,819	836,751
Accounts payable - related parties	612,193	779,367
Convertible debt-related party, net of discount	415,000	-
Customer deposits	8,250	6,250
TOTAL CURRENT LIABILITIES	2,049,623	1,882,345

COMMITMENTS AND CONTINGENCIES	-	-

MINORITY INTEREST IN SUBSIDIARY	376,419	468,877

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value; 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value; 300,000,000 shares
authorized, 162,103,042 and 148,180,670 shares issued
and outstanding, respectively	162,103	148,181
Discount on common stock	(53,598)	(53,598)
Additional paid-in capital	2,784,814	827,972
Stock options and warrants	2,141,768)	128,385
Subscription receivable	(15,000)	-
Accumulated deficit	(5,521,026)	(2,622,410)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(500,938)	(1,571,470)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,925,104	$779,752

The accompanying condensed notes are an integral part of these financial statements.

EYI INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2004		2003	2004	2003
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
REVENUE	$1,379,056		$2,257,932	$4,873,988	$9,232,642

COST OF GOODS SOLD	799,991		1,693,639	2,976,005	6,455,563

GROSS PROFIT	579,065		564,293	1,897,983	2,777,079

OPERATING EXPENSES
Consulting fees	318,095		215,152	823,989	601,232
Legal and professional	106,237		51,629	277,286	202,293
Customer service	84,636		241,622	303,720	864,845
Finance and administration	1,166,046		190,066	1,591,332	646,809
Sales and marketing	108,790		75,489	144,599	161,970
Telecommunications	180,937		106,665	378,701	420,046
Wages and benefits	325,396		234,363	885,110	801,820
Warehouse expense	112,089		13,364	417,572	429,596
TOTAL OPERATING EXPENSES	2,402,226		1,128,351	4,822,309	4,128,612

OPERATING LOSS	(1,823,161)		(564,057)	(2,924,326)	(1,351,532)

OTHER INCOME (EXPENSES)
Interest and other income	3,741		1,453	13,152	11,003
Interest expense	(6,546)		(13,392)	(40,537)	(24,788)
Foreign currency gain/(discount)	127		18,026	(6,060)	(2,464)
TOTAL OTHER INCOME (EXPENSES)	(2,678)		6,087)	(33,445)	(16,249)

NET LOSS BEFORE TAXES	(1,825,839)		(557,970)	(2,957,771)	(1,367,781)

PROVISION FOR INCOME TAXES	-		-	-	-

NET LOSS BEFORE ALLOCATION TO MINORITY
INTEREST	(1,825,839)		(557,970)	(2,957,771)	(1,367,781)

ALLOCATION OF LOSS TO MINORITY INTEREST	37,472		-	59,155	-

NET LOSS	$(1,788,367)		$(557,970)	$2,898,616)	$(1,367,781)

BASIC AND DILUTED
NET LOSS PER COMMON SHARE	$(0.01)	$	nil	$(0.02)	$(0.0)

WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES OUTSTANDING
FOR BASIC AND DILUTED CALCULATION	162,066,682		118,045,603	159,022,567	118,045,603

The accompanying condensed notes are an integral part of these financial statements.

EYI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
			Additional	Discount on
	Number of		Paid-in	Common	Subscription	Option/	Retained
	Shares	Amount	Capital	Stock	Receivable	Warrants	Earnings	Total

Stock issued for cash on June 21, 2002	23,026,200	$23,026	$6,974	$-	$-	$-	$-	$30,000

Contribution of assets, liabilities and
subsidiaries acquired at June 30,
2002	92,104,800	92,105	-	(53,598)		-	-	38,507

Net loss for period ended June 30, 2002	-	-	-	-		-	(7,967)	(7,967)

Balance, June 30, 2002	115,131,000	115,131	6,974	(53,598)	-	-	(7,967)	60,540

Shares issued for cash in private
placement for $1.50 per share,
net of prorata share of private
placement fees of $61,206	2,914,603	2,915	477,307	-	-	-	-	480,222

Net loss for fiscal year ended
June 30, 2003	-	-	-	-	-	-	(1,644,456)	(1,644,456)

Balance, June 30, 2003	118,045,603	118,046	484,281	(53,598)	-	-	(1,652,423)	(1,103,694

Shares issued in private placement in
Anticipation of recapitalization	3,931,067	3,931	463,866	-	-	82,552	-	550,349

Recapitalization and share exchange
(restated)	26,204,000	26,204	(120,175)	-	-	45,833	-	(48,138)

Net loss for fiscal year ended
December 31, 2003	-	-	-	-	-	-	(969,987)	(969,9870)

Balance, December 31, 2003 (restated)	148,180,670	148,181	827,972	(53,598)	-	128,385	(2,622,410)	(1,571,470)

Common stock issued at $0.20 including
warrants less expenses of $28,715	1,466,455	1,466	146,930	-	-	70,844	-	219,240

Stock issued at $0.165 per share for
cashless exercise of exercise
of options in form of foregone debt	3,200,000	3,200	524,800	-	-	-	-	528,000

Stock issued for exercise of options at
$0.20 per share in lieu
of payment of legal fees	300,000	300	59,700	-	-	-	-	60,000

Stock issued at $0.165 per share for cash
and promissory note for
exercise of options	1,000,000	1,000	164,000	-	(15,000)	-	-	150,000

Common stock issued at $0.21 including
warrants for prepaid expenses	5,476,190	5,476	487,381	-	-	657,143	-	1,150,000

Common stock issued at $0.21 including
warrants less expenses of $3,231	566,833	567	36,369	-	-	78,869	-	115,805

EYI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

	Common Stock
			Additional	Discount on
	Number of		Paid-in	Common	Subscription	Option/	Retained
	Shares	Amount	Capital	Stock	Receivable	Warrants	Earnings	Total

Stock issued for exercise of options at
$0.22 per share
in lieu of consulting fees	50,000	50	10,950	-	-	-	-	11,000

Stock issued for deferred offering costs	1,300,000	1,300	388,700	-	-	-	-	390,000

Adjustment to subsidiaries stock held by
minority
interest	176,534	177	33,126	-	-	-	-	33,303

Stock issued at $0.28 per share for
consulting agreement	350,000	350	97,650	-	-	-	-	98,000

Vested stock options issued for consulting
at an								-
average price of $0.18 per share	-	-	-	-	-	128,250	-	128,250

Vested stock options issued for
compensation at an
average price of $0.18 per share	-	-	-	-	-	1,078,277	-	1,078,277

Stock issued at $0.165 per share for cash
and
promissory note for exercise of
options	36,360	36	7,236	-	-	-	-	7,272

Net loss for period ended
September 30, 2004	-	-	-	-	-	-	(2,898,616)	(2,898,616)

Balance, September 30, 2004	162,103,042	$162,103	$2,784,814	$(53,598)	$(15,000)	$2,141,768	$(5,521,026)	$500,938)

The accompanying condensed notes are an integral part of these financial statements.

EYI INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2004	September 30, 2003
	(Unaudited)	(Unaudited)

CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
Net loss	$(2,898,616)	$(1,367,781)
Loss allocated to minority interest	59,155	-
	(2,957,771)	(1,367,781)

Adjustments to reconcile net loss
to net cash used by operating activities:
Depreciation and amortization	115,139	38,505
Stock and warrants issued for consulting and services	1,404,527	-
Stock issued for options exercised in lieu of debt	528,000
Stock issued for options exercised in lieu of consulting and legal fees	71,000	-
Financing expense paid through escrow	85,000	-
Decrease (increase) in:
Related party receivables	469	211
Accounts receivable	3,826	(47,347)
Prepaid expenses	104,310	2,403
Inventory	49,093	(22,707)
Increase (decrease) in:
Accounts payable and accrued liabilities	164,069	578,078
Accounts payable - related parties	(252,174)	(145,012)
Customer deposits	2,000	(44,610)
Net cash used by operating activities	(682,512)	(1,008,260)

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
Decrease (increase) in restricted cash	12,736	(957)
Cancellation of additions to property, plant, and equipment	711	484,871
Purchase of trademarks and formulas	-	(19,800)
Net cash provided by investing activities	13,447	464,114

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
Net change in bank indebtedness	(246,616)	30,239
Issuance of stock, net of private placement costs & warrants	492,317	-
Net proceeds from convertible debt	415,000	-
Net cash provided by financing activities	660,701	30,239

Net increase in cash and cash equivalents	(8,364)	(513,907)

CASH - Beginning of Year	52,075	517,487

CASH - End of Period	$43,711	$3,580

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest expense paid	$40,537	$-
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Stock issued for options exercised in lieu of debt	$528,000	$-
Stock issued for options exercised in lieu of consulting and legal fees	$71,000	$-
Stock subscription issued for promissory note	$15,000	$-

Stock and warrants issued for prepaid expenses	$1,150,000	$-
Stock issued for deferred offering costs	$390,000	$-
Stock and warrants issued for expenses	$198,000	$-
Stock options vested for consulting and compensation	$1,206,527	$-
Financing expense paid through escrow	$85,000	$-

The accompanying condensed notes are an integral part of these financial statements.

F-29

EYI INDUSTRIES, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

NOTE 1 – DESCRIPTION OF BUSINESS

Essentially Yours Industries, Inc., was incorporated on June 21, 2002 in the State of Nevada. The main business activities of Essentially Yours Industries, Inc. were acquired through a merger with the former entity, Burrard Capital, Inc., and other entities concerning the reorganization notes of Essentially Yours Industries, Inc. On December 31, 2003, Essentially Yours Industries, Inc. entered into a share exchange agreement of its stock with Safe ID Corporation (“Safe ID”). This transaction is being accounted for as a share exchange and recapitalization. As a result of this transaction, Safe ID has changed its name to EYI Industries, Inc. (“the Company”), and is acting as the parent holding company for the operating subsidiaries.

The principal business of the Company is the marketing of health and wellness care products. The Company sells its products through network marketing distributors, which in turn, sell the products to the end customers. The Company maintains its principal business office in Surrey, British Columbia. Effective for the period ended December 31, 2003, the Company elected to change its year-end from June 30 to December 31.

The Company has four wholly owned subsidiaries. The first subsidiary is Halo Distributions LLC (hereinafter Halo), which was organized on January 15, 1999, in the State of Kentucky. Halo is the distribution center for the Company’s product in addition to other products. The second subsidiary is RGM International Inc., which was incorporated on July 3, 1997, in the State of Nevada. RGM International Inc. is a dormant investment company, which owns one percent of Halo. The third subsidiary is Essentially Yours Industries (Canada) Inc. (hereinafter “EYI Canada”), which was organized on September 13, 2002, in the province of British Columbia, Canada. EYI Canada markets health and wellness care products for use in Canada. The fourth subsidiary is 642706 B.C. Ltd., doing business as EYI Management, which was organized on February 22, 2002, in the province of British Columbia, Canada. EYI Management provides accounting and marketing services to the consolidated entity.

In addition, the Company owns approximately 98% of Essentially Yours Industries, Inc. (“EYII”), incorporated on June 21, 2002 in the state of Nevada. EYII markets health and wellness care products for use in USA. The Company also owns 51% of World Wide Buyers’ Club Inc., a Nevada corporation, which was organized by a joint venture agreement effective May 6, 2004. (See Note 3)

Basis of Presentation

The accompanying interim condensed financial statements are prepared in accordance with rules set forth in Regulation SB of the Securities and Exchange Commission. As said, these statements do not include all disclosures required under generally accepted principles and should be read in conjunction with the audited financial statements for the year ended December 31, 2003. In the opinion of management, all required adjustments which consist of normal re-occurring accruals have been made to the financial statements. The operating results for the nine month period ended September 30, 2004 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2004.

EYI INDUSTRIES, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Accounting for Stock Options and Warrants Granted to Employees and Non-Employees

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Bad Debts

During the period ending September 30, 2004, the Company estimated bad debts utilizing the allowance method, based upon past experience and current market conditions. At September 30, 2004, the allowance for doubtful accounts was $12,387. During the period ending December 31, 2003, the Company was unable to estimate its expected allowance for bad debts. The Company believed that any estimate would be immaterial and elected to use the direct write-off method and expensed approximately $27,000 in bad debt expense.

Cost of Sales

Cost of sales consist of the purchase price of products sold, commissions, inbound shipping charges, net of freight recovered from customers, and packaging supplies. The company considers the cost of services of the IBA’s as part of Cost of Goods Sold in accordance with Regulation S-X. The company recognized commission expenses of $545,747 and $1,177,009 for the three months ended September 30, 2004 and September 30, 2003, respectively.

Restricted Cash

Restricted cash includes deposits held in a reserve account in the amount of $210,946 and $223,682 at September 30, 2004 and December 31, 2003, respectively. Such deposits are required by the bank as protection against unfunded charge backs and returns of credit card transactions.

Revenue Recognition

The Company is in the business of selling nutritional products in two categories; dietary supplements and personal care products. Sales of personal care products represent less than 5% of the overall revenue and therefore is not classified separately in the financial statements. The Company recognized revenue for product sales when the products are shipped and title passes to customer. Administrative fees charged to the Independent Business Associates are included in the gross sales and amounted to $156,920 and $280,840 at September 30, 2004 and September 30, 2003, respectively.

Going Concern

As shown in the accompanying financial statements, the Company had negative working capital of approximately $562,000 and an accumulated deficit of approximately $5,500,000 incurred through September 30, 2004. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

EYI INDUSTRIES, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

Management has established plans designed to increase the sales of the Company’s products, and decrease debt. The Company plans on continuing to reduce expenses, and with small gains in any combination of network sales, direct sales, international sales, and warehouse sales, believe that they will eventually be able to reverse the present deficit. Management intends to seek additional capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. Management plans include negotiations to convert significant portions of existing debt into equity.

The timing and amount of capital requirements will depend on a number of factors, including demand for products and services and the availability of opportunities for international expansion through affiliations and other business relationships.

NOTE 3– JOINT VENTURE AGREEMENT

On May 28, 2004, the Company entered into a joint venture agreement with World Wide Buyers’ Club Inc. (“WWBC”) and Supra Group, Inc. (“SG”) Pursuant to the terms of the joint venture agreement, the Company and SG agree to form WWBC, a Nevada corporation, owned 51% by the Company and 49% by SG. The purpose of the agreement is for the joint marketing and distribution of products of SG using the Company’s existing distribution system in the United States. The term of the agreement is 10 years commencing May 6, 2004. As of September 30, 2004, there has been no economic activity between the Company, SG, or WWBC.

NOTE 4– PROPERTY AND EQUIPMENT

Capital assets are recorded at cost. Depreciation is calculated using the straight-line method over three to seven years.

NOTE 5 – CONVERTIBLE LOANS PAYABLE

On June 2, 2004, the Company entered into a loan agreement with Cornell Capital Partners, LP (“the Investor”) in which the Company received $415,000 net of expenses of $85,000 in funding in exchange for convertible securities guaranteed by the assets of the Company. The convertible debt instrument underlying this loan agreement will automatically convert into common stock at either 120% of the closing bid price by the second anniversary date of issuance or 100% of the average of the three lowest daily volume weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. Failure to issue unrestricted, freely tradable common stock to the Investor upon conversion after the registration statement filed pursuant to this transaction has been declared effective would be considered an event of default, thereby entitling the Investor to accelerate full repayment of the convertible securities then outstanding. Under the agreement, the Company is required to keep available common stock duly authorized for issuance in satisfaction of the convertible. (See Note 8)

EYI INDUSTRIES, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

NOTE 6 – CAPITAL STOCK

On January 1, 2004, the Company entered into a agreement with an independent contractor to provide services in exchange for 250,000 common shares. The Company computed the number of shares issued in this transaction based on the estimated fair market value of the Company’s common stock on the dates of issuance and recognized an expense of $70,000 for consulting fees.

On March 5, 2004, the Company entered into a agreement with an independent contractor to provide services in exchange for 100,000 common shares. The Company computed the number of shares issued in this transaction based on the estimated fair market value of the Company’s common stock on the dates of issuance and recognized an expense of $28,000 for consulting fees.

On April 1, 2004, the Company entered into a consulting agreement that granted the consultant, Daniel Matos, 2,000,000 stock options and requires the payment of a consulting fee of $16,667 each month. The consultant will use the monthly sum to acquire shares of the Company by exercising the options once they vested on October 1, 2004.

On April 6, 2004, an employee of the Company exercised 1,000,000 options at $0.165 per share at the aggregate exercise price of $165,000. The options were paid by a combination of cash and a promissory note issued by the employee to the Company in the amount of $15,000. The note has been determined to be a stock subscription and has been properly allocated on the financial statements as a subscription receivable.

On April 20, 2004, an officer of the Company exercised 3,200,000 options at $0.165 per share at the aggregate exercise price of $528,000. The options were paid in the form of foregone debt owed to the officer by the Company. (See Note 10)

On May 4, 2004 the Company issued 5,476,190 common shares to Eyewonder, Inc. (“Eyewonder”) at a price of $0.21 per share, pursuant to the terms of the Letter Agreement dated May 4, 2004. The issuance of the 5,476,190 of common shares has been determined to be a prepaid expense due to the conditions of the agreement stating that the shares are fully paid in exchange for Eyewonder’s role and work in creating and managing an advertising and promotional on-line campaign for the Company. Eyewonder Inc. also received 5,476,190 warrants exercisable at a price of $0.30 per share for a period of five years from the date of issuance. In addition, on execution of the agreement, the Company agreed to issue options to purchase 1,100,000 shares of the Company’s common stock at a price of $0.22 per share to certain individuals designated by Eyewonder. The total amount of prepaid expense in the amount of $1,050,000 is being expensed over three years, the life of the contract. In the period ending September 30, 2004, the Company has expensed $145,834 on this contract.

EYI INDUSTRIES, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

On June 3, 2004, 300,000 options were exercised at $0.20 per share at the aggregate exercise price of $60,000. The options were paid in the form of forgone debt owed to the legal firm by the Company The Company computed the number of options issued in this transaction based on the estimated fair market value of the Company’s common stock on the dates of issuance.

During the quarter ended June 30, 2004, the Company issued 50,000 restricted shares at $0.22 per share in payment of consulting fees. The Company computed the number of shares issued in this transaction based on the fair value of services received and the market value of the Company’s common stock on the dates of issuance and recognized an expense of $11,000 to consulting fees.

During the quarter ended June 30, 2004, the Company received $115,805 from the private placement sale of 566,833 shares of common stock at $0.21 per share. In addition, the purchasers of the shares received warrants to purchase one additional share of common stock for each share purchased, exercisable at $0.30 per share for a period of two years. (See Note 7)

During the period ended June 30, 2004, the Company issued 1,300,000 shares of its common stock as an incentive. (See Note 8)

On July 1, 2004, the Company issued 100,000 stock options at $0.26 per share to consultants in exchange for services. The options will vest at 50% on October 1, 2004 and 50% on October 1, 2005.

On July 6, 2004, an employee of the Company exercised 36,360 options at $0.20 per share. The options were paid by cash in the amount of $7,272.

On September 30, 2004, the Company issued 2,650,000 stock options at $0.11 per share to various consultants and an employee. These options vested immediately upon issuance. (See Note 7)

NOTE 7 – COMMON STOCK OPTIONS AND WARRANTS

Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (hereinafter “SFAS No. 123”), defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

EYI INDUSTRIES, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

In accordance with SFAS No. 123, the fair value of stock options and warrants granted are estimated using the Black-Scholes Option Price Calculation. The following assumptions were made to value the stock options and warrants for the period ended September 30, 2004; estimated risk-free interest rate of 3 - 4%, estimated volatility of between 75% and 110% and term of two years.

Warrants

Warrants and Prior Year Adjustment

During the period ended June 30, 2004, the Company determined that an additional 916,667 warrants from the reverse acquisition and share exchange with Safe ID Corporation had not been properly determined and valued at the date of the change of control nor at December 31, 2003. A correction of an error was made and is reflected in the financial statements. The warrants were valued at $45,833. The additional paid-in-capital was reduced by $45,833 and warrants accounted for in the equity section was increased by the same. There was no effect on total stockholders equity or upon net income and accumulated deficits.

During the period ended September 30, 2004, the Company received $115,805 from the private placement sale of 566,833 shares of common stock. In addition, the purchasers of the shares received warrants to purchase one additional share of common stock for each share purchased, exercisable at $0.30 per share for a period of two years. The fair value of the warrants issued as part of the private placement was determined to be $78,869.

Stock Options

During the period ending September 30, 2004, the Company’s board of directors approved the Stock Compensation Program to allow up to 25,000,000 shares of stock to be issued under the program. Subsequent to the board of directors approval, this plan was approved by the shareholders. This plan enables the Company to grant stock options to directors, officers, employees and eligible consultants of the Company

During the period ended September 30, 2004, the Company granted stock options to purchase a total of 24,639,000 shares of common stock to its employees, directors, and consultants. The options were granted from $0.08 to $0.26 per share. The Company recognized an expense to services and consulting of $1,206,527 during the period ending September 30, 2004 for all vested options.

Following is a summary of the status of the stock options during the nine months ended September 30, 2004:

EYI INDUSTRIES, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

		Weighted
		Average
	Number of Shares	Exercise Price
Outstanding at December 31, 2003	-	-
Granted	24,639,000	0.18
Exercised	(4,536,360)	0.17
Forfeited	-	-
Options outstanding at September 30, 2004	20,102,640	0.18
Options exercisable at September 30, 2004	12,698,140	0.17

Weighted average fair value of options granted in 2004		0.15

Summarized information about stock options outstanding and exercisable at September 30, 2004 is as follows:

Options Outstanding
Exercise		Weighted ave.	Weighted ave
Price	Number	Remaining	exercise
Range	of Shares	Life	price
$ 0.08 - $0.26	20,102,640	2.00	$ 0.18

Options Exercisable
Exercise		Weighted ave.	Weighted ave
Price	Number	Remaining	exercise
Range	of Shares	Life	price
$ 0.11 - $0.22	12,698,140	2.00	$ 0.17

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Purchase Agreement

On June 30, 2002, the Company entered into a distribution and license agreement with a company in which one of the Company’s directors has an ownership interest. The agreement gives the Company the exclusive right to market, sell and distribute certain products for a five-year renewable term. Management estimates that 90% of the Company’s sales volume results from products supplied under this licensing agreement.

During the quarter ended March 31, 2004, the Company negotiated the lowering of the purchasing threshold, and pursuant to the agreement, the Company is required to purchase the following amounts of product during the term of the agreement:

June 1, 2003 to May 31, 2004	$1,586,000
June 1, 2004 to May 31, 2005	$3,964,000

For each year thereafter, during the term of this agreement, the Company is obligated to purchase a minimum amount of $5,549,000 of product.

EYI INDUSTRIES, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

In the event that the Company is unable to meet the minimum purchase requirements of the licensing agreement or the terms requiring it to pay 15% of the difference between the minimum purchase amount referred to above and actual purchases for that year in which there is a shortfall, then the licensor has various remedies available to it including, renegotiating the agreement, removing exclusivity rights, or terminating the agreement.

As of the date of these financial statements, the purchase requirements have not been made and it has been determined by the Company to be a remote possibility that the licensor will enforce the minimum purchase requirements, therefore, there has not been an accrual made to the financial statements to reflect any estimated liability pertaining to this agreement.

Lease Payments

The Company has operating lease commitments for its premises, office equipment and an automobile. The minimum annual lease commitments are as follows:

Year ended December 31,	Minimum
2004	$264,634
2005	177,356
2006	151,739
2007	52,432

Management Agreement

EYI Corp. has agreed to perform various services and administrative assistance to the Company on a month to month basis commencing April 1, 2004. The services and duties to be provided and performed by EYI Corp. for EYII shall be determined and agreed upon by the parties, from time to time, as required, provided however, it is understood and agreed that such services will primarily consist of assisting EYII in the sales and marketing business.

The remuneration to be paid by EYII to EYI Corp. for the aforementioned services shall be the cost of actual expenses plus a fee of five (5%) percent for services provided.

Standby Equity Distribution Agreement

On June 22, 2004, the Company entered into a two-year Standby Equity Distribution Agreement with Cornell Capital Partners LP (“Cornell”). Pursuant to this agreement, Cornell will purchase up to 10,000,000 shares of the Company’s common stock through a placement agent. The Company issued 1,300,000 shares of its common stock to Cornell and the placement agent upon the inception of this agreement. The $390,000 value of these shares is included in the deferred offering costs in the financial statements and will be amortized on a straight line method over a two year period. (See Note 5).

Other Matters

The Company’s predecessor organization, Essentially Yours Industries Corp. (“EYIC”), a British Columbia corporation, has outstanding claims from the Internal Revenue Service for penalties and interest of approximately $2,000,000. Furthermore, one or more states may have claims against EYIC for unpaid state income taxes. Management believes that these claims are limited solely to EYIC and that any prospective unpaid tax claims against the Company are remote and unable to be estimated.

EYI INDUSTRIES, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

NOTE 9 – CONCENTRATIONS

Economic Dependence

During 2004, the Company purchased approximately 90% of its products for resale from one company, Nutri-Diem Inc., which is the sole supplier of the Company’s flagship product Calorad. Pursuant to a purchase agreement, the Company is subject to minimum purchases per annum. (See Note 8).

NOTE 10 – RELATED PARTY TRANSACTIONS

Accounts payable to related parties includes amounts due to the president and chief executive officer for services performed during the last year as well as to other related parties and the company with which they have a signed management agreement. These payables are non-interest bearing and non-collateralized.

During the nine months, the Company purchased approximately 90% of its products for resale from one company, Nutri-Diem Inc., which is owned in part by a director of the Company. (See Note 8)

On April 7, 2004, an employee of the Company issued a promissory note in exchange for the exercise of options in the amount of $15,000. The note is due on demand and is payable with interest at the rate of 5% per annum. The note has been determined to be a stock subscription and is recorded on the Company’s financial statements as a subscription receivable. See Note 6.

During the period ending June 30, 2004, an agreement was reached between the president and an officer of the Company for the reallocation of related party payables. Subsequent to the agreement, the Company exchanged the debt owed the officer for the right of the officer to exercise 3,200,000 options at the exercise price of $0.16 per share for the aggregate exercise price of $528,000.

NOTE 11 - SUBSEQUENT EVENT

On October 13, 2004, the Company issued 250,000 options at $0.08 per option to a consultant in exchange for services performed.

On October 26, 2004, a consultant exercised 250,000 options at $0.08 per option.

On November 12, 2004, the Company entered into a non-binding letter with Romford Investments, PLC (“Romford”) which is subject to the consummation of a formal agreement expected in December 2004, and the completion of our due diligence review of the investment terms. Romford has proposed to commit to purchase a Convertible Debenture of EYI Industries, Inc. with a principal amount of $10,000,000 in exchange for Romford’s shares. Romford proposes to enter into similar transactions with approximately 20-25 small capitalization issuers.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                    EYI Industries’ bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                    The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by EYI Industries.

Securities and Exchange Commission Registration Fee	$1,500
Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$50,000
Miscellaneous	8,500
TOTAL	$85,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                    On January 1, 2004 the Company entered into an agreement with a consultant to provide services in exchange for 250,000 common shares at $0.28. During the quarter ended March 31, 2004 we issued 100,000 shares of our common stock at a price of $0.26 per share to a consultant in respect of fees owed for certain consulting services provided to us by the consultant. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that the consultant was a sophisticated investor.

                    During the quarter ended June 30, 2004 we issued 50,000 shares of our common stock at a price of $0.22 per share to a consultant in respect of fees owed for certain consulting services provided to us by the consultant. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that the consultant was a sophisticated investor.

                    During the quarter ended June 30, 2004, we issued 5,476,190 units at a price of $0.21 per unit to Eyewonder in respect of certain amounts owed to Eyewonder under our Letter Agreement with Eyewonder. Each unit was comprised of one share of our common stock and one share purchase warrant entitling Eyewonder to purchase one share of our common stock at an exercise price of $0.30 per share for a period expiring May 4, 2009. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that Eyewonder was a sophisticated investor.

                    As of June 7, 2004, we completed the sale of 136,548 units at a price of $0.21 per unit for proceeds of $28,675 to seven investors. Each unit was comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of our common stock at a price of $0.30 per share for the three year period following closing. A total of 136,548 shares and 136,548 share purchase warrants were issued. The purchasers consisted of seven “accredited investors”, as defined by Rule 501 of Regulation D of the Securities Act. The sales were completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

                    On June 22, 2004 we issued 1,266,589 and 33,411 restricted shares of our common stock to Cornell Capital Partners and Newbridge Securities Corporation, respectively in payment of certain fees owed to Cornell Capital Partners and Newbridge under the terms of the Standby Equity Distribution Agreement and a Placement Agent Agreement. All issuances were completed pursuant to Rule 506 of Regulation D of the Securities Act on the basis that Newbridge and Cornell are “accredited investors”, as defined by Rule 501 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

                    On June 22, 2004, we issued a 5% Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $250,000. Cornell Capital Partners purchased the Secured Debenture from us in a private placement on June 22, 2004. The sale of the Secured Debenture was completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities to be issued pursuant to the Secured Debenture will be endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

			Share of Common	Reason
Year	Name of Holder	Date	Stock Sold	Shares Issued

2004	Private Placement at	January 2004	857,143	Private Placement
	$0.14 per unit: warrants			raise capital
	at $0.20

	Rajesh Raniga Inc.	January 2004	250,000	Consulting Fees

	Private Placement at	March 2004	609,312	Private Placement
	$0.21 per unit; warrants			raise capital
	at $0.30

	Equis Capital Corp.	March 2004	100,000	Consulting Fees

	Eyewonder Inc.	May 2004	5,476,190	Service Fees

	Michael Hatrak	May 2004	50,000	Consulting Fees

	Private Placement at	June 2004	566,833	Private Placement to
	$0.21 per unit; warrants			raise capital
	at $0.30

	Cornell Capital Partners, LP	June 2004	1,266,589	Commitment fee
				pursuant to Standby
				Equity Distribution Agreement

	Newbridge Securities	June 2004	33,411	Placement Agent fee
	Corporation			in connection with
				Standby Equity Distribution
				Agreement

2003*	PNG Trading Co. Ltd.	February 2003	250,000	Issued in lieu of funds
				received

	Hightech International	March 2003	2,120,000	Settlement of Debt

			Share of Common	Reason
Year	Name of Holder	Date	Stock Sold	Shares Issued

	Private Placement at	September 2003	3,573,924	Private Placement to
	$0.14 per unit; warrants			raise capital
	at $0.20

	Michel Grise	December 2003	357,143	Private Placement to
				raise capital

                    With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding EYI so as to make an informed investment decision. More specifically, EYI had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in EYI’s common stock.

___________________

*
Current management of EYI Industries has limited information with respect to the issuances of unregistered securities prior to the Share Exchange transaction consummated on December 31, 2003 between our company and certain shareholders of Essentially Yours Industries, Inc.

ITEM 27. INDEX TO EXHIBITS (THE EXHIBIT LIST HAS BEEN REVISED TO MATCH THE SEPT 10Q WITH THE ADDITIONS OF WHAT WAS ADDED BY RONNIE)

Exhibit
Number	Description of Exhibit

3.1	Articles of Incorporation.(1)

3.2	Certificate of Amendment to Articles of Incorporation dated December 29, 2003.(8)

3.3	Certificate of Amendment to Articles of Incorporation dated December 31, 2003.(8)

3.4	Bylaws.(1)

10.1	Transfer/Assignment, dated as of May 27, 2002, between Essentially Yours Industries, Inc., a Nevada corporation and Essentially Yours Industries, Corp., a Canadian Federal Company.(2)

10.2	License of Intellectual Property, dated as of June 30, 2002, between Essentially Yours Industries, Inc., a Nevada corporation and Essentially Yours Industries, Corp., a Canadian Federal Company.(2)

10.3	Agency Appointment Agreement, dated as of June 30, 2002, between Essentially Yours Industries, Inc., a Nevada corporation and Essentially Yours Industries, Corp., a Canadian Federal Company.(2)

10.4	Management Agreement, dated as of June 30, 2002, between Essentially Yours Industries, Inc., a Nevada corporation and Essentially Yours Industries, Corp., a Canadian Federal Company.(2)

10.5
Distribution and License Agreement, dated as of June 30, 2002, between Essentially Yours Industries, Inc., a Nevada corporation and Nutri-Diem, Inc., a Canadian corporation incorporated pursuant to the laws of the Quebec Company Act.(2)

10.6	Declaration of Trust, dated as of May 27, 2002, between Jay Sargeant and twelve named trust beneficiaries.(2)

Exhibit
Number	Description of Exhibit

10.7
Notice to Transfer Intellectual Property Rights, dated as of August 28, 2002 from Essentially Yours Industries, Inc., a Nevada corporation, to Essentially Yours Industries, Corp., a Canadian Federal Company, and its directors.(2)

10.8
Assignment/Transfer of Intellectual Property Rights, dated as of August 28, 2002, from Essentially Yours Industries, Inc., a Nevada corporation, to Essentially Yours Industries, Corp., a Canadian Federal Company.(2)

10.9	Consulting Agreement, dated as of November 5, 2002, between Essentially Yours Industries, Inc., a Nevada corporation, and Flaming Gorge, Inc.(2)

10.10	Consulting Agreement, dated as of November 5, 2002, between Essentially Yours Industries, Inc., a Nevada corporation, and O’Neill Enterprises, Inc.(2)

10.11
Addendum to the Distribution and License Agreement dated as of November 7, 2002, between Essentially Yours Industries, Inc., a Nevada corporation and Nutri-Diem, Inc., a Canadian corporation incorporated pursuant to the laws of the Quebec Company Act.(2)

10.12	Form of Lock-up Agreement.(2)

10.13	Form of Subscription Documents.(2)

10.14	Form of IBA Application.(2)

10.15	Transfer/Assignment, dated as of May 27, 2002, between Essentially Yours Industries, Inc., a Nevada corporation and Essentially Yours Industries, Corp., a Canadian Federal Company.(2)

10.16
Merger Agreement and Plan of Reorganization, dated as of June 30, 2002, between and among Burrard Capital, Inc., a Nevada corporation, Essentially Yours Industries, Inc., a Nevada corporation, and Jay Sargeant.(2)

10.17
Share Exchange Agreement, dated November 4, 2002, by and among Safe ID Corporation, a Nevada corporation, Essentially Yours Industries, Inc., a Nevada corporation, the undersigned directors of Safe ID, and Jay Sargeant.(3)

10.18
First Amendment to Trust Agreement dated December 23, 2003, between Jay Sargeant and twelve named trust beneficiaries, revising the terms of the Declaration of Trust dated as of May 27, 2002, between Jay Sargeant and twelve named trust beneficiaries.(5)

10.19	Registration Rights Agreement, dated December 31, 2003, by and among Safe ID Corporation, and certain shareholders of EYI Industries, Inc.(3)

10.20	Stock Compensation Program(4)

10.21	Consulting Agreement dated December 27, 2003 between Rajesh Raniga Inc. and Safe ID Corporation.(6)

10.22	Consulting Agreement dated January 1, 2004 between EYI Industries, Inc. and O’Neill Enterprises Inc.(6)

10.23	Consulting Agreement dated January 1, 2004 between EYI Industries, Inc. and Flaming Gorge, Inc. (6)

10.24	Addendum to the Distribution and License Agreement between Essentially Yours Industries, Inc. and Nutri- Diem Inc. dated April 30, 2004.(6)

10.25	Letter Agreement dated May 4, 2004 between Eye Wonder, Inc. and EYI Industries, Inc.(6)

Exhibit
Number	Description of Exhibit

10.26	Standby Equity Distribution Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital Partners, LP(6)

10.27	Registration Rights Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital Partners, LP(6)

10.28	Escrow Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital Partners, LP(6)

10.29	Placement Agent Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital Partners, LP(6)

10.30	Compensation Debenture, dated June 22, 2004(7)

10.31	Securities Purchase Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital Partners, LP(6)

10.32	Investor Registration Rights Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital Partners, LP(6)

10.33	Security Agreement, dated June 22, 2004 by and between EYI Industries, Inc. and Cornell Capital Partners, LP(6)

10.34	Irrevocable Transfer Agent Instructions, dated June 22, 2004, by and among EYI Industries, Inc., Cornell Capital Partners, LP and Corporate Stock Transfer(6)

10.35	Escrow Agreement, dated June 22, 2004 by and among EYI Industries, Inc., Cornell Capital Partners, L.P. and Butler Gonzalez, LLP(6)

10.36	Form of Secured Convertible Debenture(6)

10.37	Form of Warrant(7)

10.38	Letter Agreement dated May 25, 2004 between EYI Industries, Inc. and Source Capital Group, Inc.(8)

10.39	Lease Agreement dated May 1, 2003 among 468058 B.C. Ltd., 642706 B.C. Ltd., Essentially Yours Industries Corp., and Essentially Yours Industries, Inc. (8)

10.40	Amendment to Lease Agreement dated January 9, 2004 between Business Centers, LLC and Halo Distribution, LLC. (8)

10.41	Subsidy Agreement dated July 23, 2004 between Essentially Yours Industries, Inc. and Winslow Drive Corp. (8)

10.42	Subsidy Agreement dated July 23, 2004 between Essentially Yours Industries, Inc. and Premier Wellness Products. (8)

10.43	Subsidy Agreement dated July 23, 2004 between Essentially Yours Industries, Inc. and Stancorp. (8)

10.44	5% Secured Convertible Debenture dated September 24, 2004 between EYI Industries, Inc. and Cornell Capital Partners, LP(8)

10.45	5% Secured Convertible Debenture dated September 27, 2004 between EYI Industries, Inc. and Kent Chou(8)

Exhibit
Number	Description of Exhibit

10.46	5% Secured Convertible Debenture dated September 27, 2004 between EYI Industries, Inc. Taib Bank, E.C. (8)

10.47	Assignment Agreement dated September 27, 2004 between Cornell Capital Partners, LP and Taib Bank, E.C. (8)

10.48	Assignment Agreement dated September 27, 2004 between Cornell Capital Partners, LP and Kent Chou(8)

10.49	Joint Venture Agreement dated May 28, 2004 between EYI Industries, Inc., World Wide Buyer’s Club Inc. and Supra Group, Inc.(9)

14.1	Code of Ethics(5)

21.1	List of Subsidiaries(5)

23.1	Consent of Williams & Webster, P.S (9)

23.2	Consent of Burton Bartlett & Glogavac(7)

Notes:

(1)	Filed as an exhibit to the registration statement on Form 10-SB/A of Safe ID Corporation, filed with the SEC on September 21, 2000.

(2)	Filed as an exhibit to the registration statement on Form SB-2 of Essentially Yours Industries, Inc., filed with the SEC on November 12, 2002.

(3)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on January 8, 2004.

(4)	Filed as an exhibit to our Registration Statement on Form S-8, filed with the SEC on March 30, 2004.

(5)	Filed as an exhibit to our annual report on Form 10-KSB for the year ended December 31, 2003, filed with the SEC on April 14, 2004.

(6)	Filed as an exhibit to our quarterly report on Form 10-QSB for the period ended March 31, 2004, filed with the SEC on May 24, 2004.

(7)	Filed as an exhibit to our registration statement on Form SB-2, filed with the SEC on September 17, 2004.

(8)	Filed as an exhibit to our quarterly report on Form 10-QSB for the period ended September 30, 2004, filed with the SEC on November 22, 2004.

(9)	Attached as an exhibit.

ITEM 28. UNDERTAKINGS

                    The undersigned registrant hereby undertakes:

                    (1)                     To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                                        (i)                     Include any prospectus required by Sections 10(a) (3) of the Securities Act of 1933 (the “ACT”);

                                        (ii)                    Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

                                        (iii)                   Include any additional or changed material information on the plan of distribution;

                    (2)                     That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                    (3)                     To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Las Vegas, Nevada, December 23, 2004.

EYI INDUSTRIES INC.

By:	/s/ Jay Sargeant
Name:	Jay Sargeant
Title:	President, Chief Executive Officer
and Director

                    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay Sargeant his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Jay Sargeant	President, Chief Executive Officer	December 23, 2004
Jay Sargeant	and Director

/s/ Dori O’Neill	Executive Vice President, Chief Operations	December 23, 2004
Dori O’ Neill	Officer, Treasurer, Secretary and Director

/s/ Rajesh Raniga	Chief Financial Officer and	December 23, 2004
Rajesh Raniga	Principal Accounting Officer

/s/ Bruce Nants	Director	December 23, 2004
Bruce Nants